     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1996

                                                     REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                   HCIA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 MARYLAND                                      7389                                     52-1407998
     (State or other jurisdiction of               (Primary Standard Industrial                      (I.R.S. Employer
      incorporation or organization)               Classification Code Number)                     Identification No.)

                            300 EAST LOMBARD STREET
                           BALTIMORE, MARYLAND 21202
                                 (410) 895-7470
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         CHARLES A. BERARDESCO, ESQUIRE
                       VICE PRESIDENT AND GENERAL COUNSEL
                                   HCIA INC.
                            300 EAST LOMBARD STREET
                           BALTIMORE, MARYLAND 21202
                                 (410) 895-7470
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                        COPIES OF ALL COMMUNICATIONS TO:

                 FRANK S. JONES, JR., ESQUIRE                                      NORMAN D. SLONAKER, ESQUIRE
                    D. SCOTT FREED, ESQUIRE                                             BROWN & WOOD LLP
              WHITEFORD, TAYLOR & PRESTON L.L.P.                                     ONE WORLD TRADE CENTER
                    SEVEN SAINT PAUL STREET                                       NEW YORK, NEW YORK 10048-0557
                   BALTIMORE, MARYLAND 21202                                             (212) 839-5300
                        (410) 347-8707

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM        PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO BE        OFFERING PRICE PER      AGGREGATE OFFERING
          SECURITIES TO BE REGISTERED               REGISTERED(1)             SHARE(2)                PRICE(2)
Common Stock, $.01 par value(1)................        2,549,201              $   50.75            $129,371,950.75

                                                      AMOUNT OF
            TITLE OF EACH CLASS OF                  REGISTRATION
          SECURITIES TO BE REGISTERED                  FEE(2)
Common Stock, $.01 par value(1)................       $  44,611

(1) Includes up to 332,505 shares of HCIA Inc. Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sales price per share of HCIA Inc. Common Stock on the Nasdaq National Market on July 16, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 23, 1996
PROSPECTUS

                                2,216,696 Shares

                            (HCIA logo appears here)
                                  Common Stock

     Of the 2,216,696 shares of common stock, par value $.01 per share (the "Common Stock"), of HCIA Inc. ("HCIA" or the "Company") offered hereby (the "Offering"), 2,000,000 shares are being sold by the Company and 216,696 are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the Selling Stockholders.

     The Common Stock of the Company is traded on the Nasdaq National Market ("NASDAQ") under the symbol "HCIA." On July 19, 1996, the last reported sales price for the Company's Common Stock on NASDAQ was $66 3/8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

                                                                                                           PROCEEDS TO
                               PRICE TO                UNDERWRITING              PROCEEDS TO                 SELLING
                                PUBLIC                 DISCOUNT(1)                COMPANY(2)               STOCKHOLDERS
Per Share............             $                         $                         $                         $
Total(3).............             $                         $                         $                         $

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $500,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 332,505 additional shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $          , $         and $          , respectively. See
    "Underwriting."

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York, on or
about          , 1996.

Merrill Lynch & Co.

            Alex. Brown & Sons
               Incorporated

                                 Hambrecht & Quist

                             Montgomery Securities

                                                   Robertson, Stephens & Company

             The date of this Prospectus is                , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

"HCIA" IS A REGISTERED TRADEMARK OF HCIA INC. THIS PROSPECTUS ALSO INCLUDES PRODUCT NAMES AND OTHER TRADEMARKS OF HCIA AND OTHER COMPANIES.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION GRANTED BY THE COMPANY TO THE UNDERWRITERS.

                                  THE COMPANY

     HCIA is a leading health care information content company that develops and markets integrated clinical information systems and products. The Company's systems and products range from standardized data bases to highly focused Decision Support Systems that assist its customers in evaluating the efficacy and economics of health care delivery. HCIA currently sells its Decision Support Systems to more than 325 customers, including hospitals, integrated delivery systems, self-insured employers, pharmaceutical companies and managed care organizations. The Company's Syndicated Products are sold to more than 7,000 customers.

     By utilizing its core collection of proprietary data standardization methodologies, value-added clinical measurement tools and data bases, including the International Classification of Clinical Services SystemTM (the "ICCS SystemTM"), the Company creates clinical information systems and products from its many large and disparate data streams. The ICCS SystemTM allows for the standardization and comparison of detailed clinical data across a broad range of data sources. The Company's proprietary disease management methodologies link the costs, quality, utilization and outcomes of medical services delivered to patients in various clinical settings. These methodologies and technical resources permit the Company to provide a level of clinical information that is substantially more detailed and useful in modifying clinical practice patterns than information derived from traditional health care data sources.

     As a result of its unique ability to integrate health care data collected from numerous sources and across varied treatment settings, the Company believes that it is well positioned to offer the information systems and products necessary to continue to increase average revenue per customer through the sale of more sophisticated and comprehensive Decision Support Systems. The Company continually seeks to enhance its systems and products through internal product development efforts and acquisitions of other companies, product lines and data resources, as well as through the creation of strategic relationships with key health care industry participants. Since 1991 the Company has acquired, as part of its overall growth strategy, a total of 14 health care information companies, product lines and data resources. The Company has also entered into an agreement to acquire LBA Health Care Management, Inc. ("LBA"), a provider of sophisticated health care information products. See "Business -- Recent Developments."

     The Company utilizes a highly specialized direct field sales force to market Decision Support Systems. The Company's marketing and pricing strategies are focused on the generation of recurring revenue from Decision Support Systems through multi-year agreements (typically two to three years) and through the renewal of its Syndicated Products, which are updated annually. During 1995, approximately 69% of the Company's revenue was recurring in nature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Unless the context otherwise requires, references in this Prospectus to "HCIA" and the "Company" refer to HCIA Inc. and its predecessors and subsidiaries. The Company's executive offices are located at 300 East Lombard Street, Baltimore, Maryland 21202, and its telephone number is (410) 895-7470.

                                  THE OFFERING

Common Stock offered by the Company...................  2,000,000 shares
Common Stock offered by the Selling Stockholders......  216,696 shares
Common Stock to be Outstanding after the Offering.....  11,767,347 shares(1)
Use of Proceeds by the Company........................  For repayment of acquisition indebtedness and for general corporate purposes, including future acquisitions and
                                                        working capital requirements. See "Use of Proceeds."

NASDAQ Symbol.........................................  HCIA

(1) As of June 30, 1996, adjusted to include 492,960 shares of Common Stock that will be issued in connection with the acquisition of LBA. Excludes 692,306 shares of Common Stock issuable upon exercise of outstanding stock options.

                              RECENT DEVELOPMENTS

RECENT FINANCIAL RESULTS

     On July 22, 1996, the Company announced its results for the three and six months ended June 30, 1996, which are briefly summarized below:

     CONDENSED SUMMARY OF OPERATIONS (1)
     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     (UNAUDITED)           (UNAUDITED)
                                                                     THREE MONTHS           SIX MONTHS
                                                                    ENDED JUNE 30,        ENDED JUNE 30,
                                                                   1995       1996       1995       1996
                                                                   ----       ----       ----       ----
Revenue........................................................   $12,256    $16,489    $21,005    $30,718
Write-off of acquired in-process research and development
  costs........................................................        --      4,372         --      4,372
Operating income (loss)........................................     1,909       (763)     2,346      1,166
Income (loss) before income taxes and minority interest in
  income of consolidated subsidiaries..........................     2,136       (539)     2,724      1,590
Net income (loss)..............................................     1,164       (327)     1,507        964
Net income (loss) per share....................................   $  0.15    $ (0.04)   $  0.21    $  0.10
Shares used in per share calculation...........................     7,804      9,153      7,173      9,549

     (1) In connection with the acquisition of Response Healthcare Information Management, Inc., the Company recorded a one-time charge related to acquired in-process research and development costs. Exclusive of this charge, operating income, net income and net income per share for the three months ended June 30, 1996 would have been $3,609,000, $2,339,000 and $0.24, respectively, and for the six months ended June 30, 1996 would have been $5,538,000, $3,631,000 and $0.38, respectively.

     BALANCE SHEET DATA
     (IN THOUSANDS)

                                                                                                 (UNAUDITED)
                                                                                                JUNE 30, 1996
Cash and short-term investments..............................................................      $ 26,139
Trade accounts receivable....................................................................        24,531
Total current assets.........................................................................        53,837
Total assets.................................................................................       124,054

Total current liabilities....................................................................        11,866
Long-term liabilities........................................................................            --
Stockholders' equity.........................................................................       112,188

RECENT ACQUISITIONS

     LBA HEALTH CARE. On July 19, 1996, the Company entered into a definitive agreement to acquire LBA for approximately $130 million, $100 million of which is payable in cash and $30 million of which is payable through the delivery of Common Stock. It is anticipated that the acquisition will be consummated on or about August 9, 1996. LBA is a provider of health care information products that combine data collection, benchmarking and decision support tools that enable its customers to achieve significant cost savings by (i) improving quality of outcomes, (ii) reducing clinical resource consumption and (iii) optimizing labor utilization. LBA's principal products include its VALUE ENHANCEMENT systems and Centers of Excellence programs which utilize comparative data base analyses and a clinical implementation management team to assist customers in reducing clinical resource consumption and improving outcomes in specific practice areas, such as orthopaedics and cardiology. LBA's proprietary data bases contain detailed data from approximately 250 providers and provider groups that are LBA customers.

     RESPONSE HEALTHCARE. In May 1996, the Company acquired Response Healthcare Information Management, Inc. ("Response") for approximately $6.2 million in cash. The acquisition of Response provides the Company with expertise and products in patient-centered data collection and represents a significant enhancement of the Company's system and product offerings to the managed care market.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              (UNAUDITED)
                                                                                           THREE MONTHS ENDED
                                                                                               MARCH 31,
                                          YEAR ENDED DECEMBER 31,                 -----------------------------------
                              -----------------------------------------------
                                                               1995                1995                1996
                                                    -------------------------      ----     -------------------------
                                                                 PRO FORMA,                             PRO FORMA,
                               1993       1994      ACTUAL(2)  AS ADJUSTED(3)     ACTUAL    ACTUAL     AS ADJUSTED(4)
                               ----       ----      ---------  --------------     ------    ------     --------------
STATEMENTS OF OPERATIONS
DATA(1):
  Revenue..................   $28,111    $30,711    $48,015        $76,223        $8,749    $14,229        $22,399
  Salaries, wages and
     benefits..............    14,168     15,457     21,932         31,947         4,542      6,686          9,280
  Other operating
     expenses..............     7,884      8,538     11,841         23,476         2,464      3,198          4,264
  Provision for doubtful
     accounts..............       727         87        214            214            15        105            105
  Depreciation and
     amortization..........     4,595      4,826      6,864         13,863         1,291      2,310          3,784
  Write-off of acquired
     in-process research
     and development
     costs.................        --         --     12,152             --            --         --             --
     Operating income
       (loss)..............       737      1,803     (4,988)         6,723           437      1,930          4,966
     Net income (loss).....   $   212    $ 1,021    $(2,405)       $ 3,606        $  343    $ 1,291        $ 2,652
  Net income (loss) per
     share.................              $  0.19    $ (0.31)       $  0.34        $ 0.05    $  0.14        $  0.22
  Shares used in per share
     calculation...........                5,518      7,733         10,572         6,508      9,460         11,953

                                                                                                (UNAUDITED)
                                                                                               MARCH 31, 1996
                                                                                         --------------------------
                                                                                                       PRO FORMA,
                                                                                          ACTUAL     AS ADJUSTED(4)
BALANCE SHEET DATA:                                                                      --------    --------------
  Working capital.....................................................................   $ 35,049       $ 55,896
  Total assets........................................................................    111,204        228,703
  Long-term liabilities...............................................................        699            699
  Stockholders' equity................................................................     99,533        212,996

(1) Effective as of January 1, 1994, the Company divested certain of its software product lines, which generated revenue of approximately $3.0 million during 1993. During 1995 and 1996, the Company completed several acquisitions which were accounted for using the purchase method of accounting. In connection with certain of these acquisitions, the Company recorded one-time charges related to acquired in-process research and development costs. See "Pro Forma Financial Statements" and Note 1 of the Notes to Consolidated Financial Statements.

(2) Exclusive of a one-time charge incurred in 1995, operating income, net income and net income per share would have been $7,164,000, $4,843,000 and $0.60, respectively.

(3) As adjusted using the purchase method of accounting to give effect to the acquisitions of (i) Datis Corporation ("Datis"), (ii) the CHAMP unit ("CHAMP") of William M. Mercer, Incorporated ("Mercer"), (iii) the minority interest in CHKS Limited ("CHKS"), (iv) Response and (v) LBA (together, the "Acquired Companies") as if such acquisitions had occurred immediately before the beginning of the period presented. Also adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $66 3/8 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The pro forma information is not necessarily indicative of future results of operations of the Company or the results which would have occurred had the operations and management of the Company and the Acquired Companies been combined during the period presented. See "Pro Forma Financial Statements."

(4) As adjusted using the purchase method of accounting to give effect to the Response and LBA acquisitions as if they had occurred on December 31, 1995. Also adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $66 3/8 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The pro forma information is not necessarily indicative of future results of operations of the Company or the results which would have occurred had the operations and management of the Company, Response and LBA been combined during the period presented. See "Pro Forma Financial Statements."

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY PROSPECTIVE INVESTORS.

     ACQUISITIONS. The Company has, in part, expanded its systems and products through the acquisition of health care information companies, product lines and data resources, including the Company's recent acquisition of Response and the Company's pending acquisition of LBA. The Company intends to continue the acquisition of methodological, analytical and technical resources that will further enhance and expand the Company's systems and products. Except for the pending acquisition of LBA, the Company currently has no agreements, commitments or understandings with respect to any such acquisitions.

     Acquisitions involve numerous risks, including difficulties in the assimilation of operations and products, the ability to manage geographically remote units, the diversion of management's attention from other business concerns, the risks of entering markets in which the Company has limited or no direct expertise and the potential loss of key employees of the acquired companies. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets, write-offs of acquired in-process research and development costs and/or future write-downs of the recorded values of assets acquired. There can be no assurance that any acquisition will result in long-term benefits to the Company or that management will be able to manage effectively the resulting business. See "Business -- Business Strategy."

     In connection with the LBA acquisition, the Company expects to incur a one-time charge in the third quarter of 1996 of approximately $41.2 million related to acquired in-process research and development costs. The Company also will record significant goodwill and other intangible assets associated with the LBA acquisition, which the Company intends to amortize over periods of six to twenty years. In addition, the LBA acquisition will result in a significant expansion of the Company's system and product offerings, and the integration of LBA with the Company will require significant management time and resources. There can be no assurance that the Company will be able to integrate LBA systems with the Company's existing systems and products or achieve the operating synergies necessary to make the acquisition successful.

     MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth and expansion which could place a significant strain on the Company's personnel and resources. The Company's growth has resulted in an increase in the level of responsibility for both existing and new management personnel. Many of the Company's management personnel have had limited or no experience in managing companies as large as the Company. The Company has sought to manage its current and anticipated growth through the recruitment of additional management and technical personnel and the implementation of internal systems and controls. However, the failure to manage growth effectively could adversely affect the Company's operating results. See "Business -- Business Strategy" and "Management."

     DEPENDENCE ON KEY PERSONNEL. The Company depends to a significant extent on key management, technical and marketing personnel. The Company's growth and future success will depend in large part on its ability to attract, motivate and retain highly qualified personnel, including management personnel of acquired companies. Except for an agreement with George D. Pillari, its Chairman of the Board, President and Chief Executive Officer, the Company does not have employment agreements with any of its officers. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company. See "Management."

     SHORT HISTORY OF PROFITABILITY; VARIATIONS IN QUARTERLY RESULTS. After achieving profitability during 1993 and 1994, the Company recorded a net loss for 1995 as a result of the one-time charge incurred during the period related to acquired in-process research and development costs in connection with the CHAMP acquisition. The Company has reported net income of approximately $964,000 for the six months ended June 30, 1996. However, there can be no assurance that revenue growth or profitable operations can be sustained in the future. The Company has experienced and expects to continue to experience variations in quarterly results. Recent quarterly variations are primarily due to the effect of one-time charges related to acquired in-process research and development costs. Quarterly results are also influenced by the timing of release of certain systems and products as a result of the annual release of certain external data sources. The Company's operating results for any particular quarterly or annual period may not be indicative of results for future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

     DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS. The Company has made significant investments in the development and maintenance of its core collection of proprietary data standardization methodologies, value-added clinical measurement tools and technical resources that are used to transform its many large and disparate data streams into clinically relevant information products. See "Business -- Systems and Products." The Company relies largely on its license agreements with customers and its own security systems, confidentiality procedures and employee nondisclosure agreements to maintain the trade secrecy of its proprietary information. There can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent misappropriation of the Company's proprietary information. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior systems, products or methodologies. See "Business -- Intellectual Property."

     COMPETITION. The health care information market is intensely competitive and rapidly changing. The Company competes for the sale of systems and products and the resulting access to data with different companies in each of its target markets. Competitors vary in size and in the scope and breadth of the products and services offered. Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. There can be no assurance that future competition, or any significant loss of access to data resulting therefrom, will not have a material adverse effect on the Company. See "Business -- Competition."

     MAJOR CUSTOMERS. In 1994, one customer, Amgen Inc., accounted for approximately 12% of the Company's revenue. In 1995, no customer accounted for 10% or more of the Company's revenue. During 1994 and 1995, the Company's ten largest customers accounted for approximately 29% and 36%, respectively, of the Company's revenue. Many of the Company's contractual arrangements with its customers are subject to annual renewal. The loss of one or more of the Company's largest customers could have a material adverse effect on the Company. See "Business -- Customers."

     INTEGRITY AND RELIABILITY OF DATA. The Company's success depends significantly on the integrity of its data. Although the Company tests data for completeness and consistency, it does not conduct independent audits of the information provided by its customers. Moreover, while the Company believes that the benchmarking and other clinical, cost and performance information contained in its data base is representative of the operational aspects of various types of health care industry participants, there can be no assurance that such information is appropriate for comparative analysis in all cases or that the data bases accurately reflect general or specific trends in the health care market. If the information contained in the data were found, or were perceived, to be inaccurate, or if such information were generally perceived to be unreliable, the Company's business and operating results could be materially and adversely affected.

     POTENTIAL COST OF PERFORMANCE GUARANTEES. As part of its VALUE ENHANCEMENT systems, LBA has guaranteed that each customer will achieve a cost savings identified as at least equal to the fees the customer pays for the system. To the extent such cost savings are not achieved, LBA may be subject to claims related to such guarantees. Although LBA has never incurred a claim under its guarantee, there can be no assurance that this will continue to be the case. Liabilities related to such claims could have a material adverse effect on the Company's business and operating results could be materially and adversely affected.

     VOLATILITY OF STOCK PRICE. The stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. The trading price of the Common Stock may be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of acquisitions, new systems or products by the Company or its competitors, governmental regulatory action, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions, and other factors.

     CHANGES IN THE HEALTH CARE INDUSTRY. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care industry participants. During the past several years, the U.S. health care industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Various programs have been proposed to reform the U.S. health care system. Many of these programs contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Health care industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's systems and products. The Company cannot predict what impact, if any, such factors might have on its business, financial condition and results of operations. In addition, many health care providers are consolidating to create larger health care delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of the Company's systems and products. See "Business -- Industry Background."

     GOVERNMENT REGULATION. The U.S. Food and Drug Administration (the "FDA") has promulgated a draft policy addressing the regulation of certain computer products as medical devices under the Federal Food, Drug, and Cosmetic Act. The FDA could determine in the future that certain applications of the Company's systems and products are clinical decision tools subject to FDA regulation as medical devices. In addition, the Company could become subject to future regulation of the manufacture and marketing of medical devices and health care software systems, or to legislation or regulation regarding the use of patient records or of access to health care data. Compliance with such legislation and regulation could be burdensome, time consuming and expensive. The Company cannot predict the effect of possible future legislation and regulation. See
"Business -- Government Regulation."

     CERTAIN STATEMENTS CONTAINED IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" SUCH AS STATEMENTS CONCERNING FUTURE ACQUISITIONS, PRODUCT DEVELOPMENT EFFORTS AND INVESTMENTS, CERTAIN STATEMENTS CONTAINED IN "BUSINESS" SUCH AS STATEMENTS CONCERNING THE COMPANY'S BUSINESS STRATEGY, AND OTHER STATEMENTS CONTAINED HEREIN REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT")); AND BECAUSE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED ABOVE.

                          PRICE RANGE OF COMMON STOCK

     Since the initial offering of the Company's Common Stock at $14.00 per share on February 22, 1995, the Common Stock has been traded on NASDAQ under the symbol "HCIA". Prior to such date, there was no public market for the Common Stock.

     The following table sets forth for the quarterly periods indicated the high and low closing sales price per share of Common Stock as reported by NASDAQ:

                                                                                                    HIGH     LOW
                                                                                                  -------  -------
1995
- ----
1st Quarter (from February 22, 1995)............................................................  $25      $17 5/8
2nd Quarter.....................................................................................   31 5/8   21
3rd Quarter.....................................................................................   31 1/4   24 1/2
4th Quarter.....................................................................................   46 3/4   22 3/4
1996
- ----
1st Quarter.....................................................................................   55 3/4   41 7/8
2nd Quarter.....................................................................................   67 7/8   45 5/8
3rd Quarter (through July 19, 1996).............................................................   66 3/8   51 3/8

     On July 19, 1996, there were 31 holders of record of the Company's Common Stock. The number of record holders is not representative of the number of beneficial holders since many shares are held by depositories, brokers or other nominees. On July 19, 1996, the last reported sale price of the Company's Common Stock on NASDAQ was $66 3/8 per share.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on the Common Stock and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company currently intends to retain any future earnings to fund the development and growth of its business.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered by it hereby at an assumed price of $66 3/8 per share (the last reported sale price of the Company's Common Stock on July 19, 1996) are estimated to be $126.3 million ($147.4 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

     The Company intends to use the net proceeds to (i) repay amounts to be borrowed under a credit facility with First Union National Bank of North Carolina ("First Union") in connection with the acquisition of LBA, estimated to be approximately $90 million, and (ii) for general corporate purposes, including future acquisitions and funding the increased working capital requirements of the Company as a result of its growth. Any proceeds not utilized to repay indebtedness or for the other above-described purposes will be invested in short-term, interest-bearing securities.

     Borrowings under the credit facility will bear interest at varying rates based on an index tied to First Union's prime rate or LIBOR. As of the date of this Prospectus, the applicable interest rate would have been 8.75%. Upon application of the net proceeds to the Company of the Offering to repay the borrowings outstanding under the credit facility, the Company will maintain a $50 million revolving line of credit for general corporate purposes, including future acquisitions and working capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of March 31, 1996, (ii) on a pro forma basis to give effect to the Response and LBA acquisitions, and (iii) as further adjusted to reflect the sale by the Company of the 2,000,000 shares of Common Stock offered hereby (at an assumed offering price of $66 3/8 per share) and the application of the estimated net proceeds to be received by the Company therefrom as described under "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                                                             MARCH 31, 1996
                                                                -----------------------------------------
                                                                             (IN THOUSANDS)

                                                                              PRO          PRO FORMA,
                                                                 ACTUAL     FORMA(1)    AS ADJUSTED(1)(2)
                                                                --------    --------    -----------------
Long-term liabilities........................................   $    699    $ 80,699        $     699
Stockholders' equity:
  Preferred Stock, $.01 par value per share: 500,000 shares
     authorized; no shares outstanding.......................         --          --               --
  Common Stock, $.01 par value per share: 15,000,000 shares
     authorized; 8,989,607, 9,482,567 and 11,482,567 shares
     issued and outstanding, respectively(3).................         90          95              115
  Additional paid-in capital.................................    103,147     135,862          262,118
  Accumulated deficit........................................     (3,662)    (49,195)         (49,195)
  Cumulative unrealized (depreciation)/appreciation of
     short-term investments..................................        (22)        (22)             (22)
    Cumulative effect of currency translation adjustment.....        (20)        (20)             (20)
                                                                --------    --------        ---------
       Total stockholders' equity............................     99,533      86,720          212,996
                                                                --------    --------        ---------
          Total capitalization...............................   $100,232    $167,419        $ 213,695
                                                                ========    ========        =========

(1) Includes the effect of one-time charges related to acquired in-process research and development costs in connection with the Response and LBA acquisitions of $4.4 million and $41.2 million, respectively. Also includes $90 million of bank indebtedness that the Company expects to incur, and 492,960 shares of Common Stock that will be issued, in connection with the acquisition of LBA. See "Pro Forma Financial Statements."

(2) Assumes repayment of $90 million of bank indebtedness with a portion of the net proceeds to the Company from the Offering and no exercise of the Underwriters' over-allotment option.

(3) Excludes 692,306 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $17.19 per share. See "Management -- Stock Options."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data that should be read in conjunction with the Company's consolidated financial statements, and the notes thereto, as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this Prospectus. The selected consolidated financial data set forth below as of and for each of the years in the three-year period ended December 31, 1995 are derived from the Company's consolidated financial statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated financial data presented below for the three months ended March 31, 1995 and 1996 and as of March 31, 1996 have been derived from the unaudited consolidated financial statements of the Company and, in the opinion of the Company, reflect and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations of the Company for those periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for a full year.

                                                                                                      (UNAUDITED)
                                                                                                   THREE MONTHS ENDED
                                                                                                       MARCH 31,
                                                 YEAR ENDED DECEMBER 31,                   ----------------------------------
                                     ------------------------------------------------
                                                                      1995                 1995                1996
                                                          ---------------------------      ----     -------------------------
                                                                         PRO FORMA,                              PRO FORMA,
                                     1993       1994      ACTUAL(2)    AS ADJUSTED(3)     ACTUAL    ACTUAL     AS ADJUSTED(4)
                                     ----       ----      ---------    --------------     ------    ------     --------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Operations Data
  (1):
  Revenue........................   $28,111    $30,711    $ 48,015         $76,223       $8,749     $14,229       $  22,399
  Salaries, wages and benefits...    14,168     15,457      21,932          31,947        4,542       6,686           9,280
  Other operating expenses.......     7,884      8,538      11,841          23,476        2,464       3,198           4,264
  Provision for doubtful
    accounts.....................       727         87         214             214           15         105             105
  Depreciation and
    amortization.................     4,595      4,826       6,864          13,863        1,291       2,310           3,784
  Write-off of acquired
    in-process research and
    development costs............        --         --      12,152              --           --          --              --
                                    -------    -------    --------         -------       ------     -------       ---------
    Operating income (loss)......       737      1,803      (4,988)          6,723          437       1,930           4,966
  Interest income................        --        111       1,290           1,259          176         282             228
  Interest expense...............      (111)      (131)       (187)           (436)         (25)        (83)            (89)
    Income (loss) before income
      taxes, minority interest in
      loss (income) of
      consolidated subsidiaries
      and cumulative effect of
      change in accounting for
      income taxes...............       626      1,783      (3,885)          7,546          588       2,129           5,105
  Benefit (provision) for income
    taxes........................      (362)      (759)      1,554          (3,940)        (238)       (838)         (2,453)
  Minority interest in loss
    (income) of consolidated
    subsidiaries.................        90         (3)        (74)             --           (7)         --              --
                                    -------    -------    --------         -------       ------     -------       ---------
    Income (loss) before
      cumulative effect of change
      in accounting for income
      taxes......................       354      1,021      (2,405)        $ 3,606        $ 343     $ 1,291       $   2,652
  Cumulative effect of change in
    accounting for income
    taxes........................      (142)        --          --              --           --          --              --
    Net income (loss)............   $   212    $ 1,021    $ (2,405)        $ 3,606        $ 343     $ 1,291       $   2,652
                                    =======    =======    ========         =======        =====     =======       =========
  Net income (loss) per share....              $  0.19    $  (0.31)        $  0.34        $0.05     $  0.14       $    0.22
                                               =======    ========         =======        =====     =======       =========
  Shares used in per share
    calculation..................                5,518       7,733          10,572        6,508       9,460          11,953
                                               =======    ========         =======        =====     =======       =========

                                                                                                     MARCH 31, 1996
                                                                      DECEMBER 31,             --------------------------
                                                             ----------------------------                   PRO FORMA,
                                                              1993       1994        1995       ACTUAL     AS ADJUSTED(4)
                                                             -----      -----       -----       ------     --------------
Balance Sheet Data:
  Working capital.........................................   $ 3,852    $ 5,620    $ 35,671    $ 35,049       $ 55,896
  Total assets............................................    41,122     40,865     108,401     111,204        228,703
  Long-term liabilities, excluding current installments...     2,136      1,835         699         699            699
  Stockholders' equity....................................    32,762     34,371      98,044      99,533        212,996

(1) Effective as of January 1, 1994, the Company divested certain of its software product lines, which generated revenue of approximately $3.0 million during 1993. During 1995 and 1996, the Company completed several acquisitions which were accounted for using the purchase method of accounting. In connection with certain of these acquisitions, the Company recorded one-time charges related to acquired in-process research and development costs. See "Pro Forma Financial Statements" and Note 1 of the Notes to Consolidated Financial Statements.

(2) Exclusive of the one-time charge incurred in 1995, operating income, net income and net income per share would have been $7,164,000, $4,843,000 and $0.60, respectively.

(3) As adjusted using the purchase method of accounting to give effect to the acquisitions of the Acquired Companies as if such acquisitions had occurred immediately before the beginning of the period presented. Also adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $66 3/8 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The pro forma information is not necessarily indicative of future results of operations of the Company or the results which would have occurred had the operations and management of the Company and the Acquired Companies been combined during the period presented. See "Pro Forma Financial Information."

(4) As adjusted using the purchase method of accounting to give effect to the Response and LBA acquisitions as if they had occurred on December 31, 1995. Also adjusted to reflect the sale by the Company of 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $66 3/8 per share, after deducting underwriting discounts and commissions and estimated offering expenses and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The pro forma information is not necessarily indicative of future results of operations of the Company or the results which would have occurred had the operations and management of the Company, Response and LBA been combined during the period presented. See "Pro Forma Financial Statements."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     HCIA is a health care information content company that develops and markets Decision Support Systems and Syndicated Products. In 1991, HCIA began a series of acquisitions of health care information companies, product lines and data resources. These acquisitions established the Company's ability to provide systems and products which rely on the integration of detailed clinical and financial data. Effective as of January 1, 1994, the Company divested certain of its software product lines, which had generated revenue of approximately $3.0 million during 1993. During 1995, the Company completed several additional acquisitions of health care information companies, including Datis and the CHAMP unit of Mercer. In connection with the CHAMP acquisition, the Company recorded a one-time charge related to acquired in-process research and development costs of approximately $12.2 million. As a result of this charge, the Company recorded a net loss for the year ended December 31, 1995. In May 1996, the Company acquired Response for approximately $6.2 million in cash. In connection with the Response acquisition, the Company recorded a one-time charge during the three months ended June 30, 1996 of approximately $4.4 million related to acquired in-process research and development costs. On July 19, 1996, the Company executed a definitive agreement to acquire LBA. In connection with the LBA acquisition, the Company expects to incur a one-time charge during the three months ended September 30, 1996 of approximately $41.2 million related to acquired in-process research and development costs. The Company's results of operations include the results of the acquired or divested entities or product lines since the date of acquisition or prior to the date of divestiture, as applicable. See Note 1 of the Notes to Consolidated Financial Statements.

     The Company has made a substantial investment in the acquisition and development of its core collection of methodologies, clinical measurement tools and technical resources. The Company's strategy is to leverage these resources across substantially all of its systems and products, thereby giving it the ability to increase revenue generated from these resources without a commensurate increase in expenses. In addition to its internal product development efforts, the Company seeks to continue the acquisition of other health care information companies, product lines and data resources, and intends to integrate and leverage these assets into product-line extensions across its markets. The Company does not track profitability by product line since many of the Company's resources are utilized throughout its systems and products.

     The Company's internal product development efforts are generally in connection with customer contracts, and the related costs are included as a component of operating expenses in the year incurred. The Company capitalizes costs related to internal product development which is not in connection with a specific customer contract from the point of technological feasibility to the point of general availability. With respect to acquired companies, product lines and data resources, the Company has historically completed the acquisitions using available cash or a deferred payment plan, with recent acquisitions being funded by the proceeds of the Company's public offerings. The cash portion of the LBA acquisition will be financed with a credit facility which will be repaid with a portion of the proceeds to the Company from the Offering. The Company will also issue a total of 492,960 shares of Common Stock to the stockholders of the parent company of LBA. See " -- Liquidity and Capital Resources."

     As a result of its acquisition of health care information companies, product lines and data resources, the Company has acquired intangible assets, the cost of which it amortizes over various useful lives. In addition, the Company has capitalized internal development costs and acquired assets relating to the development of methodologies, clinical measurement tools and technical resources, including its data base, of $3.3 million, $3.4 million, $6.9 million and $2.4 million during 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. Consequently, the Company has recorded amortization expense of $3.9 million, $3.9 million, $5.2 million and $1.8 million during 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. See Notes 2 and 4 of the Notes to Consolidated Financial Statements. On a pro forma basis, assuming the completion of the Response and LBA acquisitions at the beginning of the respective periods, the Company would have recorded additional amortization expense of $5.1 million and $1.3 million during 1995 and the three months ended March 31, 1996, respectively.

     As a result of its unique ability to integrate health care data collected from numerous sources and across varied treatment settings, the Company believes that it is well positioned to offer the information systems and products necessary to continue to increase average revenue per customer through the sale of more sophisticated and comprehensive Decision Support Systems. With respect to Syndicated Products and entry-level Decision Support Systems, pricing is relatively fixed and is influenced by competitive systems and products. With respect to high-end Decision Support Systems, pricing is often negotiated with the customer and is based on a number of factors, including the value attributed by the customer to the System.

     The Company's revenue is comprised of both recurring revenue from the Company's installed customer base as well as from first time sales. The Company seeks to generate recurring revenue from Decision Support Systems through multi-year agreements (typically two to three years) and through renewals of its Syndicated Products, which are updated annually. The Company defines its recurring revenue percentage as revenue recognized during the period from a sale of a system or product to a customer who purchased a similar system or product in the prior period, divided by the Company's total revenue in the prior period. In determining its recurring revenue percentage, the Company includes in its revenue the revenue of entities acquired during the period as if such acquisitions had occurred at the beginning of the prior period. The Company does not classify revenue as recurring to the extent that it exceeds the revenue from a similar system or product purchase in the prior period. The Company's recurring revenue percentages for 1994 and 1995 were approximately 64% and 69%, respectively.

RESULTS OF OPERATIONS

     The following table sets forth, for the fiscal periods indicated, certain items from the statements of operations of the Company expressed as a percentage of revenue:

                                                                                                THREE MONTHS
                                                                             YEAR ENDED            ENDED
                                                                            DECEMBER 31,          MARCH 31,
                                                                        --------------------    ------------
                                                                        1993    1994    1995    1995    1996
                                                                        ----    ----    ----    ----    ----
Revenue..............................................................   100 %   100 %   100 %   100 %   100 %
Salaries, wages and benefits.........................................    51      50      46      52      47
Other operating expenses.............................................    28      28      25      28      23
Provision for doubtful accounts......................................     2      --      --      --      --
Depreciation and amortization........................................    16      16      14      15      16
Write-off of acquired in-process research and development costs......    --      --      25      --      --
  Operating income (loss)............................................     3       6     (10)      5      14
Net interest income..................................................    --      --       2       2       1
  Income (loss) before income taxes, minority interest in loss
     (income) of consolidated subsidiaries and cumulative effect of
     change in accounting for income taxes...........................     3       6      (8)      7      15
Benefit (provision) for income taxes.................................    (1)     (3)      3      (3)     (6)
  Income (loss) before cumulative effect of change in accounting for
     income taxes....................................................     2       3      (5)      4       9
Cumulative effect of change in accounting for income taxes...........     1      --      --      --      --
  Net income (loss)..................................................     1 %     3 %    (5)%     4 %     9 %
                                                                         ===     ===     ===     ===     ===

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO 1995

     REVENUE. Revenue for the three months ended March 31, 1996 was $14.2 million, an increase of $5.5 million or 63% over the three months ended March 31, 1995. The increase was primarily the result of a 77% increase in revenue from the sale of Decision Support Systems. Revenue from the sale of Decision Support Systems represented 83% of the revenue for the three months ended March 31, 1996 and Syndicated Products represented the remaining 17% of revenue.

     The increase in Decision Support Systems revenue was primarily the result of the Company's continued success in expanding its customer relationships in the provider and supplier markets, and as a result of the acquisitions of Datis and CHAMP, both of which occurred after March 31, 1995.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits decreased to 47% of revenue for the three months ended March 31, 1996 from 52% for the three months ended March 31, 1995. This decrease was a result of the continued leveraging of the Company's historical investments in technology and basic infrastructure as revenue increased.

     OTHER OPERATING EXPENSES. Other operating expenses, which include occupancy, travel, and marketing expenses, decreased to 23% of revenue for the three months ended March 31, 1996 from 28% for the three months ended March 31, 1995. This decrease was a result of certain of these expenses growing at a slower rate than revenue.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to 16% of revenue for the three months ended March 31, 1996 from 15% for the three months ended March 31, 1995. This increase was a result of the additional amortization associated with the acquisitions of Datis and CHAMP as well as depreciation of other acquired assets.

     INTEREST INCOME AND EXPENSE. Net interest income was $199,000 for the three months ended March 31, 1996 compared with net interest income of $151,000 for the three months ended March 31, 1995. This increase was the result of a higher invested balance in 1996.

     INCOME TAXES. The Company's effective tax rate was 39.4% for the three months ended March 31, 1996 compared with 40.5% for the three months ended March 31, 1995. The decrease was the result of a portion of the Company's investments being placed in tax-exempt securities, as well as the tax benefit associated with the exercise of certain non-qualified stock options. This decrease was partially offset by an increase in non-deductible goodwill.

1995 COMPARED TO 1994

     REVENUE. Revenue for 1995 was $48.0 million, an increase of $17.3 million or 56% over 1994. The increase was primarily the result of a 77% increase in revenue from the sale of Decision Support Systems. Revenue from the sale of Decision Support Systems represented 80% of revenue for 1995 and Syndicated Products represented the remaining 20% of revenue.

     The Decision Support Systems revenue increase was primarily the result of increased sales of Decision Support Systems to providers, particularly as a result of the acquisition of Datis during the year, and to a lesser extent, due to increased sales through CHKS, the Company's English subsidiary. Sales of the Company's Systems to the buyer and supplier markets also increased. In particular, the Company met several performance milestones pursuant to its contract with CIGNA Healthcare during the year.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits decreased to 46% of revenue for 1995 from 50% for 1994. This decrease was a result of the leveraging of the Company's historical investments in technology and basic infrastructure as revenue increased.

     OTHER OPERATING EXPENSES. Other operating expenses, which include occupancy, travel and marketing expenses, decreased to 25% of revenue for 1995 from 28% for 1994. This decrease was a result of certain of these expenses growing at a slower rate than revenue.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased to 14% of revenue for 1995 from 16% of revenue for 1994. The decrease was the result of the fixed nature of a large component of the depreciation and amortization, which is the result of prior acquisitions, being measured against a larger revenue base.

     WRITE-OFF OF ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT COSTS. In connection with the acquisition of CHAMP, the Company acquired CHAMP's ongoing research and development activities. At the time of the acquisition, the Company recorded a one-time charge resulting from the write-off of the acquired in-process research and development costs. This charge totaled approximately $12.2 million or 25% of the Company's revenue for 1995. These costs related to the development of a client server based system to process and deliver health care data and analysis tools to CHAMP customers. The amount of the one-time charge was equal to the estimated current fair value, based on the risk adjusted cash flows (at a discount rate of 20%, which included cost of capital of 18% and an incremental risk premium of 2%), of specifically identified technologies for which technological feasibility had not yet been established pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and for which future alternative uses did not exist.

     INTEREST INCOME AND EXPENSE. Net interest income was $1.1 million or 2% of revenue for 1995 compared with net interest expense of $20,000 for 1994. The increase in net interest income was the result of a portion of the proceeds of the Company's public offerings being utilized to repay the amount due under the Company's credit agreement with the Company's former majority stockholder, AMBAC Inc. ("AMBAC") (approximately $1.9 million), with the balance being invested in cash equivalents and short-term investments.

     INCOME TAXES. The Company's effective income tax rate was (39)% for 1995 compared with 43% for 1994. The change was a result of the Company recording a net loss in 1995.

1994 COMPARED TO 1993

     REVENUE. Revenue for 1994 was $30.7 million, an increase of $2.6 million or 9% over 1993. Effective January 1, 1994, the Company divested certain of its software product lines which generated revenue of approximately $3.0 million during 1993. After eliminating the revenue from these product lines, revenue for 1994 increased by $5.6 million or 22% over 1993. Revenue increased in both of the Company's product classifications. The increase in Decision Support Systems revenue was primarily due to increased sales of high-end Decision Support Systems, offset by a decrease in sales of certain entry-level Decision Support Systems which the Company is no longer actively marketing. Syndicated Product revenue increased primarily as a result of the increased penetration of existing products and the introduction of new products, including THE OUTPATIENT UTILIZATION PROFILE and THE DIRECTORY OF HEALTH CARE PROFESSIONALS.

     SALARIES, WAGES AND BENEFITS. Salaries, wages and benefits decreased to 50% of revenue for 1994 from 51% for 1993. This decrease was a result of the leveraging of the Company's historical investments in technology and basic infrastructure as revenue increased. However, during 1994, the Company continued to increase its investment in sales and marketing personnel at a rate in excess of revenue growth in order to expand the market penetration of existing systems and products and to allow for the introduction of new systems and products.

     OTHER OPERATING EXPENSES. Other operating expenses, which include occupancy, travel and marketing expenses, were 28% of revenue for 1994 and 1993. Decreases in outside data processing and travel costs were offset by slightly higher marketing and occupancy costs.

     PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts decreased to less than 1% of revenue for 1994 from 2% for 1993. This decrease was a result of enhanced credit and collection processes and additional personnel resulting in reduced bad debt losses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization was 16% of revenue for 1994 and 1993. The depreciation and amortization is primarily related to the Company's acquisitions and certain capitalized costs related to the development of methodologies, clinical measurement tools and technical resources.

     INCOME TAXES. During 1994 and 1993, the Company's effective tax rates were 43% and 51%, respectively. These rates were in excess of statutory rates primarily as a result of the non-deductibility of the amortization of certain goodwill. The reduction in the effective rate was primarily due to the increased earnings of the Company resulting in a reduced impact of the amortization of certain goodwill.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly financial data for 1994 and 1995 and the first quarter of 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period:

                                                                 THREE MONTHS ENDED
                     ----------------------------------------------------------------------------------------------------------
                     MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,
                       1994        1994        1994         1994        1995        1995        1995         1995        1996
                     -------     --------    --------     --------    -------     --------    ---------    --------    --------
                                                                   (IN THOUSANDS)
Revenue...........    $6,784      $7,741      $ 8,163      $8,023      $8,749     $ 12,256     $ 13,220    $ 13,790    $ 14,229
Depreciation and
  amortization....     1,171       1,187        1,203       1,265       1,291        1,669        1,851       2,053       2,310
Write-off of
  acquired in-
  process research
  and development
  costs...........        --          --           --          --          --           --           --      12,152          --
Operating
  income..........       137         503          812         351         437        1,909        2,489      (9,823)      1,930
Net income........        67         278          446         230         343        1,164        1,618      (5,530)      1,291

     The following table sets forth, as a percentage of revenue, certain unaudited quarterly financial data:

                                                                     THREE MONTHS ENDED
                         ----------------------------------------------------------------------------------------------------------
                         MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,
                           1994        1994        1994         1994        1995        1995        1995         1995        1996
                         -------     -------     --------     -------     -------     -------     --------     -------     -------
Revenue...............      100%        100%        100%         100%        100%        100%        100%         100%        100%
Depreciation and
  amortization........       17          15          15           16          15          14          14           15          16
Write-off of acquired
  in-process research
  and development
  costs...............       --          --          --           --          --          --          --           88          --
Operating income......        2           6          10            4           5          16          19          (71)         14
Net income............        1           4           5            3           4           9          12          (40)          9

     The Company has experienced quarterly fluctuations in operating results, which it expects to continue for the foreseeable future. During the three months ended December 31, 1995, the Company recorded a one-time charge related to acquired in-process research and development costs in connection with the CHAMP acquisition. In addition, during the three months ended June 30, 1996, the Company recorded a $4.4 million one-time charge related to acquired in-process research and development costs in connection with the Response acquisition. Similarly, the Company expects to incur a $41.2 million charge in connection with the LBA acquisition during the three months ended September 30, 1996. Quarterly results are also influenced by the annual availability of certain data sources, which affects the timing of the release of certain Syndicated Products and entry-level Decision Support Systems. As a result, the Company generally recognizes greater revenue from sale of these systems and products during the second and third quarters of each year.

LIQUIDITY AND CAPITAL RESOURCES

     In February 1995, the Company completed an initial public offering of 2,012,500 shares of Common Stock at an initial public offering price of $14.00 per share. The net proceeds to the Company from the offering were approximately $25.7 million. The Company utilized approximately $1.9 million of the proceeds to repay amounts due to AMBAC under a line of credit agreement. During August 1995, the Company completed an additional offering of 1.5 million shares of Common Stock at a price of $28.50 per share. The net proceeds to the Company were approximately $40.3 million. In May 1996, the Company issued 261,951 shares at a price of $51.00 per share pursuant to the exercise of an over-allotment option granted by the Company to the underwriters in connection with the sale of all of the shares of Common Stock owned by AMBAC and its wholly owned subsidiary, AMBAC Indemnity Corporation ("AIC"). The net proceeds to the Company from the exercise of the over-allotment option were approximately $12.8 million.

     On July 19, 1996, the Company obtained a commitment from First Union for a credit facility totalling $100 million, consisting of a $50 million term loan and a $50 million revolving line of credit. Borrowings will bear interest at varying rates based on an index tied to First Union's prime rate or LIBOR. The credit facility will be subject to a one-time facility fee of $500,000. The Company will also pay a commitment fee on the average daily unused portion of the facility at a rate ranging from 0.25% to 0.375% per annum, depending on the Company's debt/cash flow ratio. The Company will draw down the entire $50 million term loan and approximately $40 million of the revolving line of credit in connection with the LBA acquisition and will repay these borrowings with a portion of the net proceeds to the Company of the Offering. The Company will then maintain a $50 million revolving line of credit for general corporate purposes, including future acquisitions and working capital requirements. Borrowings will be collateralized by substantially all of the Company's assets. The credit facility will also contain financial covenants applicable to HCIA, including a debt/cash flow ratio and ratios of debt to capital. The Company expects to be in compliance with these covenants after drawing on the credit facility and expects to continue to be in compliance thereafter.

     During 1993, 1994, 1995 and the three months ended March 31, 1996, the Company generated net cash from operations of approximately $2.4 million, $4.4 million, $3.1 million and $3.7 million, respectively. During 1995, approximately $7.3 million and $1.7 million of cash generated from operations was used to fund the increase in accounts receivable and the decrease in deferred revenue, respectively. The increase in accounts receivable was primarily the result of revenue growth, as well as the timing of receipt of payments from certain major customers. The decrease in deferred revenue was the result of the timing of delivery of products to Datis customers subsequent to the acquisition of Datis by the Company, as well as a decrease in the revenue from product lines generating a significant portion of the historical deferred revenue balance. Net cash provided by financing activities during 1993, 1994 and 1995 was approximately $3.7 million, $568,000, $66.2 million, respectively, primarily as a result of borrowings under the line of credit from AMBAC, the issuance of preferred stock to AMBAC and AIC (subsequently exchanged for shares of Common Stock) and the Company's public offerings in February and August 1995. The net cash provided by operations and financing activities has been utilized primarily for capital expenditures and acquisitions. Net cash used by financing activities during the three months ended March 31, 1996 was $520,000, primarily as a result of the repayment of certain indebtedness related to acquisitions.

     The Company made capital expenditures (including capitalized leases) totaling $2.0 million, $1.6 million, $3.1 million and $0.9 million during 1993, 1994, 1995 and the three months ended March 31, 1996, respectively. As of March 31, 1996, the Company had net working capital of $35.0 million, including cash, cash equivalents and short-term investments in the amount of $24.9 million, and did not have any material commitments for capital expenditures.

     In March 1995, the Company completed the acquisition of substantially all of the assets of John Froehlich Associates for the payment of approximately $520,000 in cash and the issuance of a note payable in the amount of $480,000, which was paid in full in February 1996. In April 1995, the Company acquired certain assets from MetriCor Inc. for a payment of $485,000 in cash and the assumption of certain liabilities. Also in April 1995, the Company completed the acquisition of all of the outstanding capital stock of Datis. The purchase price for the capital stock of Datis was approximately $14.6 million in cash, which included approximately $14.25 million funded by the Company and $386,000 funded with the proceeds received from the exercise of certain options to purchase Datis stock. In addition, the Company repaid approximately $900,000 of outstanding debt of Datis. In December 1995, the Company acquired the CHAMP unit of Mercer for $17.5 million in cash and, in May 1996, the Company completed the acquisition of Response for approximately $6.2 million in cash. Each of these acquisitions has been accounted for using the purchase method of accounting and, accordingly, the assets have been valued at their estimated fair market value. Funding for the acquisitions was provided by the proceeds of the Company's public offerings and cash generated by operations.

     The Company expects to incur additional costs of $7 to $10 million to complete the development efforts related to systems and products obtained in connection with the acquisitions of CHAMP and Response and the pending acquisition of LBA, and to integrate these products with the Company's other products. Such costs are expected to consist of direct labor and contracted labor costs and are expected to be incurred over the next two to three years.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS No. 123"), was issued. This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the income statement, or the pro forma effect on net income and earnings per share of such compensation expense to be disclosed in the footnotes to the Company's consolidated financial statements commencing with the Company's 1996 fiscal year. The Company expects to adopt SFAS No. 123 on a disclosure basis only. As such, implementation of SFAS No. 123 is not expected to impact the Company's consolidated financial statements.

     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " ("SFAS No. 121"), was issued. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles which are to be disposed. Implementation of SFAS No. 121 is not expected to have a material impact on the Company's consolidated financial statements.

                                    BUSINESS

GENERAL

     HCIA is a leading health care information content company that develops and markets integrated clinical information systems and products. The Company's systems and products range from standardized data bases to highly focused Decision Support Systems that assist its customers in evaluating the efficacy and economics of health care delivery. HCIA currently sells its Decision Support Systems to more than 325 customers, including hospitals, integrated delivery systems, self-insured employers, pharmaceutical companies and managed care organizations. The Company's Syndicated Products are sold to over 7,000 customers. As a result of its unique ability to integrate health care data collected from numerous sources and across varied treatment settings, the Company believes that it is well positioned to offer the information systems and products necessary to continue to increase average revenue per customer through the sale of more sophisticated and comprehensive Decision Support Systems. The Company's marketing and pricing strategies are focused on the generation of recurring revenue from Decision Support Systems through multi-year agreements (typically two to three years) and through the renewal of its Syndicated Products, which are updated annually. During 1995, approximately 69% of the Company's revenue was recurring in nature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     By utilizing its core collection of proprietary data standardization methodologies, value-added clinical measurement tools and data bases, including the ICCS SystemTM, HCIA creates clinical information systems and products from its many large and disparate data streams. The ICCS SystemTM allows for the standardization and comparison of detailed clinical data across a broad range of data sources. The Company's proprietary disease management methodologies link the costs, quality, utilization and outcomes of medical services delivered to patients in various clinical settings. These methodologies and technical resources permit the Company to provide a level of clinical information which is substantially more detailed and useful in modifying clinical practice patterns than information derived from traditional health care data sources.

RECENT ACQUISITIONS

     LBA HEALTH CARE. On July 19, 1996, the Company executed a definitive agreement to acquire LBA for $130 million. LBA, which had revenue during the year ended December 31, 1995 and the three months ended March 31, 1996 of approximately $16.6 million and $7.5 million, respectively, is a provider of health care information products and services that combine data collection, benchmarking and decision support tools to identify and quantify cost reduction and quality improvement opportunities in clinical settings. LBA's principal products, including its VALUE ENHANCEMENT systems and Health Care Financing Administration ("HCFA") Centers of Excellence program, utilize comparative data base analyses and a clinical implementation management team to assist customers in reducing clinical resource consumption and improving outcomes in specific practice areas, such as orthopaedics and cardiology. LBA's proprietary data bases contain detailed data on cost, quality, clinicial resource consumption and labor/productivity obtained from approximately 250 providers and provider groups that are LBA customers. The level of information contained in LBA's data bases is similar to HCIA's ICCS-level data base. HCIA plans to utilize its ICCS SystemTM to standardize the LBA data bases and integrate them with the ICCS-level data base.

     LBA's systems enable its customers to achieve significant cost savings by
(i) improving quality of outcomes, (ii) reducing clinical resource consumption and (iii) optimizing labor utilization. The Company believes that LBA's clinical implementation methodologies will significantly enhance its ability to deliver clinical solutions that identify and quantify cost reduction and quality improvement opportunities. Typical LBA customers spend approximately $75,000 to $100,000 per year on VALUE ENHANCEMENT systems, and approximately 75% of LBA's customers have purchased at least two systems. As part of a VALUE ENHANCEMENT system, LBA guarantees that each customer will achieve a cost savings at least equal to the fees paid to LBA.

     Pursuant to the acquisition agreement, the Company will acquire all of the capital stock of LBA's parent company, HealthVISION, Inc. ("HealthVISION"). Prior to the acquisition, all of the assets and liabilities of HealthVISION not associated with LBA will be distributed to certain current stockholders of HealthVISION. The purchase price for the acquisition is approximately $130 million (which includes the payment of certain liabilities, including bank debt and management bonuses), $100 million of which is payable in cash and $30 million of which is payable through the delivery of 492,960 shares of Common Stock of HCIA. The Company has obtained a commitment from First Union for a $100 million credit facility to fund the cash portion of the purchase price, which the Company intends to repay with a portion of the net proceeds to the Company of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Pursuant to the acquisition agreement, the Company has agreed to file and maintain under the Securities Act a shelf registration statement for the benefit of certain current stockholders of HealthVISION. It is anticipated that the acquisition will be consummated on or about August 9, 1996, subject to compliance with customary closing conditions.

     RESPONSE HEALTHCARE. In May 1996, the Company acquired all of the outstanding capital stock of Response for approximately $6.2 million in cash. Response, which had revenue of approximately $2.6 million for the year ended December 31, 1995, specializes in capturing and analyzing point-of-care, patient-centered data relating to disease-specific outcomes measurement, member/patient satisfaction and functional status, as well as the development of Internet applications. Response's primary customers include managed care organizations and pharmaceutical companies.

INDUSTRY BACKGROUND

     Market driven efforts to contain rising health care costs have resulted in an increasing demand for access to sophisticated heath care information. During the five years ended in 1995, the average annual increase in U.S. health care expenditures was approximately double the rate of general inflation as measured by the Consumer Price Index. It is estimated that health care expenditures exceeded $1 trillion, or approximately 14% of U.S. Gross Domestic Product, in 1995. Historically, cost containment efforts have focused on controlling administrative costs even though approximately 65% of health care costs are related to the clinical delivery of care (i.e., the costs directly associated with the treatment of illness).

     Clinical costs are driven by the choice of therapeutic resources and the intensity and frequency of the delivery of such resources. The inappropriate or excess consumption of therapeutic resources is referred to as "clinical inefficiency." Clinical inefficiency manifests itself in many ways, including clinically unjustified lengths of stay, excessive readmission rates, above-average clinical complication and mortality rates, and excessive primary care physician referrals to specialists.

     Efforts to measure and control the clinical costs of health care traditionally have been hampered by the lack of "benchmark" data required to study the appropriateness, efficiency and effectiveness of health care delivery. Structural changes and industry consolidation are driving the major health care constituencies (providers, buyers and suppliers) to utilize information and analytical tools to better measure clinical effectiveness. The increased industry emphasis on "outcomes measurement" and "disease management" reflects recognition of the need to properly understand and evaluate clinical costs.

     Each of the major health care constituencies demands clinical information for different reasons. In order to compete more effectively, providers are increasingly demanding information that allows them both to measure the cost, quality and outcome of the care they are delivering and to "benchmark" data to measure performance against the industry's best practices. Buyers are increasingly demanding a quality outcome at a fixed or capitated price for a bundle of medical services. As a result, the overall efficiency and effectiveness of the services delivered has become the central issue in the selection of providers and in the continued analysis of the performance of existing providers. Suppliers are increasingly required to demonstrate the clinical and economic utility of their products when compared with alternatives because of the increasing emphasis on costs and efficiency and the growing use of mechanisms such as formularies to restrict physician drug choice.

BUSINESS STRATEGY

     HCIA's strategy is to maintain and extend its position as a leading provider of content-based clinical information systems and products to all market constituencies. Key elements of the Company's strategy are to:

     BUILD RECURRING REVENUE. HCIA's marketing and pricing objectives are focused on the generation of recurring revenue through multi-year contracts and annually renewable contracts, as well as regular sales and updates of its Syndicated Products. The Company's recurring revenue percentage for 1995 was approximately 69%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." The Company believes that the high level of sophistication of its systems and products, combined with the costs associated with switching to substitute information suppliers, encourage its customers to continue their relationships with HCIA.

     EXPAND THE SIZE AND SCOPE OF CUSTOMER RELATIONSHIPS. As a result of its unique ability to integrate health care data collected from numerous sources and across varied treatment settings, the Company believes that it is well-positioned to offer the information systems and products necessary to continue to increase average revenue per customer through the sale of more sophisticated and comprehensive Decision Support Systems. The demand for more sophisticated health care information systems and products has been driven by the recognition of the need for more comprehensive information on costs, outcomes and utilization to assess and manage risk while improving the quality of care.

     DEVELOP AND ACQUIRE NEW DATA RESOURCES AND TECHNOLOGIES. HCIA seeks to develop and acquire new methodological, analytical and technical resources that will continue to enhance the Company's ability to deliver clinical solutions. In addition to its internal product development efforts, the Company seeks to continue the acquisition of other data resources and technologies. The Company intends to integrate and leverage these assets into product-line extensions across its markets. The Company believes that its management and product-line infrastructures, as well as its historical success in acquiring and assimilating new products and companies, will allow it to continue the successful development and acquisition of new systems and products.

     DEVELOP STRATEGIC RELATIONSHIPS WITH KEY INDUSTRY PARTICIPANTS. HCIA seeks to transcend the traditional customer-vendor relationship and forge long-term alliances with key industry participants that are driving market evolution in the health care industry. Through its strategic relationships with industry leaders, the Company can add substantial value to its information systems and products and promote the Company's proprietary data bases and methodologies as an industry standard.

SYSTEMS AND PRODUCTS

     HCIA's information systems and products are broadly classified as Decision Support Systems, which contributed approximately 80% and 83% of revenue for 1995 and the three months ended March 31, 1996, respectively, and Syndicated Products, which contributed approximately 20% and 17% of revenue for the same respective periods. The Company offers its information systems and products through a variety of media and distribution channels, including print, magnetic media, CD-ROM and on-line access through SoleSourceTM, its client/server workstation.

  DECISION SUPPORT SYSTEMS

     HCIA offers a range of Decision Support Systems, which are utilized by the three major health care market constituencies:

       PROVIDERS, such as hospitals, physician groups and integrated delivery systems, use the Company's Decision Support Systems to measure and analyze the cost and quality of medical interventions. The Company's entry-level Systems provide customers with competitor specific information such as market share by specialty, local market utilization rates compared with regional and national norms and customer specific analyses of product line and physician level resource consumption. High-end Decision Support Systems incorporate benchmarks for specific medical resource consumption and are designed to help providers understand the best practice for a medical intervention.

       BUYERS, such as managed care organizations, indemnity insurers and self-insured employers, utilize the information and analyses on medical resource usage and outcomes derived from the Company's Decision Support Systems to select and monitor the performance of network providers, channel specific types of patients towards the most clinically effective providers, and negotiate fair prices and appropriate utilization criteria, as well as to manage the overall health status of a covered population. The acquisitions of CHAMP and Response have increased the Company's access to self-insured employers and managed care organizations.

       SUPPLIERS, such as pharmaceutical, biotechnology and medical supply and device companies, utilize the Company's Decision Support Systems in market analysis, product positioning and pharmacoeconomic analysis. Pharmacoeconomic analysis provides suppliers with information needed to measure the specific benefit/cost and outcome of an individual product against those of competing products, alternative therapies or, in the case of a new drug or product, the STATUS QUO therapy.

     The Company's entry-level Systems are generally priced from $25,000 annually, while high-end Systems are generally priced from $250,000 to more than $1.0 million annually. HCIA has entered into a number of strategic relationships with state hospital associations, business partners such as HBO & Company ("HBOC"), and large users of data such as CIGNA Healthcare, Amgen Inc. and Columbia/HCA.

     HCIA's Decision Support Systems are based on the Company's DataBridgeTM collection of data bases and data handling technologies and SoleSourceTM desktop analytical software, and are supplemented by its clinical implementation management team.

     DATABRIDGE.TM DataBridgeTM is HCIA's collection of proprietary data bases and data-handling technologies. A typical Decision Support System customer submits data in an electronic, computer-readable format. In creating the interface for the customer's data stream, HCIA enables the transfer of customer data and the subsequent application of the Company's proprietary software algorithms and data-standardization technologies to the incoming data, transforming the data into HCIA's proprietary standardized formats. DataBridgeTM has several components, including:

       DATA BASE. A large number of the Company's customers are also its data suppliers. Most of the Company's Decision Support System contracts provide that as the Company extracts data from the customer (as part of the process of delivering a system to the customer), the data become part of the Company's data base. The Company supplements its data base with data it purchases or licenses from federal and state governments, trade groups and other industry sources. The Company maintains more than a terabyte of live health care data, including data from medical records, laboratory, pharmacy, imaging, outpatient clinics, physician's offices, insurance claims, managed care encounters and point-of-care member patient surveys.

     The Company's data base resides in a relational data base structure that utilizes a network of large Sun Microsystems servers. The Company believes that its current software and hardware platforms are scaleable and provide it with a cost and flexibility advantage. The Company has made a significant investment in an open-network architecture which links its several geographical locations and provides customers with leased-line and dial-up access. The Company supports most of the major relational data base platforms, such as Informix, Oracle, DB2, Sybase and SQL Server.

     The Company has personnel drawn from several key health care disciplines (e.g., pharmacists, clinical nurses and medical technologists) who are responsible for the auditing, editing and standardizing of its data base, as well as the upgrading and maintaining of its core methodologies. The Company believes that its data base provides more clinical detail and better outcomes measurement capabilities than competitive systems. Furthermore, the detailed medical content of the data and HCIA's experience in collecting and standardizing this information provide additional competitive advantages.

     The acquisitions of the CHAMP and Response data bases have significantly expanded the Company's outpatient and episode-of-care capabilities. The acquisition of LBA should significantly expand the Company's ICCS-level data base through the addition of detailed clinical data from approximately 250 providers and provider groups which are LBA customers. As a result of acquisitions and its internal growth, the Company believes that it has built one of the largest and most sophisticated collections of integrated clinical, financial and labor/productivity data in the health care industry.

       ICCS SYSTEM.TM The Company holds a perpetual and exclusive license to the ICCS SystemTM, subject only to the Company's obligation to use all commercially reasonable efforts to maintain and upgrade the system. The ICCS SystemTM assigns a discrete and clinically detailed 12-digit code to every product and service consumed in the treatment of patients. The Company believes that the ICCS SystemTM is the health care industry's most widely implemented uniform classification system for tracking and measuring the use of medical resources (e.g., drugs, devices, laboratory tests, blood units, diagnostic imaging and clinical services) across health care providers. The ICCS SystemTM allows for the standardization and comparison of detailed clinical data, regardless of the original source of the data (e.g., medical records, insurance claims, laboratory or pharmacy systems). As of December 31, 1995, there were more than 69,600 separate ICCS codes, and, during the 12 months ended December 31, 1995, more than 4,100 new codes were added to the ICCS SystemTM.

     The ICCS SystemTM is used by the Company to create the most clinically detailed portion of its data base. The Company develops a set of proprietary software interfaces with each customer who is a supplier of such data. The interfaces are built by a series of proprietary "data-mapping" applications that incorporate the ICCS SystemTM and a series of algorithms that allow the mapping applications to "learn" each time a new clinical item is encountered. In doing so, the applications are able to automatically standardize more data each time a new interface is created. As the volume of ICCS-level data entering the data base expands, the efficiency of the interface-creation process increases. In 1990, the Company typically required more than six months to create an interface to extract ICCS-level data. With more than 175 interfaces created to date, the typical interface creation process has been reduced to less than six weeks.

     Set forth below is an illustration of the application of the ICCS SystemTM to the delivery of a common anti-infective drug.

ICCS Code                             ICCS Structure                        Example
- ------------------------------------------------------------------------------------------
4                                     Service Type                          Pharmacy
41                                    General Therapeutic Category          Anti-infective
412                                   Specific Therapeutic Category         Cephalosporin
412020                                Generic Drug Type                     Cefazolin
412020.2                              Route of Administration               Parenteral
412020.232                            Dosage Form                           IV Piggy Back
412020.23279                          Dosage Strength                       500
412020.232792                         Dosage Unit                           Milligrams

     SOLESOURCE.TM SoleSourceTM is the Company's workstation that provides customers with access to and analyses of information obtained with a Decision Support System. SoleSourceTM utilizes Microsoft Foundation Classes Software and accesses a variety of data base configurations, including Microsoft SQL Server, Microsoft Access and Informix. As the Company has worked with a variety of different health care organizations during the last several years (e.g., hospitals, managed care organizations and pharmaceutical companies), it has developed an extensive library of proprietary health care data base applications. In addition, as a result of the CHAMP, Response and LBA acquisitions, the Company has recently expanded, and will continue to expand, the scope of its data base applications. Depending on the customer, the size of the data base and the sophistication of the Decision Support System, the Company licenses various SoleSourceTM applications to customers as part of a Decision Support System.

     CLINICAL IMPROVEMENT METHODOLOGY AND MANAGEMENT. In addition to providing data bases and application software, the Company, utilizing proprietary methodologies, assists customers with the implementation of clinical solutions. The Company's knowledge-based clinical improvement methodologies allow HCIA to leverage its ICCS-level information and enable clients to realize improved clinical outcomes and lower costs through the modification of medical and behavioral practice patterns. The Company's methodologies link the costs, quality, utilization and outcomes of medical services delivered to patients in various clinical settings and focus on episodes of illness that offer the greatest opportunity for improving outcomes and reducing costs.

     As a result of the LBA acquisition, the Company will significantly expand its clinical improvement methodologies and implementation management capabilities. The Company also intends to integrate LBA's data bases, methodologies and staff with HCIA's, creating additional leverage from its ICCS-level data base and SoleSourceTM delivery platform. LBA's VALUE ENHANCEMENT systems utilize data base analyses, clinical improvement methodologies and an implementation management team of approximately 50 people to assist customers in reducing clinical resource consumption and improving outcomes in major specialties, including:

(Bullet) invasive cardiovascular                   (Bullet) vascular

(Bullet) orthopaedics                              (Bullet) neurosciences

(Bullet) oncology                                  (Bullet) pulmonary

(Bullet) medical cardiology                        (Bullet) women's services

     In addition to its VALUE ENHANCEMENT systems, LBA assists hospitals in obtaining Center of Excellence designation by HCFA. Center of Excellence designation by HCFA conveys select medical status to high volume, premier facilities in the practice areas of cardiology and orthopaedics. LBA's Centers of Excellence program provides the necessary metrics, methodologies and data bases to assist hospitals in achieving Center of Excellence designation for specific clinical practice areas. The Company intends to enhance LBA's Centers of Excellence program following the acquisition and believes that it will be uniquely positioned to work with hospitals in motivating physicians and other clinical practitioners to change behavior and achieve measurable improvements in costs, outcomes, and clinical resource consumption -- the fundamental requirements for Center of Excellence designation.

  SYNDICATED PRODUCTS

     Syndicated Products include publications and standardized databases which are generally priced between $100 to $2,000, with certain Products priced up to $25,000. The Products are developed from specific portions of the Company's data base, and feature particular industry niches. Most Syndicated Products are sold as annually renewable subscriptions or as multi-year contracts. Syndicated Products range from data base directories (e.g., health care industry professionals, nursing homes and managed care organizations) to more complex analyses (e.g., cost and outcome summaries for each U.S. hospital).

     HCIA also markets to managed care clients a number of more sophisticated Syndicated Products containing national and regional normative data on length of stay, costs and medical necessity. The Company markets these products directly to managed care organizations, and through alliances with information systems vendors, third-party administrators and other entities that process data streams for managed care organizations and payors. These Syndicated Products generally are used for utilization management, claims adjudication and actuarial forecasting and generally result in annual revenue of $100,000 or more per customer.

CUSTOMERS

     The Company's customers include numerous health care industry participants located throughout the United States and the United Kingdom, including major provider and provider groups, managed care organizations, and pharmaceutical, biotechnology and medical device companies. As of December 31, 1995, the Company had more than 325 Decision Support System customers and more than 7,000 Syndicated Product customers. In 1994, one customer, Amgen Inc., accounted for approximately 12% of the Company's revenue. In 1995, no single customer accounted for 10% or more of the Company's revenue. HCIA's ten largest customers accounted for approximately 29% and 36% of its revenue during 1994 and 1995, respectively.

SALES AND MARKETING

     HCIA markets its information systems and products through a variety of means that are designed to enhance its name recognition and facilitate the marketing of additional systems and products to its customer base. The Company utilizes a direct sales approach with the existing customer base to market its Decision Support Systems. The Company's field sales force is highly specialized and frequently draws on the Company's clinical implementation management team. The field sales force seeks to present proposals in face-to-face meetings at the executive level. In addition, HCIA has recently entered into agreements with HBOC, Transition Systems and ActaMed, whereby the Company's Systems are marketed through their respective sales forces.

     The Company also approaches each of the major market constituencies through the sale of lower-priced Syndicated Products. Many of these products, such as the 100 TOP HOSPITALS study, are specifically designed to increase the visibility of the Company as an industry-leading source of health care information. The Company uses both telemarketing and direct-mail efforts in the sales of its Syndicated Products.

     HCIA continually seeks opportunities to create name recognition as a leading provider of health care information. As part of this strategy, the Company is widely quoted in the media, including publications such as THE WALL STREET JOURNAL and MODERN HEALTHCARE, and its senior officers are frequently asked to speak at industry conferences and serve on the editorial boards of industry newsletters and publications.

COMPETITION

     The Company believes that the principal competitive factors in the health care information market are the breadth and quality of system and product offerings, access to proprietary data, the proprietary nature of methodologies and technical resources, price and the effectiveness of marketing and sales efforts. In addition, the Company believes that the speed with which information companies can anticipate and respond to the evolving health care industry structure and identify information needs is an important competitive factor. The Company believes that it competes favorably with respect to each of these factors.

     The market for health care information products and services is intensely competitive. Competitors vary in size and in the scope and breadth of products and services offered, and the Company competes for the sale of systems and products and the resulting access to data with different companies in each of its target markets. Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. Furthermore, other major information companies not presently offering clinical health care information services may enter the markets in which the Company competes.

     The Company's potential competitors include specialty health care information companies, health care information system and software vendors and large data processing and information companies. Many of these competitors have substantial installed customer bases in the health care industry and the ability to fund significant product development and acquisition efforts.

INTELLECTUAL PROPERTY

     HCIA considers its methodologies, computer software and data bases to be proprietary. The Company seeks to protect its proprietary information through confidentiality agreements with its employees. The Company's policy is to have employees enter into confidentiality agreements containing provisions prohibiting the disclosure of confidential information to anyone outside the Company, requiring employees to acknowledge, and, if requested, assist in confirming the Company's ownership of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to the Company of proprietary rights to such matters that are related to the Company's business.

     The Company also relies on a combination of trade secret, copyright and trademark laws, contractual provisions in agreements with customers and technical measures to protect its rights in various methodologies, systems and products and data bases. The Company has not filed any patent applications or copyright registration applications covering its software technology. Due to the nature of its software applications, the Company believes that patent, trade secret and copyright protection are less significant than the Company's ability to further develop, enhance and modify its current systems and products.

GOVERNMENT REGULATION

     The FDA has promulgated a draft policy for the regulation of certain computer products as medical devices. Although it is not possible to anticipate the final form of the FDA's policy with regard to computer software, the Company expects that, whether or not the draft policy is finalized, the FDA is likely to become increasingly active in regulating computer software that is intended for use in health care settings. The Company's products and product development activities, therefore, could become subject to extensive regulation by the FDA. The FDA regulates the introduction of new medical devices as well as activities such as manufacturing, labeling and recordkeeping for such products. To the extent that computer software is a medical device under FDA regulations or policy, the Company would be required, depending on the product, to comply with regulations, to (i) register and list the product with the FDA, (ii) notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products, or (iii) obtain FDA approval by demonstrating safety and effectiveness before marketing a product. In addition, such products would be subject to the FDA's general controls, including those relating to good manufacturing practices and adverse experience reporting.

     The process of obtaining clearance from the FDA can be costly and time consuming, and there can be no assurance that, if required, such clearance wouuld be granted for the Company's existing and future products on a timely basis, if at all, or that FDA review will not include delays that would adversely affect the Company's ability to market new products or to expand permitted uses of existing products. The FDA could also limit or prevent the manufacture or distribution of the Company's products and has the power to require the recall of such products. FDA regulations depend heavily on administrative and scientific interpretation, and there can be no assurance that future interpretation made by the FDA or other regulatory bodies, with possible prospective and retroactive effect, will not adversely affect the Company.

     The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases is subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and use of confidential patient medical record information. Although compliance with these laws and regulations is principally the responsibility of the hospital, physician or other health care provider supplying the data to the Company, the Company's databases have been designed to enable health care providers to comply with the confidentiality of state law. The Company believes that its procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions. However, additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may be of substantial cost to the Company. There can be no assurance that changes to state or federal laws will not materially restrict the ability of health care providers to submit information from patient records to the Company.

EMPLOYEES

     As of June 30, 1996, the Company had 588 employees, including 59 in sales and marketing, 335 in health care data, 110 in technology and 84 in finance and administration. None of the Company's employees are represented by a union or other bargaining group. The Company believes its relationships with its employees to be satisfactory. As of June 30, 1996, LBA had 162 employees, none of whom are represented by a union or other bargaining group.

PROPERTIES

     The Company's executive and corporate offices are located in Baltimore, Maryland, in approximately 57,000 square feet of leased office space, under a lease that expires on December 31, 2002, and which includes an option for an additional term of up to five years. The Company also leases approximately 36,500 square feet of office space in Ann Arbor, Michigan, under a lease that expires on March 31, 2000. The Company also maintains seven other offices in the United States and three offices in Europe. LBA maintains corporate offices in Denver, Colorado, in approximately 27,500 square feet of leased office space under a lease that expires on September 30, 1998. The Company believes that its facilities are adequate for its current operations.

LITIGATION

     The Company is a defendant from time to time in lawsuits incidental to its business. The Company is not currently a party to, and none of its properties is subject to, any material legal proceedings.

     A current minority stockholder of HealthVISION has threatened suit in connection with the purchase by HealthVISION in September 1995 of the assets of the predecessor of LBA. The outcome of this matter cannot be predicted with certainty at this time. In connection with the distribution by HealthVISION of its assets and liabilities not associated with LBA, the assignee of such assets and liabilities has agreed to indemnify and hold HealthVISION, LBA and HCIA harmless from and against any liability associated with the potential claim. Certain current stockholders of HealthVISION have guaranteed such indemnity.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                      NAME                         AGE                       POSITION
                      ----                         ---                       --------
George D. Pillari...............................   33    Chairman of the Board, President and Chief
                                                           Executive Officer
Richard Dulude..................................   63    Director
Richard A. Berman...............................   51    Director
W. Grant Gregory................................   55    Director
Phillip B. Lassiter.............................   52    Director
Mark C. Rogers, M.D. ...........................   53    Director
Carl J. Schramm, Ph.D. .........................   49    Director
Sachi J. Morishige..............................   30    Senior Vice President and Chief Operating
                                                           Officer
Barry C. Offutt.................................   34    Senior Vice President and Chief Financial
                                                           Officer
Jean Chenoweth..................................   49    Senior Vice President -- Industry Relations

     Mr. Pillari co-founded the Company in 1985, and has served as its Chief Executive Officer since 1987, also serving as President from 1987 to April 1992 and since October 1992. He has served as Chairman of the Board since April 1992.

     Mr. Dulude has been a director of the Company since December 1994. He retired as Vice Chairman of Corning Incorporated in April 1993, having served in that capacity since November 1990, and as Group President of Corning Incorporated from 1983 to November 1990. Mr. Dulude is a director of AMBAC, AIC and Raychem Corporation.

     Mr. Berman has been a director of the Company since October 1995. He has served as President of Manhattanville College in New York since January 1995. From November 1991 to January 1995, he served as the President and Chief Executive Officer of Howe-Lewis International, an executive search and management consulting firm. Prior to that time, Mr. Berman held several positions in educational institutions, government and the private sector, including serving as Special Assistant to the U.S. Department of Health and Human Services and as a health care practice leader at McKinsey & Company, a management consulting firm.

     Mr. Gregory has been a director of the Company since December 1994. He has served as Chairman of Gregory & Hoenemeyer, Inc., merchant bankers, since 1988. Mr. Gregory retired as Chairman of the Board of Touche Ross, Inc. in 1987. He is a director of AMBAC, AIC, InaCom Corp. and Renaissance Hotel Group N.V.

     Mr. Lassiter has been a director of the Company since October 1992. He has served as Chairman and Chief Executive Officer of AMBAC and AIC since April 1991, and as President since August 1992. From 1969 to July 1991, Mr. Lassiter served in various capacities with Citibank, N.A., including Deputy Section Head for North American investment, corporate banking and institutional insurance activities. He is a director of Diebold Inc.

     Dr. Rogers has been a director of the Company since January 1995. He was appointed Senior Vice President, Corporate Development and Chief Technology Officer of Perkin Elmer in May 1996. From 1992 until assuming his present position, Dr. Rogers served as the Vice Chancellor for Health Affairs, Duke University Medical Center, and the Executive Director and Chief Executive Officer, Duke University Hospital and Health Network. From 1990 until 1992, Dr. Rogers was Associate Dean for Clinical Affairs at The Johns Hopkins University School of Medicine and, from 1980 until 1992, he also served as Professor and Chairman of the Department of Anesthesiology and Critical Care Medicine at The Johns Hopkins University School of Medicine.

     Dr. Schramm has served as a director of the Company since January 1995. He is presently serving as President of Greenspring Advisors, Inc., which provides strategic, financial and other advice to businesses. From January 1993 to May 1995, Dr. Schramm served as Executive Vice President of Fortis, Inc., and from May 1987 to December 1992, served as President of the Health Insurance Association of America. He was Director of The Johns Hopkins Center for Hospital Finance and Management from January 1980 to May 1987. Dr. Schramm co-founded the Company in 1985, and served as an officer and director of the Company until 1988.

     Ms. Morishige has been employed by the Company in various capacities since its founding in 1985, and currently serves as Senior Vice President and Chief Operating Officer.

     Mr. Offutt served as a Vice President from April 1992 until September 1995, when he was appointed Senior Vice President, and has served as Chief Financial Officer since October 1992. He is a certified public accountant and was employed by Arthur Andersen & Co. in various capacities from 1984 to March 1992.

     Ms. Chenoweth served as Vice President -- Industry Relations from April 1992 until her appointment as Senior Vice President in September 1995. She served in various senior management positions, including President, with HKR and its predecessor from 1989 through April 1992.

     Subsequent to the acquisition of LBA, the Company intends to appoint Lawrence J. Byrne and Kevin J. Hicks, each of whom is currently an Executive Vice President of HealthVISION, as Senior Vice Presidents of the Company. Mr. Byrne founded LBA in 1978 and has served as its chief executive officer since that time. Mr. Hicks has served as chief operating officer of LBA since 1993 and served as Executive Vice President of LBA from 1990 to 1993.

EMPLOYMENT AGREEMENT

     Effective as of January 1, 1995, the Company entered into an employment agreement with Mr. Pillari pursuant to which the Company continued his employment as Chairman of the Board, President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Pillari receives an annual base salary of $265,000 and is entitled to participate in bonus arrangements under which he is eligible to earn an annual bonus based on the Company's achieving certain performance goals to be established by the Board of Directors. The employment agreement has an initial term of two years, and unless the Board of Directors notifies Mr. Pillari otherwise, the term of the agreement automatically renews daily for succeeding two year periods.

     The employment agreement provides that in the event of the termination of Mr. Pillari's employment for certain reasons, including certain terminations resulting from a change in control of the Company (as defined in the employment agreement), Mr. Pillari would be entitled to receive for the remainder of the employment term contemplated in the agreement, compensation at an annualized rate equal to the sum of his base annual salary and target bonus at the time of termination (such sum being not less than 140% of such base annual salary). In addition, he would continue to participate in all Company benefit plans until the earlier of two years from the date of termination or such time as he is covered by a comparable plan of a subsequent employer. Mr. Pillari is also subject to certain restrictions under the agreement prohibiting him from competing with the Company or any of its subsidiaries and from divulging any confidential proprietary information obtained by him while in the employ of the Company and for a period of time thereafter.

MANAGEMENT RETENTION AGREEMENTS

     The Company has entered into a management retention agreement with each of its officers (other than Mr. Pillari). These agreements provide for payments and other benefits if there is a change in control (as defined in the agreement) of the Company and, within two years of such change in control, the officer's employment is terminated by the Company or its successor other than for cause (as defined in the agreement), or the officer resigns for good reason (as defined in the agreement). Under each agreement, the officer would receive, following termination of employment under such circumstances, cash payments equal to two times the sum of (i) the officer's highest annual rate of base salary, and (ii) the product of the officer's highest bonus percentage (as a percentage of base salary) times his highest base salary (such sum being the "Reference Amount"). The officer may elect to receive payment of one times the Reference Amount either in a lump sum or in the form of periodic payments following his termination of employment. Amounts in excess of one times the Reference Amount will be made in the form of periodic payments, and will be subject to reduction, on a dollar-for-dollar basis, by any compensation the officer earns from a subsequent employer unrelated to the Company.

     In addition to the payments described above, the officer would be fully vested in all stock options and other Awards under the HCIA 1994 Stock and Incentive Plan (the "Stock Option Plan") upon a change in control and would receive following termination of employment a lump-sum payment equal to the amount that the Company would have contributed for the officer's account under the Company's Savings Incentive Plan during the two years following termination of employment. The officer and his family will remain eligible to participate in the Company's medical and other welfare benefits programs for two years from the officer's termination of employment (except that coverage will end to the extent the officer begins coverage under the plans of a subsequent employer).

STOCK OPTIONS

     NON-PLAN OPTIONS. The Company has granted non-qualified options (the "Options"), pursuant to individual stock option award agreements, to certain of its past and present employees (the "optionees") to purchase shares of the Company's Common Stock. Options were granted in December 1992, and in February, April and October 1994 (collectively the "Options"). The Options granted in October 1994 expire on October 21, 2004. The remainder of the Options expire on July 1, 2000.

     The Options have exercise prices ranging from $6.00 to $10.50 per share. With respect to the Options granted in December 1992 and February and April 1994, 50% of the shares of Common Stock may be exercised on or after February 22, 1996 and the balance of the Options may be exercised on or after February 22, 1997. The Options granted in October 1994 become exercisable upon their vesting, which is over a three-year period which commenced in October 1995. Under the Options, if the optionee's employment with the Company terminates for any reason other than death or permanent disability (as defined in the option agreement), the Option shares not vested are forfeited. If the optionee's employment terminates by reason of death or permanent disability prior to the vesting of an Option, the Option is fully vested as of the date of death or termination due to permanent disability. The Options granted in October 1994 also vest in full if the optionee's employment terminates due to retirement.

     The Company's Chief Executive Officer was granted, in connection with the Company's initial public offering, a non-plan option to purchase 160,000 shares of Common Stock at an exercise price equal to the initial public offering price of $14.00 per share. This option is exercisable in full and will expire on February 22, 2000.

     STOCK OPTION PLAN. The Company's Stock Option Plan was approved by the Board of Directors on December 22, 1994 and thereafter by the Company's stockholders. At the Company's 1996 Annual Meeting of Stockholders, to be held on August 7, 1996, the stockholders of the Company will consider an amendment to the Stock Option Plan to increase the number of shares available for awards to 1,350,000 shares. The Stock Option Plan provides for the grant or award of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards which may or may not be denominated in shares of Common Stock or other securities (collectively, the "Awards"). Stock options granted under the Stock Option Plan may be either incentive stock options or non-qualified options. The purpose of the Stock Option Plan is to attract and retain outstanding employees through the incentives of stock ownership and monetary payments. Any regular full-time employee of the Company, including officers but excluding directors who are not officers, is eligible to receive awards.

     The Stock Option Plan is administered by the Compensation Committee. Subject to the provisions of the Stock Option Plan, the Compensation Committee has the authority to designate participants, determine the types of Awards to be granted, the number of shares to be covered by each Award, the time at which each Award is exercisable or may be settled, the method of payment and any other terms and conditions of the Awards. All Awards shall be evidenced by an Award Agreement between the Company and the participant.

     While the Compensation Committee determines the prices at which options and other Awards may be exercised under the Stock Option Plan, the exercise price of an option shall be at least 100% of the fair market value (as determined under the terms of the Stock Option Plan) of a share of Common Stock on the date of grant. The aggregate number of shares of Common Stock available for awards under the Plan is currently 450,000 and will increase to 1,350,000 if the plan amendment is approved by stockholders. No Awards may be made under the Stock Option Plan after December 31, 2004.

     DIRECTORS OPTION PLAN. Under the HCIA 1995 Non-Employee Directors Stock Option Plan (the "Directors Option Plan"), each director who is not an officer or employee of the Company or its affiliates (an "outside director") is initially granted an option to purchase 4,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the time of grant. In addition, each current outside director, and each person who is subsequently elected as an outside director, will be granted an option at each annual meeting of stockholders to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. A total of 100,000 shares of Common Stock are currently available for awards under the Plan. At the Company's 1996 Annual Meeting of Stockholders, the stockholders of the Company will consider amendments to the Directors Option Plan to increase the number of shares available for award to 200,000 shares, the award for a newly elected or appointed outside director to 5,000 shares, and the annual option award for each outside director to 5,000 shares.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth as of July 23, 1996, assuming the completion of the LBA acquisition and the issuance of the Common Stock pursuant thereto, and as adjusted to reflect the sale of shares by the Company and the Selling Stockholders, certain information with respect to the beneficial ownership of the Common Stock by: (i) each of the Selling Stockholders; (ii) each person known by the Company to beneficially own more than 5% of the Common Stock; (iii) each director and executive officer of the Company; and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted below:

                                                                                                        SHARES
                                                               SHARES BENEFICIALLY                   BENEFICIALLY
                                                                  OWNED PRIOR TO                     OWNED AFTER
                                                                 THE OFFERING(1)                  THE OFFERING(1)(2)
                                                               -------------------     SHARES     ------------------
                                                                NUMBER      PERCENT    OFFERED    NUMBER     PERCENT
                                                               ---------    -------    -------    ------     -------
Warburg, Pincus Investors, L.P. (3).........................     221,547       2.3%    199,393     22,154        *%
United HealthCare Management Company (4)....................      17,106         *       7,698      9,408        *
HLM Partners V, L.P. (5)....................................       4,268         *       1,921      2,347        *
HLM Partners VII, L.P. (5)..................................      17,075         *       7,684      9,391        *
George D. Pillari(6)........................................     386,600       3.9          --    386,600      3.2
Lawrence J. Byrne (7).......................................     116,482       1.2          --    116,482      1.0
Kevin J. Hicks (8)..........................................     116,482       1.2          --    116,482      1.0
Sachi J. Morishige(9).......................................      48,694         *          --     48,694        *
Barry C. Offutt(9)..........................................      13,915         *          --     13,915        *
Jean Chenoweth(9)...........................................      12,110         *          --     12,110        *
Richard Dulude(10)..........................................       3,250         *          --      3,250        *
Richard Berman..............................................          --        --          --         --       --
W. Grant Gregory(10)(11)....................................      12,250         *          --     12,250        *
Phillip B. Lassiter.........................................       2,000         *          --      2,000        *
Mark C. Rogers, M.D.(10)....................................       2,250         *          --      2,250        *
Carl J. Schramm, Ph.D.(10)..................................       2,250         *          --      2,250        *
FMR Corp(12)................................................     981,100      10.0          --    981,100      8.3
Essex Investment Management Company(13).....................     607,785       6.2          --    607,785      5.2
All directors and executive officers as a group (12
  persons)(14)..............................................     716,283       7.2%         --    716,283      6.0%

 * Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of July 23, 1996 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (2) Assumes no exercise of the 30-day option to purchase up to 332,505 shares of Common Stock solely to cover over-allotments, if any, granted by the Company to the Underwriters.

 (3) The sole general partner of Warburg, Pincus Investors, L.P. ("WP Investors") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Company, a New York general partnership manages WP Investors. WP has a 20% interest in the profits of WP Investors and, through its wholly owned subsidiary, E.M. Warburg, Pincus & Co., Inc. owns 1.13% of the limited partnership interests in WP Investors. The address of WP Investors is 466 Lexington Avenue, New York, New York 10017.

 (4) The address of United HealthCare Management Company is 9900 Bren Road, East, Minnetonka, Minnesota 55343.

 (5) The address of HLM Partners is 222 Berkeley Street, Suite 2150, Boston, MA 02116.

 (6) Includes (i) 226,150 shares as to which Mr. Pillari shares beneficial ownership with his wife, (ii) 450 shares held as custodian, and (iii) a currently exercisable option to acquire 160,000 shares of Common Stock.

 (7) Currently the chief executive officer of LBA. After the completion of the LBA acquisition, Mr. Byrne will be appointed as a Senior Vice President of the Company.

 (8) Currently the chief operating officer of LBA. After the completion of the LBA acquisition, Mr. Hicks will be appointed as a Senior Vice President of the Company.

 (9) Includes 44,444, 10,110, and 13,165 shares subject to options held by Sachi
     J. Morishige, Jean Chenoweth and Barry C. Offutt, respectively.

(10) Includes 2,250 shares subject to options under the Directors Option Plan.

(11) Includes 4,000 shares owned through a partnership of which Mr. Gregory is a partner.

(12) Based on a Schedule 13G filed by the listed entity on behalf of itself and certain affiliates. According to the Schedule 13G, there is sole dispositive power with respect to all shares and neither sole nor shared voting power with respect to any such shares. The address of FMR Corp is 85 Devonshire Street, Boston, Massachusetts 02109.

(13) Based on a Schedule 13G filed by the listed entity. According to the
     Schedule 13G, there is sole dispositive power as to all such shares and sole voting power as to 426,905 shares. The address of Essex Investment Management Company is 125 High Street, Boston, Massachusetts 02110.

(14) Includes 236,719 shares subject to options held by all directors and executive officers as a group.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Alex. Brown & Sons Incorporated, Hambrecht & Quist LLC, Montgomery Securities and Robertson, Stephens & Company LLC are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the number of shares of Common Stock set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Common Stock offered hereby if any of such shares are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                       NUMBER
            UNDERWRITER                                                             OF SHARES
            -----------                                                             ---------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.........................................................
Alex. Brown & Sons Incorporated..................................................
Hambrecht & Quist LLC............................................................
Montgomery Securities............................................................
Robertson, Stephens & Company LLC................................................

            Total................................................................   2,216,696
                                                                                    =========


     The Representatives have advised the Company that they propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of $    per share. The Underwriters may allow,
and such dealers may reallow, a discount not in excess of $ per share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 332,505 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the shares of Common Stock offered hereby. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table is of the 2,216,696 shares initially offered hereby.

     The Company and certain officers of the Company and HealthVISION have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or file or cause to be filed a registration statement under the Securities Act with respect to, any shares of Common Stock, securities convertible into, exchangeable for or repayable with such shares or rights or warrants to acquire such shares, for a period of 90 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, except that the Company may, without such consent, grant options pursuant to the Stock Option Plan and the Directors Option Plan or issue shares of Common Stock upon exercise of options currently outstanding, or issue, or file registration statements with respect to, up to a specified number of shares of Common Stock in connection with acquisitions under certain circumstances.

     In connection with the Offering, certain Underwriters (and selling group members, if any) may engage in passive market making transactions in the Common Stock on NASDAQ in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market making, generally, from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on NASDAQ by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company and Selling Stockholders by Whiteford, Taylor & Preston L.L.P., Baltimore, Maryland. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995 included herein and in the Registration Statement of which this Prospectus is a part, and the financial statements of Datis Corporation as of March 31, 1993 and for the year ended March 31, 1993 and the financial statements of William M. Mercer, Incorporated National Health Analysis Unit as of December 31, 1994 and September 30, 1995 and for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995 incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated July 22, 1996, have been included herein and incorporated by reference in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein or incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report by KPMG Peat Marwick LLP covering the consolidated financial statements of the Company noted above refers to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     The combined balance sheet of LBA Health Care Management, Inc. and Healthcare Data Source, Inc. (collectively, the "Predecessor Business") as of December 31, 1994 and the combined statements of operations and retained earnings and cash flows for the Predecessor Business for each of the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through September 27, 1995, the balance sheet of LBA Health Care Management, Inc. as of December 31, 1995 and the statements of operations and retained earnings and cash flows of LBA Health Care Management, Inc. for the period from September 28, 1995 through December 31, 1995 and the consolidated balance sheet of HealthVISION, Inc. as of December 31, 1994 and 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and for the period February 2, 1994 (inception) through December 31, 1994 appearing in this Prospectus and Registration Statement, or incorporated in this Prospectus and Registration Statement by reference to the Company's Current Report on Form 8-K dated July 22, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement or incorporated in this Prospectus and Registration Statement by reference to the Company's
Current Report on Form 8-K dated July 22, 1996, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Datis Corporation as of May 31, 1993 and 1994 and for the year ended May 31, 1994 and the two months ended May 31, 1993 incorporated in this Prospectus by reference to the Form 8-K of HCIA Inc. dated July 22, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at its principal office in Washington, D.C. at prescribed rates. Such reports, proxy statements and other information concerning the Company can be inspected at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or portions of documents filed by the Company with the Commission are incorporated herein by reference:

     (1) Annual Report on Form 10-K for the year ended December 31, 1995, as amended by the Form 10-K/A filed on April 30, 1996.

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     (3) Current Report on Form 8-K filed on July 23, 1996.

     (4) The description of the Common Stock contained in the Company's Registration Statement under the Exchange Act on Form 8-A filed on January 13, 1995.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the filing date of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO THE COMPANY, 300 EAST LOMBARD STREET, BALTIMORE, MARYLAND 21202, ATTENTION: BARRY C. OFFUTT, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.

                           HCIA INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
Consolidated Financial Statements of HCIA Inc.:
  Independent Auditors' Report.............................................................................     F-2
  Consolidated Balance Sheets (December 31, 1994 and 1995).................................................     F-3
  Consolidated Statements of Operations (Years Ended December 31, 1993, 1994 and 1995).....................     F-4
  Consolidated Statements of Changes in Stockholders' Equity (Years Ended December 31, 1993, 1994 and
     1995).................................................................................................     F-5
  Consolidated Statements of Cash Flows (Years Ended December 31, 1993, 1994 and 1995).....................     F-6
  Notes to Consolidated Financial Statements (December 31, 1993, 1994 and 1995)............................     F-7
Unaudited Consolidated Financial Statements of HCIA Inc.:
  Consolidated Balance Sheets (December 31, 1995 and March 31, 1996).......................................    F-18
  Consolidated Statements of Operations (Three Months Ended March 31, 1995 and 1996).......................    F-19
  Consolidated Statement of Changes in Stockholders' Equity (Year Ended December 31, 1995 and Three Months

     Ended March 31, 1996).................................................................................    F-20
  Consolidated Statements of Cash Flows (Three Months Ended March 31, 1995 and 1996).......................    F-21
  Notes to Unaudited Consolidated Financial Statements.....................................................    F-22
Financial Statements of LBA Health Care Management, Inc.:
  Report of Independent Auditors...........................................................................    F-23
  Balance Sheets (December 31, 1994 and 1995)..............................................................    F-24
  Statements of Operations and Retained Earnings (Years Ended December 31, 1993 and 1994, Period from
     January 1, 1995 through September 27, 1995, and Period from September 28, 1995 through December 31,
     1995).................................................................................................    F-25
  Statements of Cash Flows (Years Ended December 31, 1993 and 1994, Period from January 1, 1995 through
     September 27, 1995, and Period from September 28, 1995 through December 31, 1995).....................    F-26
  Notes to Financial Statements............................................................................    F-27
Unaudited Financial Statements of LBA Health Care Management, Inc.:
  Balance Sheet (March 31, 1996)...........................................................................    F-33
  Statements of Operations and Retained Earnings (Three Months Ended March 31, 1995 and 1996)..............    F-34
  Statements of Cash Flows (Three Months Ended March 31, 1995 and 1996)....................................    F-35
  Notes to Unaudited Financial Statements..................................................................    F-36
Pro Forma Financial Statements:
  Unaudited Pro Forma Financial Information................................................................    F-37
  Unaudited Pro Forma Balance Sheet  (December 31, 1995)...................................................    F-38
  Unaudited Pro Forma Balance Sheet (March 31, 1996).......................................................    F-39
  Unaudited Pro Forma Statement of Operations (Year Ended December 31, 1995)...............................    F-40
  Unaudited Pro Forma Statement of Operations (Three Months Ended March 31, 1996)..........................    F-41
  Notes to Unaudited Pro Forma Financial Statements........................................................    F-42

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
HCIA Inc.:

     We have audited the accompanying consolidated balance sheets of HCIA Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HCIA Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standard Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG PEAT MARWICK LLP

Baltimore, Maryland
January 19, 1996

                           HCIA INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                               1994        1995
                                                                                               ----        ----
                                          ASSETS
Current assets:
  Cash and cash equivalents................................................................   $   696    $  3,190
  Short-term investments...................................................................        --      23,280
  Trade accounts receivable, net of allowance for doubtful accounts of $359 in 1994 and
     $454 in 1995..........................................................................     8,607      16,623
  Prepaid expenses.........................................................................       924       2,236
                                                                                                -----      ------
       Total current assets................................................................    10,227      45,329
Furniture and equipment, net (notes 2 and 3)...............................................     3,896       6,576
Computer software costs, net (note 2)......................................................     6,031      11,012
Other intangible assets, net (note 4)......................................................    19,025      42,338
Net deferred tax asset (note 8)............................................................        --       3,090
Note receivable from related party (note 1)................................................     1,551          --
Other......................................................................................       135          56
                                                                                                -----       -----
       Total assets........................................................................   $40,865    $108,401
                                                                                              =======    ========
                  LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................................................   $   605    $    732
  Accrued salaries, benefits and other liabilities (note 5)................................     2,521       4,222
  Capital lease obligations (note 6).......................................................       102         174
  Notes payable (note 1)...................................................................        --       2,265
  Income taxes payable (note 8)............................................................       125       1,098
  Deferred revenue.........................................................................     1,254       1,167
                                                                                                -----       -----
       Total current liabilities...........................................................     4,607       9,658
Net deferred tax liability (note 8)........................................................       535          --
Notes payable (note 1).....................................................................        --         699
Amounts due to related party (note 11).....................................................     1,300          --
                                                                                                -----      ------
       Total liabilities...................................................................     6,442      10,357
                                                                                                -----      ------
Minority interest (note 2).................................................................        52          --
                                                                                                -----      ------
Stockholders' equity (note 10):
  Preferred stock  -- $0.01 par value; authorized 500,000 shares; no shares issued and
     outstanding in 1994 and 1995..........................................................        --          --
  Common stock  -- $.01 par value; authorized 15,000,000 shares; issued and outstanding
     5,437,005 as of December 31, 1994 and 8,955,932 as of December 31, 1995...............        54          90
  Additional paid-in capital...............................................................    36,876     102,882
  Accumulated deficit......................................................................    (2,548)     (4,953)
  Cumulative unrealized appreciation of short-term investments.............................        --          44
  Cumulative effect of currency translation adjustment.....................................       (11)        (19)
                                                                                               -------     -------
       Total stockholders' equity..........................................................    34,371      98,044
                                                                                               -------     -------
       Total liabilities, minority interest and stockholders' equity.......................   $40,865    $108,401
                                                                                              =======    =========

          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     1993       1994       1995
                                                                                     ----       ----       ----
Revenue..........................................................................   $28,111    $30,711    $48,015
Salaries, wages and benefits.....................................................    14,168     15,457     21,932
Other operating expenses.........................................................     7,884      8,538     11,841
Provision for doubtful accounts..................................................       727         87        214
Depreciation.....................................................................       654        957      1,619
Amortization.....................................................................     3,941      3,869      5,245
Write-off of acquired in-process research and development costs (note 1).........        --         --     12,152
                                                                                     -------     ------    -------
  Operating income (loss)........................................................       737      1,803     (4,988)
Interest income..................................................................        --        111      1,290
Interest expense on related party borrowings (note 11)...........................       (72)      (110)       (83)
Interest expense on capital leases...............................................       (39)       (21)      (104)
                                                                                     -------     ------    -------
  Income (loss) before income taxes, minority interest in loss (income) of consolidated subsidiaries and cumulative effect of change in accounting for
     income taxes................................................................       626      1,783     (3,885)
Benefit (provision) for income taxes (note 8)....................................      (362)      (759)     1,554
Minority interest in loss (income) of consolidated subsidiaries (note 2).........        90         (3)       (74)
                                                                                     -------   --------    -------
  Income (loss) before cumulative effect of change in accounting for income
     taxes.......................................................................       354      1,021     (2,405)
Cumulative effect of change in accounting for income taxes.......................      (142)        --         --
                                                                                     -------   --------    -------
  Net income (loss)..............................................................   $   212    $ 1,021    $(2,405)
                                                                                    ========   ========   ========
Net income (loss) per share (note 2).............................................              $  0.19    $ (0.31)
                                                                                               ========   ========
Shares used in per share calculation (note 2)....................................                5,518      7,733
                                                                                               ========   ========

          See accompanying notes to consolidated financial statements

                           HCIA INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                                       CUMULATIVE      CUMULATIVE
                                                                                                       UNREALIZED      EFFECT OF
                 PREFERRED   PREFERRED   PREFERRED     TOTAL              ADDITIONAL                 APPRECIATION OF    CURRENCY
                   STOCK       STOCK       STOCK     PREFERRED   COMMON    PAID-IN     ACCUMULATED     SHORT-TERM      TRANSLATION
                 SERIES A    SERIES B    SERIES C      STOCK     STOCK     CAPITAL       DEFICIT       INVESTMENTS     ADJUSTMENT
                 --------    --------    --------    ---------   ------    ---------   -----------   ---------------   -----------
BALANCE AT
 JANUARY 1,
 1993..........  $ 10,662     $ 2,500     $ 6,400    $ 19,562     $ 30     $ 10,627      $(1,367)         $  --          $   55
Capital
 contributions...       --         --          --          --       --          605           --             --              --
Tax benefit
 from exercise
 of employee
 stock
 options.......        --          --          --          --       --           87           --             --              --
Issuance of
 preferred
 stock.........        --       3,000          --       3,000       --           --           --             --              --
Net income.....        --          --          --          --       --           --          212             --              --
Effect of
 currency
 translation
 adjustment....        --          --          --          --       --           --           --             --             (49)
                  -------      ------      ------    --------      ---      -------      --------         -----           ------
BALANCE AT
 DECEMBER 31,
 1993..........    10,662       5,500       6,400      22,562       30       11,319       (1,155)            --               6
                  -------      ------      ------     -------      ---       ------      --------         -----           ------
Capital
 contributions...       --         --          --          --       --          605           --             --              --
Conversion of
 preferred
 stock.........   (10,662 )    (5,500)     (6,400)    (22,562 )     24       24,952       (2,414)            --              --
Net income.....        --          --          --          --       --           --        1,021             --              --
Effect of
 currency
 translation
 adjustment....        --          --          --          --       --           --           --             --             (17)
                   -------      -------     -------    -------    -------    -------       -------        -------         -------
BALANCE AT
 DECEMBER 31,
 1994..........        --          --          --          --       54       36,876       (2,548)            --             (11)
                   -------      -------     -------     -------    -------   -------       -------        -------         -------
Sale of common
 stock to the
 public........        --          --          --          --       36       66,006           --             --              --
Net loss.......        --          --          --          --       --           --       (2,405)            --              --
Effect of
 currency
 translation
 adjustment....        --          --          --          --       --           --           --             --              (8)
Unrealized
 appreciation
 of short-term
 investments...        --          --          --          --       --           --           --             44              --
                    ------       ------      ------     ------     ------    ------        ------         ------          ------
BALANCE AT
 DECEMBER 31,
 1995..........  $     --     $    --     $    --    $     --     $ 90     $102,882      $(4,953)         $  44          $  (19)
                 =========    =========   =========  =========  =========  ========      ========       ========        ========
                     TOTAL
                 STOCKHOLDERS'
                    EQUITY
                 ------------
BALANCE AT
 JANUARY 1,
 1993..........     $28,907
Capital
 contributions.         605
Tax benefit
 from exercise
 of employee
 stock
 options.......          87
Issuance of
 preferred
 stock.........       3,000
Net income.....         212
Effect of
 currency
 translation
 adjustment....         (49)
                     -------
BALANCE AT
 DECEMBER 31,
 1993..........      32,762
                     ------
Capital
 contributions.         605
Conversion of
 preferred
 stock.........          --
Net income.....       1,021
Effect of
 currency
 translation
 adjustment....         (17)
                      ------
BALANCE AT
 DECEMBER 31,
 1994..........      34,371
                     -------
Sale of common
 stock to the
 public........      66,042
Net loss.......      (2,405)
Effect of
 currency
 translation
 adjustment....          (8)
Unrealized
 appreciation
 of short-term
 investments...          44
                      ------
BALANCE AT
 DECEMBER 31,
 1995..........     $98,044
                    ========

          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN THOUSANDS)

                                                                                     1993       1994        1995
                                                                                     ----       ----        ----
Cash flows from operating activities:
  Net income (loss)..............................................................   $   212    $ 1,021    $ (2,405)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization...............................................     4,595      4,826       6,864
     Write-off of acquired in-process research and development costs.............        --         --      12,152
     Deferred tax provision......................................................       876       (338)     (3,625)
     Provision for doubtful accounts.............................................       727         87         214
     Changes in operating assets and liabilities:
       Accounts receivable.......................................................    (2,120)      (436)     (7,292)
       Income taxes receivable/payable...........................................      (315)     1,097         973
       Prepaid expenses..........................................................      (377)      (234)     (1,505)
       Accounts payable..........................................................      (645)      (853)        215
       Accrued salaries, benefits and other liabilities..........................      (811)      (771)       (816)
       Deferred revenue..........................................................       322         40      (1,714)
       Minority interest.........................................................       (90)         3          75
                                                                                      -------    -------    -------
          Net cash provided by operating activities..............................     2,374      4,442       3,136
                                                                                      -------    -------    -------
Cash flows from investing activities:
  Purchases of furniture and equipment...........................................    (2,000)    (1,568)     (3,145)
  Cost of acquisitions, net of cash acquired.....................................      (148)        --     (35,271)
  Computer software costs purchased or capitalized...............................    (2,236)    (2,603)     (6,151)
  Other intangible assets purchased or capitalized...............................    (1,103)      (779)       (716)
  Purchases of short-term investments............................................        --         --     (69,312)
  Sales of short-term investments................................................        --         --      46,077
  Payments on note receivable....................................................        --        108       1,551
  Other..........................................................................        --        (40)        104
                                                                                      ------     ------    --------
       Net cash used in investing activities.....................................    (5,487)    (4,882)    (66,863)
                                                                                      -----      -----      ------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock......................................     3,000         --          --
  Proceeds from capital contributions............................................       692        605          --
  Proceeds from public offerings.................................................        --         --      66,042
  Borrowings from related party..................................................     2,925      1,400       2,915
  Repayments of related party borrowings.........................................    (2,779)    (1,250)       (513)
  Repayments of note payable.....................................................        --         --      (1,900)
  Other borrowings...............................................................        16         --          --
  Principal payments on capital leases...........................................      (188)      (187)       (315)
                                                                                     -------    -------     -------
       Net cash provided by financing activities.................................     3,666        568      66,229
                                                                                     -------    -------     -------
Impact of currency fluctuations on cash and cash equivalents.....................       (49)       (17)         (8)
                                                                                     -------    -------     -------
Increase (decrease) in cash and cash equivalents.................................       504        111       2,494
Cash and cash equivalents  -- beginning of year..................................        81        585         696
                                                                                     -------    -------     -------
Cash and cash equivalents  -- end of year........................................   $   585    $   696    $  3,190
Supplemental cash flow information                                                   =======    =======     =======
   -- cash paid during the year for interest.....................................   $   154    $   137    $     89
   -- cash paid during the year for income taxes.................................   $    --    $    --    $  1,088
                                                                                     =======    =======     =======

          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1993, 1994 AND 1995

(1)  BACKGROUND

  (a) DESCRIPTION OF BUSINESS

     HCIA Inc. ("HCIA" or the "Company") is a health care information content company that develops and markets integrated clinical information systems and products. The Company's systems and products range from standardized data bases to highly focused Decision Support Systems that assist its customers in evaluating the efficacy and economics of health care delivery. The Company's customers include hospitals, integrated delivery systems, self-insured employers, pharmaceutical companies and managed care organizations.

  (b) PUBLIC OFFERINGS

     During February 1995, the Company completed an initial public offering of approximately 2.0 million shares of Common Stock at $14.00 per share. In August 1995, the Company completed a second public offering of approximately 2.6 million shares at $28.50 per share. The second public offering consisted of 1.5 million shares issued by the Company and approximately 1.1 million shares sold by the Company's largest stockholder, AMBAC Inc. ("AMBAC").

  (c) ACQUISITIONS

     On April 28, 1995, the Company acquired all of the capital stock of Datis Corporation ("Datis") for $14,250,000 in cash. Datis provides databases and related analyses to hospitals and hospital systems. The acquisition was accounted for using the purchase method of accounting and resulted in increases in current assets of $1,338,000, furniture and equipment of $1,092,000, other assets of $25,000, software of $233,000 and other intangible assets of $16,503,000; offset by increases in current liabilities of $4,671,000 and long term liabilities of $270,000. Substantially all of the other intangible assets recorded in connection with this acquisition relate to goodwill. The goodwill is being amortized over its estimated useful life of 20 years. The estimate of the amortization period is based on the nature of the products and markets of Datis and the historical rate of change in the products and markets. Funding for the acquisition was provided from the proceeds of the Company's initial public offering.

     During November 1995, the Company acquired an additional 36% interest in CHKS Limited ("CHKS"). As a result of this acquisition, CHKS became a wholly-owned subsidiary of the Company. The Company issued notes payable to the former shareholders in the amount of $2,795,000. The purchase agreement also provides for an additional payment to the former shareholders in the event that certain operational performance targets are met by CHKS during 1996. This acquisition was accounted for using the purchase method of accounting and resulted in additional goodwill of $2,709,000. The goodwill is being amortized over its estimated useful life of 15 years. The estimate of the amortization period is based on the nature of the products and markets of CHKS and the historical rate of change in the products and markets.

     On December 15, 1995, the Company acquired the assets constituting the CHAMP unit of William M. Mercer, Incorporated for $17,500,000 in cash. The CHAMP unit provides data base and analytical reporting services to large employers to assist them in the management of their health care costs. The acquisition was accounted for using the purchase method of accounting and resulted in an increase in software of $859,000 and other intangible assets of $4,489,000. The other intangible assets consist of trade names of $1,266,000, assembled workforce of $1,102,000, customer base of $595,000 and goodwill of $1,526,000. These assets are being amortized on a straight-line basis over 12 years. The lives of these assets were determined by an independent appraiser based on, among other things, employee turnover, historical customer retention rates and the historical rate of change in the products and markets. At the date of the acquisition, the Company recorded a non-recurring charge of $12,152,000 relating to in-process research and development costs which were acquired in this acquisition.

                           HCIA INC. AND SUBSIDIARIES

These costs related to the development of a client server based system to process and deliver health care data and analysis tools to CHAMP customers. The amount of the non-recurring charge was equal to the estimated current fair value, based on the risk adjusted cash flows (at a discount rate of 20%, which included cost of capital of 18% and an incremental risk premium of 2%), of specifically identified technologies for which technological feasibility had not yet been established pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," and for which future alternative uses did not exist. Consideration of technological feasibility for purposes of this calculation was done on a basis consistent with that normally utilized by the Company (See Note 2(d)). This charge is recorded as an operating expense on the accompanying consolidated statement of operations for the year ended December 31, 1995. Funding for this acquisition was provided from the proceeds of the Company's public offerings.

     During 1995, the Company also acquired certain assets and assumed certain liabilities of John Froehlich Associates, MetriCor Inc. and MetaGenerics. The aggregate purchase price for these acquisitions was $1,677,000, consisting of cash of $1,166,000 and notes payable of $511,000. These acquisitions were accounted for using the purchase method of accounting and resulted in increases in furniture and equipment of $75,000, increases in other intangible assets of $1,938,000 and increases in current liabilities of $336,000. The other intangible assets consist of goodwill which is being amortized on a straight-line basis over estimated useful lives of 10 to 15 years. The estimate of each amortization period is based on the nature of the products and markets of the acquired entities and the historical rate of change in the products and markets. Funding for these acquisitions was provided from the proceeds of the Company's public offerings.

     Unaudited pro forma combined results of the operations of the Company for the years ended December 31, 1995 and 1994 are presented below and have been prepared assuming that the acquisitions discussed above had been made as of January 1, 1994.

                                                                                       1994       1995
                                                                                       ----       ----
                                                                                         (UNAUDITED)
Revenue............................................................................   $47,156    $57,389
Net income (loss)..................................................................   $(1,844)   $ 3,355
Net income (loss) per share........................................................   $ (0.33)   $  0.42

     The pro forma results include the historical accounts of the Company and the acquired entities adjusted to reflect the effects of the depreciation and amortization of the acquired identifiable tangible and intangible assets based on the new cost basis of the assets acquired, additional interest expense related to notes payable issued in connection with certain acquisitions, the reversal of the non-recurring write-off of acquired in-process research and development costs recorded in connection with the CHAMP acquisition and the related income tax effects. The pro forma results are not necessarily indicative of actual results which might have occurred had the operations and management of the Company and the acquired entities been combined in 1994 and 1995.

  (d) DIVESTITURE

     Effective January 1, 1994, the Company sold certain of its software product lines at their approximate book value to a company formed by a group of the Company's former employees. These product lines generated revenues of approximately $3.0 million during the year ended December 31, 1993. In connection with the sale, the Company received a note in the amount of $1,659,000 and also purchased a 49% equity interest in the new entity for $120,000. During 1995, the Company received payment in full on the balance outstanding on the note and sold the equity interest back to the entity for $139,000, representing the original investment of $120,000 plus interest for the period the equity interest was held.

                           HCIA INC. AND SUBSIDIARIES

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements include the accounts of the Company and its subsidiaries. The minority interest of CHKS for the periods before it became wholly-owned is stated separately on the financial statements. All significant intercompany transactions have been eliminated in consolidation.

  (b) CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash equivalents consist of highly liquid securities with original maturities of three months or less at the date acquired by the Company. At December 31, 1995, the Company's short-term investments, which are classified as available for sale securities portfolio, consist of the following:

                                                                   FAIR VALUE        COST
                                                                   ----------        ----
      Auction Market Preferred Stock............................   $  7,000,000   $  7,000,000
      Variable Rate Debentures..................................      5,500,000      5,500,000
      Municipal Bonds...........................................     10,780,000     10,736,000
                                                                   ------------   ------------
        Total...................................................   $ 23,280,000   $ 23,236,000
                                                                   ============   ============

     The portfolio is carried at fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." All securities mature within one year. Gross unrealized gains and losses were $44,000 and $0, respectively, and are included as a separate component of stockholders' equity. Realized gains and losses are recorded using the specific identification basis to determine costs. During 1995, proceeds from sales of the securities totalled $46,677,000, gross realized gains totalled $2,000 and gross realized losses totalled $0.

  (c) FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Included in furniture and equipment are computer hardware, furniture and fixtures and leasehold improvements. These costs are being depreciated on the straight-line method over their estimated useful lives of three to five years.

  (d) COMPUTER SOFTWARE COSTS

     Computer software costs include the cost of internally developed software and the fair market value assigned to computer software obtained in purchase transactions. Costs for internally developed software are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." These costs relate primarily to the building of production systems and extending existing applications to new markets or platforms using existing technologies and programming methods. The Company capitalizes only those costs incurred after a detailed program design or, in the absence of such, a working prototype has been developed. The Company generally develops its applications in connection with customer contracts and includes the related costs as a component of operating expenses in the period incurred. The Company capitalized or purchased a total of $2,236,000, $2,603,000 and $7,260,000 of computer software costs in 1993, 1994 and 1995, respectively, including $1,109,000 in 1995 related to business acquisitions.

     Capitalized costs are amortized, beginning with market availability, over the economic useful life of the product. Typically, this life is five years. The annual amortization expense is the greater of the amount computed using (a) the ratio that current gross revenues for a product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported. Amortization expense for computer software was $1,540,000,

                           HCIA INC. AND SUBSIDIARIES

$1,456,000 and $2,048,000 during 1993, 1994 and 1995, respectively. Accumulated amortization for computer software was $4,462,000 and $6,510,000 at December 31, 1994 and 1995, respectively.

     The Company evaluates, on a quarterly basis, the recoverability of capitalized software costs on the basis of whether such costs are fully recoverable from projected undiscounted cash flows of individual system and product lines.

  (e) REVENUE RECOGNITION

     Revenue from license fees for access to the Company's data bases is recognized when access to the data base is made available to the customer. Revenue from custom system or data base development and implementation contracts is recognized on a percentage of completion basis using the cost to cost method. On a quarterly basis, the Company assesses whether the current estimate of total contract costs for each of these contracts indicates a loss is expected and accrues any such losses on the entire contract in that quarter. Where the Company has contracted to provide both access to a Company data base and development of a custom data base, the contract value is segmented into its discrete elements according to their relative values, and revenue is recognized separately on each element in accordance with the above.

     Revenue from group data contracts, which obligate the Company to process data, produce reports and update data bases on periodic intervals, is recognized as the contracted obligations are fulfilled.

     Revenue from licensing of software products is recognized upon shipment, provided that no vendor obligations remain outstanding. While the Company has no significant post-contract support (PCS) obligations, any revenue related to insignificant PCS obligations on software licenses is deferred and recognized over the contract term. The Company determines the component of revenue applicable to PCS obligations based upon its experience in fulfilling such obligations.

     Revenue on all other products is recognized when the product is shipped.

     During 1993 and 1994, one customer accounted for 12% of the Company's revenue. At December 31, 1994, receivables from that customer represented 12% of the Company's trade accounts receivable. Consistent with Company policy, no collateral or other security was held with respect to such trade accounts receivable. During 1995, no single customer accounted for 10% or more of the Company's revenue or trade accounts receivable.

  (f) FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of CHKS are translated at year-end exchange rates, while revenue and expenses are translated at rates prevailing during the period. Accordingly, translation adjustments that arise due to fluctuations in exchange rates are excluded from operations and are reported as a separate component of stockholders' equity.

  (g) INCOME TAXES

     Prior to the completion of the Company's initial public offering in February 1995, the Company was party to a federal tax-sharing agreement with AMBAC and was included in AMBAC's consolidated federal income tax return. The tax-sharing agreement provided for the determination of tax expense or benefit based on the contribution of the Company to AMBAC's tax liability, computed substantially as if the Company filed a separate income tax return. The tax liability due AMBAC was settled quarterly, with a final settlement taking place after the filing of the consolidated federal tax return. Commencing February 22, 1995, the Company is no longer included on a consolidated basis for tax purposes with AMBAC and is responsible for filing its own federal income tax return.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), and the cumulative effect of this change as of that date is reported in the consolidated statement of operations for 1993.

                           HCIA INC. AND SUBSIDIARIES

     Under SFAS No. 109, the Company uses the asset and liability method to account for deferred income taxes. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted rates expected to be in effect when such amounts are realized or settled. The effects of changes in tax laws or rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

  (h) EARNINGS PER SHARE

     Earnings per share has been calculated based upon the weighted average number of shares outstanding and using the treasury stock method for outstanding stock options. The number of shares used in this calculation has been adjusted to reflect a one-for-three reverse stock split and the conversion of Class A and Class B common stock into a single class of common stock (see note 10). For 1994, the fair market value per share for the purpose of the calculation of the weighted average shares outstanding was assumed to be $11.00, which was the mid-point of the initial public offering price range.

  (i) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (j) RECLASSIFICATIONS

     Certain amounts for 1993 and 1994 have been reclassified to conform to the presentation for 1995.

(3)  FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following at December 31:

                                                                        1994          1995
                                                                        ----          ----
       Computer equipment.........................................   $ 5,225,000   $ 8,629,000
       Office furniture and equipment.............................       887,000     1,398,000
       Other......................................................       164,000       392,000
                                                                       ---------    ----------
                                                                       6,276,000    10,419,000
       Less accumulated depreciation..............................     2,380,000     3,843,000
                                                                     -----------   -----------
                                                                     $ 3,896,000   $ 6,576,000
                                                                     ===========   ===========


(4)  OTHER INTANGIBLE ASSETS

     Other intangible assets at December 31, 1994 consist of the following:

                                                                     CAPITALIZED    ACCUMULATED      CARRYING
                                                                        COST        AMORTIZATION      VALUE
                                                                     -----------    ------------     --------
       Data bases.................................................   $ 5,326,000    $2,749,000     $  2,577,000
       CPHA license...............................................     8,073,000     1,286,000        6,787,000
       Prepaid CPHA royalties.....................................     5,958,000       949,000        5,009,000
       Goodwill...................................................     4,934,000     1,202,000        3,732,000
       Other......................................................     1,938,000     1,018,000          920,000
                                                                     -----------    ----------     ------------
                                                                     $26,229,000    $7,204,000     $ 19,025,000
                                                                     ===========    ==========     ============

     Other intangible assets at December 31, 1995 consist of the following:

                           HCIA INC. AND SUBSIDIARIES

                                                                     CAPITALIZED    ACCUMULATED      CARRYING
                                                                        COST        AMORTIZATION      VALUE
                                                                     -----------    ------------   -----------
       Data bases.................................................   $ 5,888,000    $3,711,000     $  2,177,000
       CPHA license...............................................     8,073,000     1,761,000        6,312,000
       Prepaid CPHA royalties.....................................     5,958,000     1,300,000        4,658,000
       Goodwill...................................................    27,531,000     2,231,000       25,300,000
       Other......................................................     3,976,000        85,000        3,891,000
                                                                     -----------    ----------     ------------
                                                                     $51,426,000    $9,088,000     $ 42,338,000
                                                                     ===========    ==========     ============

     Data bases consist of the fair market value of various data bases acquired through acquisitions, the cost of acquiring data and internal development costs (direct labor and related overhead) incurred in standardizing data for use in internally developed data bases. These assets are being amortized on a straight-line basis over their estimated useful lives of five years. Amortization expense for data bases was approximately $849,000, $839,000 and $962,000 during 1993, 1994 and 1995, respectively.

     During 1992, the Company acquired an exclusive license to access and sell the data bases and certain other assets of the Commission on Professional and Hospital Activities ("CPHA"). This license was recorded at its estimated fair value of $8,073,000 at the date of acquisition and is being amortized on a straight-line basis over 17 years. The amortization period was determined to be the estimated economic life cycle of the licensed properties, as corroborated by an independent appraisal, and reflected the remainder of the existing term of the license at the date of acquisition plus one renewal term provided under the terms of the agreement.

     Under the terms of the license, the Company paid royalties to CPHA based on revenues earned utilizing the licensed assets. Subsequent to the acquisition, the Company and CPHA entered into a new license agreement. Under the terms of the new agreement, the Company paid $5,958,000 to CPHA in lieu of future royalty obligations. The payment is recorded as prepaid CPHA royalties and is being amortized on a straight-line basis over 17 years, consistent with the estimated economic life of the licensed properties.

     Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is being amortized on a straight-line basis over 10 to 20 years. Such amortization periods are estimated based on the nature of the products and markets of the acquired companies and the historical rates of changes in these products and market areas.

     Other intangibles consist of noncompetition agreements and identifiable intangible assets obtained through acquisitions. The noncompetition agreements are amortized over their 1 to 2 year terms. Certain of the noncompetition agreements are with the original stockholders of the acquired company who are still employed by the Company or AMBAC as of December 31, 1995. Amortization of these agreements, which are valued at $684,000, will commence when the stockholders are no longer employees of AMBAC or the Company. The acquired identifiable intangible assets consist of trade names, assembled workforce, customer base and methodologies. The trade names, assembled workforce and customer base were obtained through the CHAMP acquisition, and are being amortized over 12 years. The lives of these assets were determined by an independent appraiser based on factors such as going concern value, employee turnover and historical customer retention rates. The methodologies are being amortized over their estimated useful lives of 5 years.

                           HCIA INC. AND SUBSIDIARIES

(5)  ACCRUED SALARIES, BENEFITS AND OTHER LIABILITIES

     Accrued salaries, benefits and other liabilities consist of the following at December 31:

                                                                           1994          1995
                                                                           ----          ----
       Accrued salaries.............................................   $   602,000   $   844,000
       Accrued benefits.............................................       284,000       304,000
       Accrued vacation.............................................       418,000       562,000
       Other........................................................     1,217,000     2,512,000
                                                                       -----------   -----------
                                                                       $ 2,521,000   $ 4,222,000
                                                                       ===========   ===========



(6)  LEASES

     The Company leases certain of its equipment under capital leases. These leases require monthly lease payments plus related sales taxes and maintenance agreement payments and are capitalized using interest rates from 6.7% to 16.3%. The equipment is recorded in the accompanying balance sheets as follows at December 31:

                                                                                            1994        1995
                                                                                            ----        ----
       Equipment.......................................................................   $ 666,000   $ 859,000
       Less: Accumulated amortization..................................................     564,000     685,000
                                                                                          ---------   ---------
              Net......................................................................   $ 102,000   $ 174,000
                                                                                          =========   =========


     At December 31, 1995, future minimum obligations under the leases totaled $186,000, including $12,000 representing interest.

     The Company leases office space and certain equipment under operating leases. Rent expense for these leases was $1,312,000, $1,527,000 and $2,286,000 during 1993, 1994 and 1995, respectively. The minimum rental commitments under noncancelable operating leases as of December 31, 1995, are as follows:

       Year Ending December 31:
       1996.....................................................................................   $  2,937,000
       1997.....................................................................................      2,429,000
       1998.....................................................................................      1,909,000
       1999.....................................................................................      1,618,000
       2000.....................................................................................      1,049,000
       Thereafter...............................................................................      1,794,000
                                                                                                   ------------
              Total minimum payments required...................................................   $ 11,736,000
                                                                                                   ============


(7)  SAVINGS INCENTIVE PLAN

     The Company maintains the HCIA Inc. Savings Incentive Plan, a profit sharing plan qualified under Section 401(a) of the Internal Revenue Code. All employees of the Company who have completed one year of service are eligible to participate in the Plan. Subject to certain limitations on individual contributions and allocations and Company deductions, the Plan allows participants to defer up to 15% of their pay on a pre-tax basis and up to 10% of their pay on an after-tax basis. The Company also makes matching contributions equal to 50% of the amount a participant defers up to 4% of the participant's pay. The Plan also provides for discretionary contributions by the Company. All participants are fully vested in all of their accounts in the Plan. The Company's contributions to the Plan during 1993, 1994 and 1995 were approximately $155,000, $167,000, and $194,000, respectively.

                           HCIA INC. AND SUBSIDIARIES

(8)  INCOME TAXES

     The income tax expense (benefit) relating to the operations of the Company is composed of the following:

                                                                           1993          1994          1995
                                                                           ----          ----          ----
       Federal and state:
         Current.....................................................   $(514,000)   $1,097,000    $ 2,071,000
         Deferred....................................................     876,000      (338,000)    (3,625,000)
                                                                        ---------    ----------    -----------
              Total income tax expense (benefit).....................   $ 362,000    $  759,000    $(1,554,000)
                                                                        =========    ==========    ===========


     The tax provisions in the accompanying financial statements differ from prevailing federal corporate rates. A reconciliation of this difference follows:

                                                           1993                1994                  1995
                                                      --------------      ---------------     -------------------
                                                       AMOUNT     %        AMOUNT     %         AMOUNT        %
                                                       ------     -        ------     -         ------        -
Computed expected tax expense (benefit)
  at statutory rate.................................  $ 251,000  35.0%    $623,000   35.0%    $(1,346,000)  (34.0)%
Goodwill amortization...............................    100,000  14.0       44,000    2.5         187,000     4.7
Tax-exempt interest.................................         --    --           --     --        (199,000)   (5.0)
State tax net of federal benefit....................         --    --       93,000    5.2        (221,000)   (5.6)
Other, net..........................................     11,000   1.5       (1,000)    --          25,000      .6
                                                      ---------  -----    --------   -----    ------------  ------
                                                      $ 362,000  50.5%    $759,000   42.7%    $(1,554,000)  (39.3)%
                                                      =========  =====    ========   =====    ============  =======


     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1994 and 1995, are presented below:

                                                                                  1994          1995
                                                                                 -------      ---------
Deferred tax assets:
  Operating accruals.........................................................   $ 247,000    $   403,000
  Cost of acquired in-process research and development.......................          --      4,941,000
                                                                                  -------     -----------
     Gross deferred tax assets...............................................     247,000      5,344,000
     Valuation allowance.....................................................          --             --
                                                                                  -------     ------------
     Net deferred tax assets.................................................     247,000      5,344,000
Deferred tax liabilities:
  Capitalized acquisitions costs.............................................   $ 274,000    $   352,000
  Capitalized royalty payments...............................................     171,000        183,000
  Capitalized software.......................................................     337,000      1,719,000
                                                                                ---------    ------------
     Total deferred tax liabilities..........................................     782,000      2,254,000
                                                                                ----------   -----------
     Net deferred tax asset (liability)......................................   $(535,000)   $ 3,090,000
                                                                                ==========   ============


     The valuation allowance for deferred tax assets as of January 1, 1994 and December 31, 1994 and 1995 was $0. Therefore, there was no net change in the valuation allowance for 1994 and 1995.

(9)  LINE OF CREDIT

     The Company has entered into a line of credit agreement with a bank which allows for maximum borrowings of $4,000,000. The line of credit is secured by accounts receivable and bears interest at the bank's prime rate

                           HCIA INC. AND SUBSIDIARIES
plus 0.25% (8.75% as of December 31, 1995) and expires on January 2, 1997. The Company also pays a commitment fee on the average daily unused portion of the line of credit at a rate of 0.25% per annum. As of December 31, 1995 there had been no borrowings under the line of credit.

(10)  STOCKHOLDERS' EQUITY

  (a) CAPITAL AMENDMENT

     Effective February 14, 1995, the Company filed an amendment to its articles of incorporation which effected: (i) a one-for-three reverse stock split; (ii) the conversion of the Class A and Class B common stock into a single class of common stock; and (iii) the authorization of a total of 15,000,000 shares of common stock and 500,000 shares of preferred stock, each having a par value of $.01 per share. All references to common stock and stock options in these financial statements have been adjusted to reflect the one-for-three reverse stock split as if it had occurred prior to January 1, 1993.

  (b) COMMON AND PREFERRED STOCK

     The preferred stock may be issued from time to time by the board of directors as shares of one or more series. The description of the shares of each series of preferred stock is established by the board of directors prior to the issuance of the series of shares.

     During 1993, the Company issued 30,000 shares of Series B, 6% cumulative preferred stock to AMBAC Indemnity Corporation ("AIC").

     During 1994, the Company issued 2,378,672 shares of common stock to AIC in exchange for the 225,621 shares of preferred stock then outstanding.

     During 1995, the Company issued 3,512,500 shares of common stock in connection with its public offerings.

  (c) OPTIONS

     At December 31, 1994 and 1995, the Company had outstanding stock options as follows:

                                                                                              1994       1995
                                                                                            --------  --------
       Stock options outstanding pursuant to:
         HCIA Stock Option Plan..........................................................         --    169,933
         Directors Option Plan...........................................................         --     22,500
         Other options...................................................................    374,226    507,800
                                                                                             -------    -------
         Total stock options outstanding.................................................    374,226    700,233
                                                                                             =======    =======

     The HCIA Stock Option Plan provides that up to 450,000 options may be issued to employees of the Company. Options granted to date under this plan vest over a period of three or four years. The Directors Option Plan provides that 100,000 options may be issued to outside directors of the Company. Options granted to date under this plan vest over a period of two years. The Company has also issued non-plan options which generally vest over periods of two or three years. In February 1995, the Company issued a non-plan option to its chief executive officer which was fully vested on the date of grant. All stock options issued by the Company have been granted with exercise prices equal to or greater than the estimated fair market value of the common stock on the date of grant; accordingly, the Company has recorded no compensation expense related to such grants. Stock option transactions are summarized as follows:

                           HCIA INC. AND SUBSIDIARIES

                                                                            1993       1994           1995
                                                                           -------    ------         ------
       Options outstanding -- beginning of period.......................   169,163    164,997         374,226
       Granted..........................................................        --    217,563         357,433
       Exercised........................................................        --         --          (6,427)
       Cancelled........................................................    (4,166)    (8,334)        (24,999)
                                                                           --------   -------         -------
       Options outstanding -- end of period.............................   164,997    374,226         700,233
                                                                           =======    =======         =======
       Option price or price ranges during period:
       Granted..........................................................      $ --     $10.50    $14.00-26.25
       Exercised........................................................      $ --       $ --          $10.50
       Options exercisable at end of period.............................        --         --         186,876
                                                                           =======    =======     ===========


(11)  RELATED PARTY TRANSACTIONS

     In January 1993 and 1994, the Company executed credit agreements with AMBAC. The credit agreement entered into in January 1994 replaced the prior agreement and extended a revolving line of credit of $2.5 million (subject to certain borrowing base limitations) at a rate based upon the prime rate of Citibank, N.A. in New York, New York. The Company was also required to pay AMBAC a commitment fee on the average daily unused portion of the line of credit at a rate of 0.25% per annum. The Company utilized approximately $1.9 million of the proceeds from its initial public offering to repay the outstanding borrowings under the credit agreement. The credit agreement was terminated in May 1995.

     Until August 1995, the Company maintained its business insurance, including property, general liability, automobile, workers' compensation and fidelity and fiduciary coverage (including officers' and directors' liability insurance) through AMBAC, which purchased insurance coverage for the Company. The Company was charged its pro rata share of premiums. The amounts of premiums paid to AMBAC by the Company were $90,000, $72,000 and $89,000 for policy years 1993, 1994 and 1995, respectively.

     AIC purchases information services from the Company. Such purchases totaled $262,000, $288,000 and $250,000 during 1993, 1994 and 1995, respectively.

(12)  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, trade accounts receivable, other current assets, accounts payable, accrued expenses and capital lease obligations approximates fair value because of the short-term maturity of these instruments. The fair value of short-term investments is estimated based on quoted market prices for these or similar investments. The Company has notes receivable from and notes payable to individuals relating to certain of its business acquisitions. It is not practicable to estimate the fair value of these notes since they are not traded, no quoted values are readily available for similar financial instruments and the Company believes it is not cost-effective to have valuations performed. However, management believes that there has been no permanent impairment in the value of such notes.

(13)  NEW FINANCIAL ACCOUNTING STANDARDS

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ("SFAS No. 123"), was issued. This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the income statement, or the pro forma effect on net income and earnings per share of such compensation expense to be disclosed in the notes to the Company's consolidated financial statements commencing with the Company's 1996 fiscal year. The Company expects to adopt SFAS No. 123 on a disclosure basis only. As such, implementation of SFAS No. 123 is not expected to impact the Company's consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " ("SFAS No. 121"), was issued. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles which are to be disposed. Implementation of SFAS No. 121 is not expected to have a material impact on the Company's consolidated financial statements.

(14)  SUBSEQUENT EVENTS (UNAUDITED)

     In May 1996, the Company acquired all of the outstanding capital stock of Response Healthcare Information Management, Inc. ("Response") for approximately $6,200,000 in cash. Response specializes in capturing and analyzing point-of-care, patient-centered data relating to disease-specific outcomes measurement, member/patient satisfaction and functional status, as well as the development of Internet applications. Response's primary customers include managed care organizations and pharmaceutical companies. At the date of the acquisition, the Company recorded a non-recurring charge of $4,372,000 relating to acquired in-process research and development costs.

     On July 19, 1996, the Company entered into a definitive agreement to acquire LBA Health Care Management, Inc. ("LBA") through the acquisition of all of the capital stock of its parent company, HealthVISION, Inc., for approximately $130,000,000, $100,000,000 of which is payable in cash and $30,000,000 of which is payable through delivery of 492,960 shares of common stock of the Company. The Company has obtained a commitment from a bank for a $100,000,000 credit facility to fund the cash portion of the purchase price, which the Company intends to repay with the net proceeds of an offering of its common stock soon after the date of acquisition. LBA is a provider of health care information products and services that combine data collection, benchmarking and decision support tools to identify and quantify cost reduction and quality improvement opportunities in clinical settings.

                           HCIA INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      DECEMBER 31, 1995 AND MARCH 31, 1996
                                 (IN THOUSANDS)

                                                                                            DEC. 31,     MARCH 31,
                                                                                              1995         1996
                                                                                            --------    -----------
                                                                                                        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..............................................................   $  3,190     $   4,359
  Short-term investments.................................................................     23,280        20,582
  Trade accounts receivable, net of allowance for doubtful accounts of
     $542 in 1996 and $454 in 1995.......................................................     16,623        18,222
  Prepaid expenses and other current assets..............................................      2,236         2,858
                                                                                             -------       -------
       Total current assets..............................................................     45,329        46,021

Furniture and equipment, net.............................................................      6,576         6,356
Computer software costs, net.............................................................     11,012        12,297
Other intangible assets, net.............................................................     42,338        42,813
Deferred tax asset, net..................................................................      3,090         2,940
Other....................................................................................         56           777
                                                                                            --------     ---------
       Total assets......................................................................   $108,401     $ 111,204
                                                                                            ========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................................................   $    732     $   1,222
  Accrued salaries, benefits and other liabilities.......................................      4,222         4,121
  Capital lease obligations..............................................................        174           125
  Notes payable..........................................................................      2,265         1,529
  Income taxes payable...................................................................      1,098         1,694
  Deferred revenue.......................................................................      1,167         2,281
       Total current liabilities.........................................................      9,658        10,972
                                                                                               -----        ------
Notes payable............................................................................        699           699
                                                                                              ------        -------
       Total liabilities.................................................................     10,357        11,671
                                                                                              ======        ======

Stockholders' equity:
Common stock -- $.01 par value; 15,000,000 shares authorized; 8,989,607 issued
  and outstanding as of March 31, 1996...................................................         90            90
Additional paid-in capital...............................................................    102,882       103,147
Accumulated deficit......................................................................     (4,953)       (3,662)
Cumulative unrealized (depreciation)/appreciation of short-term investments..............         44           (22)
Cumulative effect of currency translation adjustment.....................................        (19)          (20)
                                                                                            --------     ---------
                                                                                              98,044        99,533
                                                                                            --------     ---------
Total liabilities and stockholders' equity...............................................   $108,401     $ 111,204
                                                                                            ========     =========

          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                 1995      1996
                                                                                                ------    ------
Revenue......................................................................................   $8,749    $14,229
Salaries, wages and benefits.................................................................    4,542      6,686
Other operating expenses.....................................................................    2,479      3,303
Depreciation.................................................................................      262        518
Amortization.................................................................................    1,029      1,792
                                                                                                ------     ------
     Operating income........................................................................      437      1,930
Interest income..............................................................................      176        282
Interest expense.............................................................................      (25)       (83)
                                                                                                ------     ------
     Income before income taxes and minority interest in income of consolidated
      subsidiaries...........................................................................      588      2,129
Provision for income taxes...................................................................     (238)      (838)
Minority interest in income of consolidated subsidiaries.....................................       (7)        --
                                                                                                ------    -------
     Net income..............................................................................   $  343    $ 1,291
                                                                                                ======    =======
Net income per share.........................................................................   $ 0.05    $  0.14
                                                                                                ======    =======
Shares used in per share calculation.........................................................    6,508      9,460
                                                                                                ======    =======


          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                          Year ended December 31, 1995
                   and the Three months ended March 31, 1996
                                 (IN THOUSANDS)

                                                                            CUMULATIVE
                                                                            UNREALIZED        CUMULATIVE
                                                                           APPRECIATION/      EFFECT OF
                                            ADDITIONAL                   (DEPRECIATION) OF     CURRENCY         TOTAL
                                  COMMON     PAID-IN      ACCUMULATED       SHORT-TERM        TRANSLATION   STOCKHOLDERS'
                                  STOCK      CAPITAL        DEFICIT         INVESTMENTS       ADJUSTMENT       EQUITY
                                 -------   ------------   -----------     --------------      ------------   ------------
BALANCE AT
  DECEMBER 31, 1994............    $ 54      $  36,876      $(2,548)           $  --             $(11)         $34,371
                                 -------     ---------      --------           --------          ------        --------
Sale of common stock to the
  public.......................      36         66,006           --               --               --           66,042
Net loss.......................      --             --       (2,405)              --               --           (2,405)
Effect of currency translation
  adjustment...................      --             --           --               --               (8)              (8)
Unrealized appreciation of
  short-term investments.......      --             --           --               44               --               44
                                  -------    -----------    ---------          ---------         -------       --------
BALANCE AT
  DECEMBER 31, 1995............      90        102,882       (4,953)              44              (19)          98,044
                                  -------    -----------    ---------          ---------         -------       --------
Exercise of stock options......      --            265           --               --               --              265
Net income.....................      --             --        1,291               --               --            1,291
Effect of currency translation
  adjustment...................      --             --           --               --               (1)              (1)
Unrealized (depreciation) of
  short-term investments.......      --             --           --              (66)              --              (66)
                                  -------    -----------    ---------          ---------         -------       --------
BALANCE AT MARCH 31, 1996
  (unaudited)..................    $ 90      $ 103,147      $(3,662)           $ (22)            $(20)         $99,533
                                  =======    ===========    =========          =========         =======       ========

          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   Three months ended March 31, 1995 AND 1996
                                 (IN THOUSANDS)
                                  (Unaudited)

                                                                                               1995        1996
                                                                                              ------      ------
Cash flows from operating activities:
  Net income...............................................................................   $   343    $  1,291
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.........................................................     1,291       2,310
     Deferred tax provision................................................................        --         150
     Changes in operating assets and liabilities:
       Accounts receivable.................................................................       174      (1,263)
       Income taxes payable................................................................       209         596
       Prepaid expenses....................................................................      (169)       (553)
       Accounts payable....................................................................       808         403
       Accrued salaries, benefits and other liabilities....................................       147        (317)
       Deferred revenue....................................................................       531       1,114
       Minority interest...................................................................         7          --
                                                                                                -----       -----
          Net cash provided by operating activities........................................     3,341       3,731
                                                                                                ------      ------
Cash flows from investing activities:
  Purchases of furniture and equipment.....................................................      (678)       (892)
  Cost of acquisitions, net of cash acquired...............................................      (520)       (613)
  Computer software purchased or capitalized...............................................      (961)     (2,095)
  Other intangible assets purchased or capitalized.........................................      (258)       (352)
  Purchases of short-term investments......................................................        --     (15,112)
  Proceeds from disposals of short-term investments........................................        --      17,744
  Other....................................................................................       (12)       (721)
                                                                                               -------     -------
          Net cash used in investing activities............................................    (2,429)     (2,041)
                                                                                               -------     -------
Cash flows from financing activities:
  Proceeds from exercise of stock options..................................................        --         265
  Proceeds from public offerings...........................................................    25,753          --
  Repayments of notes payable..............................................................        --        (736)
  Repayments of related party borrowings...................................................    (1,300)         --
  Principal payments on capital leases.....................................................       (37)        (49)
                                                                                              --------     ---------
          Net cash provided by (used in) financing activities..............................    24,416        (520)
                                                                                              --------     ---------
Impact of currency fluctuations on cash and cash equivalents...............................       (11)         (1)
                                                                                              --------     ---------
Increase in cash and cash equivalents......................................................    25,317       1,169
Cash and cash equivalents -- beginning of period...........................................       696       3,190
                                                                                              -------    -----------
Cash and cash equivalents -- end of period.................................................   $26,013    $  4,359
                                                                                              =======    ===========
Supplemental cash flow information -- cash paid during period for interest.................   $    --    $     65
                                                                                              =======    ===========
                                      -- cash paid during period for income taxes..........   $    --    $     93
                                                                                              =======    ===========

          See accompanying notes to consolidated financial statements.

                           HCIA INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1996
                                  (UNAUDITED)

(1)  BASIS OF PRESENTATION

     The accompanying unaudited interim financial statements of the Company have been prepared in accordance with generally accepted accounting principles. In the opinion of management, these statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position, results of operations, changes in stockholders' equity and cash flows for the periods presented. The results of operations for the three month period ended March 31, 1996 may not be indicative of the results that may be expected for the full year ending December 31, 1996. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited consolidated financial statements of the Company for the year ended December 31, 1995 appearing elsewhere herein.

(2)  CASH EQUIVALENTS

     As of March 31, 1996, cash equivalents consist of highly liquid securities with original maturities of three months or less at the date acquired by the Company. The Company's short term investments consist of preferred stocks, variable rate debenture bonds and municipal bonds.

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
LBA HEALTH CARE MANAGEMENT, INC.

     We have audited the accompanying combined balance sheet of LBA Health Care Management, Inc. and Healthcare Data Source, Inc. (collectively, the "Predecessor Business") as of December731, 1994, the combined statements of operations and retained earnings, and cash flows for the Predecessor Business for each of the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through September 27, 1995, the balance sheet of LBA Health Care Management, Inc. as of December 31, 1995, and the statements of operations and retained earnings, and cash flows of LBA Health Care Management, Inc. for the period from September 28, 1995 through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of LBA Health Care Management, Inc. and Healthcare Data Source, Inc. at December 31, 1994 and 1995, the combined results of their operations and retained earnings, and their cash flows for each of the years ended December 31, 1993, 1994 and for the period from January 1, 1995 through September 27, 1995, and the financial position of LBA Health Care Management, Inc. at December 31, 1995, and the results of its operations and retained earnings, and its cash flows for the period from September 28, 1995 through December 31, 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

January 12, 1996, except Note 8
as to which the date is
July 19, 1996

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                                 BALANCE SHEETS
                  PREDECESSOR BUSINESS COMBINED BALANCE SHEET

                                                                                    PREDECESSOR     LBA HEALTH CARE
                                                                                      BUSINESS      MANAGEMENT, INC.
                                                                                    -----------     ---------------
                                                                                    DECEMBER 31,      DECEMBER 31,
                                                                                        1994              1995
                                                                                    -----------     ---------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................................................    $  232,181       $  1,824,734
  Accounts receivable............................................................     1,689,854          2,018,297
  Prepaid expenses and other current assets......................................       162,148            197,643
                                                                                     ----------       ------------
Total current assets.............................................................     2,084,183          4,040,674

Deferred tax asset...............................................................            --          2,150,823
Building, equipment and furniture, net...........................................       865,864          1,012,501
Loan fees and closing costs, net.................................................            --            841,875
Intangibles, net.................................................................            --         44,033,921
                                                                                     ----------       ------------
Total assets.....................................................................    $2,950,047       $ 52,079,794
                                                                                     ==========       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...............................................................    $   10,017       $    329,581
  Accrued compensation and related liabilities...................................       854,814            210,165
  Other accrued liabilities......................................................            --            200,000
  Customer advances..............................................................        79,172                 --
  Accrued interest...............................................................            --            789,011
  Deferred revenue...............................................................       261,834                 --
  Income taxes payable...........................................................            --            837,309
  Current portion of long-term debt..............................................       183,034          5,121,369
                                                                                     ----------        -----------
Total current liabilities........................................................     1,388,871          7,487,435

Long-term debt, less current portion.............................................       136,736         30,984,065
Parent company payable...........................................................            --         15,978,181

Commitments and contingencies

STOCKHOLDERS' EQUITY:
  LBA Health Care Management, Inc. common stock, $.01 par value; 100 shares
     authorized, 100 shares issued and outstanding in 1995.......................            --                  1
  LBA common stock, no par value; 1,000,000 shares authorized, 650 shares issued
     and outstanding in 1994.....................................................       129,766                 --
  HDS common stock, $1.00 par value; 10,000 shares authorized, issued and
     outstanding in 1994.........................................................        10,000                 --
  Additional paid-in capital.....................................................       240,000                 --
  Treasury stock.................................................................      (543,090)                --
  Retained earnings..............................................................     1,587,764         (2,369,888)
                                                                                     ----------      -------------
Total stockholders' equity.......................................................     1,424,440         (2,369,887)
                                                                                     ----------       ------------
Total liabilities and stockholders' equity.......................................    $2,950,047       $ 52,079,794
                                                                                     ==========       ============

                            See accompanying notes.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
  PREDECESSOR BUSINESS COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                             PREDECESSOR BUSINESS                  LBA HEALTH CARE
                                                             --------------------                  MANAGEMENT, INC.
                                                                                                   ----------------
                                                                                 PERIOD FROM         PERIOD FROM
                                                                               JANUARY 1, 1995    SEPTEMBER 28, 1995
                                                                                   THROUGH             THROUGH
                                                  YEARS ENDED DECEMBER 31,      SEPTEMBER 27,        DECEMBER 31,
                                                    1993           1994             1995                 1995
                                                 -----------    -----------      -----------         ------------
Revenue.......................................   $11,108,428    $12,470,708      $10,163,707         $  6,453,677
Cost of revenue...............................     2,919,235      3,918,616        3,453,789            3,616,469
                                                 -----------    -----------      -----------         ------------
Gross profit..................................     8,189,193      8,552,092        6,709,918            2,837,208

Operating expenses:
  Product development.........................       487,250        450,944          420,512               49,846
  Sales and marketing.........................     6,231,602      5,734,456        5,462,776              759,261
  General and administrative..................     1,280,222      1,453,120        1,247,578            3,285,856
  Write-off of in-process technology..........            --             --               --            1,580,000
                                                 -----------    -----------      -----------         ------------
Total operating expenses......................     7,999,074      7,638,520        7,130,866            5,674,963
                                                 -----------    -----------      -----------         ------------
Operating income (loss).......................       190,119        913,572         (420,948)          (2,837,755)

Other income (expense):
  Interest expense............................       (45,404)       (35,834)         (16,230)            (854,181)
  Interest income.............................         7,827         11,683           11,092                8,534
                                                 -----------    -----------      -----------         ------------
Total other income (expense)..................       (37,577)       (24,151)          (5,138)            (845,647)
                                                 -----------    -----------      -----------         ------------
Income (loss) before income taxes.............       152,542        889,421         (426,086)          (3,683,402)
Benefit for income taxes......................            --             --               --           (1,313,514)
                                                 -----------    -----------      -----------         ------------
Net income (loss).............................       152,542        889,421         (426,086)          (2,369,888)
Beginning retained earnings...................       545,801        698,343        1,587,764                   --
                                                 -----------    -----------      -----------         ------------
Ending retained earnings
  (accumulated deficit).......................   $   698,343    $ 1,587,764      $ 1,161,678         $ (2,369,888)
                                                 ===========    ===========      ===========         =============

                            See accompanying notes.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                            STATEMENTS OF CASH FLOWS
             PREDECESSOR BUSINESS COMBINED STATEMENTS OF CASH FLOWS

                                                                 PREDECESSOR BUSINESS                 LBA HEALTH CARE
                                                                 --------------------                 MANAGEMENT, INC.
                                                                                                      ---------------
                                                                                    PERIOD FROM         PERIOD FROM
                                                                                  JANUARY 1, 1995    SEPTEMBER 28, 1995
                                                                                      THROUGH             THROUGH
                                                      YEARS ENDED DECEMBER 31,     SEPTEMBER 27,        DECEMBER 31,
                                                      ------------------------
                                                        1993           1994            1995                 1995
                                                      ---------      ---------      ------------        -------------
OPERATING ACTIVITIES
Net income (loss)..................................   $ 152,542      $ 889,421      $  (426,086)        $ (2,369,888)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization....................     142,569        248,652          254,146              166,474
  Amortization of intangibles......................          --             --               --            4,813,997
  Write-off of in-process technology...............          --             --               --            1,580,000
  Deferred tax assets..............................          --             --               --           (2,150,823)
  Changes in operating assets and liabilities:
    Accounts receivable............................      17,376       (841,353)          40,442             (368,885)
    Prepaid expenses and other assets..............      30,743       (130,399)         (12,588)             (22,907)
    Accounts payable...............................     (47,876)        (3,041)          (4,496)             323,873
    Accrued compensation and related liabilities...     332,922        192,074         (682,140)              37,491
    Other accrued liabilities......................          --             --               --              200,000
    Customer advances..............................          --         79,172           64,805             (143,977)
    Accrued interest...............................          --             --               --              789,011
    Deferred revenue...............................    (358,839)       101,733        1,494,374           (1,756,208)
    Income taxes payable...........................          --             --               --              837,309
                                                      ---------      ---------      ------------        -------------
Net cash provided by operating activities..........     269,437        536,259          728,457            1,935,467
INVESTING ACTIVITIES
Purchases of building, equipment and furniture.....    (203,300)      (483,565)        (163,259)            (278,168)
Acquisition of LBA Health Care Management, Inc. and
  Healthcare Data Source, Inc., less cash and cash
  equivalents of $397,517..........................          --             --               --          (39,802,483)
                                                      ---------      ---------      ------------        -------------
Net cash used in investing activities..............    (203,300)      (483,565)        (163,259)         (40,080,651)
FINANCING ACTIVITIES
Proceeds from acquisition debt, net of loan fees...          --             --               --           35,000,000
Proceeds from sale of parent company stock in
  relation to acquisition..........................          --             --               --            5,000,000
Principal payments on debt.........................    (189,086)      (130,999)        (192,183)             (30,082)
Issuance of common stock in formation of HDS.......          --        250,000               --                   --
                                                      ---------      ---------      ------------        -------------
Net cash (used in) provided by financing
  activities.......................................    (189,086)       119,001         (192,183)          39,969,918
                                                      ---------      ---------      ------------        -------------
Net (decrease) increase in cash....................    (122,949)       171,695          373,015            1,824,734
Cash at beginning of period........................     183,435         60,486          232,181                   --
                                                      ---------      ---------      ------------        -------------
Cash at end of period..............................   $  60,486      $ 232,181      $   605,196         $  1,824,734
                                                      =========      =========      ============        =============
Supplemental schedule of non-cash investing and
  financing activities:
  Issuance of parent company stock in relation to
    acquisition, net of capital contribution.......   $      --      $      --      $        --         $ 10,978,181
                                                      =========      =========      ============        =============
  Cash paid for interest...........................   $  45,404      $  35,834      $    16,230         $     65,170
                                                      =========      =========      ============        =============
  Equipment and furniture obtained through capital
    lease financing................................   $  35,501      $  57,318      $    52,538         $    147,455
                                                      =========      =========      ============        =============

                            See accompanying notes.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994

1. THE COMPANY, ORGANIZATION AND BASIS OF PRESENTATION

     On September 27, 1995, LBA Health Care Management, Inc. (the "Company") acquired substantially all of the business, assets, and liabilities of LBA Health Care Management, Inc. and Healthcare Data Source (collectively, the "Predecessor Business") pursuant to the terms of the Purchase Agreement dated September 25, 1995 between HealthVISION, Inc., the parent of the Company, and the Predecessor Business. The Company is now a wholly-owned subsidiary of HealthVISION, Inc. The Company provides consulting and marketing services to health care providers.

     The aggregate purchase price (including closing costs) of the Predecessor Business was $51,178,182. The acquisition was financed through $5,000,000 in cash, the issuance of debt aggregating $35,000,000, and the issuance of $10,978,182 of HealthVISION, Inc.'s, the parent company's, stock. The business acquisition was accounted for by the purchase method and the results of operations of the Predecessor Business are included in the Company's financial statements beginning September 28, 1995. The allocation of the purchase price was as follows:

               Total purchase price.............................................................   $51,178,182
               Fair market value of net tangible assets acquired................................      (808,389)
                                                                                                   -----------
               Excess purchase price over fair market value of net tangible assets acquired
               ("excess purchase price")......................................................     $50,369,793
                                                                                                   ===========
               Allocation of excess purchase price:
               Goodwill.........................................................................   $19,079,793
               Covenant-not-to-compete..........................................................    13,700,000
               Value enhancements...............................................................     9,310,000
               Assembled work force.............................................................     3,000,000
               Backlog..........................................................................     3,700,000
               In-process technology............................................................     1,580,000
                                                                                                   -----------
                                                                                                   $50,369,793
                                                                                                   ===========

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION

     Revenue is recognized ratably over the estimated time to complete a contract which is six to twelve months in duration.

     The Company has offered Value Enhancement systems to health care providers throughout the United States. As part of the Value Enhancement Programs, the Company has guaranteed that each customer will achieve cost savings. In the event such cost savings are not achieved, the Company may be subject to claims related to such guarantees. The Company or its predecessor did not incur any such claims during the periods ended December 31, 1993, 1994 and 1995. No reserves are maintained for any potential future claims.

  ACCOUNTS RECEIVABLE

     Receivable balances represent amounts due primarily from hospitals in the United States for consulting work performed. The Company performs ongoing credit evaluations of these companies and generally does not require collateral.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued
  UNBILLED RECEIVABLES

     Unbilled receivables represent recoverable costs and accrued profit related to contracts on which revenue has been recognized, but billings have not been presented to the customer.

  INTANGIBLES

     Intangibles reflect the allocation of excess purchase price resulting from the acquisition of the Predecessor Business. Amortization is based upon the periods of expected economic benefit which are as follows: goodwill -- 20 years, covenants-not-to-compete -- 3 years, value enhancements -- 2.5 years, backlog -- 1 year, and assembled workforce -- 3 years.

     Acquired technology which is in process, has not reached technological feasibility, and has no alternative future use is written-off in the period in which it is acquired. The write-off of in-process technology was $1,580,000 for the period September 28, 1995 through December 31, 1995.

     Intangibles consist of the following:

                                                                                                 DECEMBER 31,
                                                                                           -----------------------------
                                                                                           1994                 1995
                                                                                           ----                 ----
               Goodwill............................................................   $       --             $19,079,793
               Covenant-not-to-compete.............................................           --              13,700,000
               Value enhancements..................................................           --               9,310,000
               Assembled work force................................................           --               3,000,000
               Backlog.............................................................           --               3,700,000
                                                                                         ---------           ------------
                                                                                              --              48,789,793
               Less accumulated amortization.......................................           --              (4,755,872)
                                                                                         ---------           ------------
               Intangibles, net....................................................   $       --             $44,033,921
                                                                                         =========           ============

     Amortization has been expensed in the accompanying statements of operations as cost of revenue of $1,911,033 and general and administrative of $2,844,839.

     The Company performs evaluations as of each balance sheet date assessing the recoverability and amortization of intangibles by determining whether the intangibles can be recovered through the estimated undiscounted cash flows of the businesses acquired over the remaining amortization period. The Company considers external factors relating to each acquired business, including technological advances, competition, regulatory developments and trends of the businesses and other pertinent factors in making its assessment. The Company does not believe there are currently any factors that would require an adjustment to the carrying value of its intangibles or their remaining lives as of December 31, 1995.

  BUILDING, EQUIPMENT AND FURNITURE

     Building, equipment and furniture are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which are as follows:

             Building..........................................................     30 years
             Office equipment..................................................    4-5 years
             Computer equipment................................................      3 years
             Furniture and fixtures............................................      6 years

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the 1995 presentation. Additionally, retained earnings at January 1, 1993 was restated to properly account for a prior period adjustment in the amount of $518,940.

3. INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("Statement 109"), "Accounting for Income Taxes". Under Statement 109, the liability method is used to account for income taxes. Under this method, deferred taxes and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The Predecessor Business elected to be classified as an S corporation under
Section 1362 of the Internal Revenue Code for federal and state income tax purposes. Accordingly, federal income taxes on any earnings were payable by the Predecessor Business' stockholders and not the S corporations themselves; state income taxes were immaterial and were payable by both the Predecessor Business and its stockholders. The provision for income taxes for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through September 27, 1995 were immaterial and are not separately disclosed in the accompanying financial statements.

     Significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 are as follows:

         Deferred tax liabilities:
           Basis difference in acquired assets.............................................   $  153,532

         Deferred tax assets:
           Basis difference in acquired assets.............................................    2,304,355
           Valuation allowance for deferred tax assets.....................................       --
                                                                                              ----------
         Net deferred tax assets...........................................................   $2,150,823
                                                                                              ==========

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

3. INCOME TAXES -- Continued

     Significant components of the provision for income taxes are as follows:

                                                                            PERIOD FROM
                                                                         SEPTEMBER 28, 1995
                                                                              THROUGH
                                                                         DECEMBER 31, 1995
                                                                         ------------------
            Current:
              Federal.................................................      $    694,354
              State...................................................           142,955
                                                                            ------------
            Total current.............................................           837,309
            Deferred:
              Federal.................................................        (1,783,609)
              State...................................................          (367,214)
                                                                            -------------
            Total deferred............................................        (2,150,823)
                                                                            -------------
                                                                            $ (1,313,514)
                                                                            =============

4. BUILDING, EQUIPMENT AND FURNITURE

                                                                                          DECEMBER 31,
                                                                                       ------------------
                                                                                       1994          1995
                                                                                       ----          ----
            Building............................................................   $  184,022    $   --
            Office equipment....................................................      178,072       198,204
            Computer equipment..................................................      747,053     1,117,915
            Furniture and fixtures..............................................      308,955       559,380
                                                                                   ----------    ----------
                                                                                    1,418,102     1,875,499
            Less accumulated depreciation and amortization......................     (552,238)     (862,998)
                                                                                   ----------    ----------
            Building, equipment and furniture, net..............................   $  865,864    $1,012,501
                                                                                   ==========    ==========

5. LONG-TERM DEBT

     Long-term debt consists of the following at:

                                                                                               DECEMBER 31,
                                                                                            -----------------
                                                                                            1994         1995
                                                                                            ----         ----
Revolving credit note payable pursuant to $25,750,000 Senior Credit Agreement with senior bank (interest accrues at prime plus 0.50% for prime rate loans and at the
  LIBOR rate plus 3.00% on $15,450,000 and 1.50% on $10,300,000); the Company's average borrowing rate at December 31, 1995 was 8.3%; borrowings under agreement are payable
  in quarterly installments of varying amounts through September 1999..................   $  --       $25,750,000
Note payable pursuant to $10,150,000 Subordinated Credit Agreement with bank (interest accrues at the prime rate plus 0.50% for prime rate loans and at the LIBOR rate plus
  1.50% for Eurodollar loans); the Company's average borrowing rate at December 31,
  1995 was 7.6%; borrowings under agreement are payable in September 1999..............      --        10,150,000
Notes payable resulting from common stock repurchases from former stockholders, bearing interest at 8.9% per annum due in varying monthly installments plus interest through
  September 1995.......................................................................    114,739        --

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

5. LONG-TERM DEBT -- Continued

                                                                                               DECEMBER 31,
                                                                                            -----------------
                                                                                            1994         1995
                                                                                            ----         ----
Note payable bearing interest at 7.5% per annum payable in monthly installments plus
  interest through January 2003........................................................     93,032        --
Note payable bearing interest at 12% per annum payable in monthly installments plus
  interest through November 1996.......................................................     22,557         11,256
Capital lease obligations bearing interest at rates ranging from 8 to 12% per annum
  payable in varying monthly installments plus interest through September 1998.........     89,442        194,178
                                                                                          --------    -----------
                                                                                           319,770     36,105,434
Less current portion...................................................................   (183,034)    (5,121,369)
                                                                                          --------    -----------
Long-term debt.........................................................................   $136,736    $30,984,065
                                                                                          ========    ===========

     Future payments are due as follows for the periods ended December 31:

                                                                                      NOTES       CAPITAL LEASE
                                                                                     PAYABLE       OBLIGATIONS
                                                                                    --------      --------------
                    1996........................................................   $ 5,011,256      $ 110,113
                    1997........................................................     5,750,000         64,777
                    1998........................................................     6,500,000         42,984
                    1999........................................................    18,650,000        --
                                                                                                    ---------
                    Total minimum payments......................................   $35,911,256        217,874
                                                                                   ===========
                    Less amount representing interest...........................                      (23,696)
                                                                                                    ---------
                    Present value of minimum payments...........................                    $ 194,178
                                                                                                    =========


     Equipment and furniture under capital leases at December 31, 1995 totaled $329,813 ($185,067 at December 31, 1994) and is included in building, equipment and furniture in the accompanying balance sheets. The related accumulated amortization at December 31, 1995 totaled $87,957 ($98,544 at December 31,
1994). Amortization of assets recorded under capital leases is included in depreciation expense.

  LOAN FACILITIES

     On September 27, 1995, the Company entered into a Senior Credit Agreement by and between the Company and the senior bank. Subject to the terms and conditions of the Senior Credit Agreement, the Company is entitled to borrow up to $25,750,000 from the senior bank, on a revolving basis, through the maturity date of the credit facility, which is September 1999. The Company's obligations under the Senior Credit Agreement are secured by a security interest in favor of the senior bank in substantially all of the assets of the Company. In addition, HealthVISION, Inc., the parent of the Company, provided a security interest in substantially all of its assets, including its shares of capital stock in subsidiary and affiliated corporations, to secure the obligations of the Company to the senior bank under the Senior Credit Agreement, and HealthVISION, Inc. provided an unlimited guaranty in favor of the senior bank with respect to the obligations of the Company under the Senior Credit Agreement. Similarly, another subsidiary of HealthVISION, Inc. granted a security interest in substantially all of its assets, including its shares of capital stock of its subsidiary and affiliated corporations, to secure the obligations of the Company to the senior bank under the Senior Credit Agreement, and an unlimited guaranty in favor of the senior bank with respect to the obligations of the Company and the Senior Credit Agreement.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

5. LONG-TERM DEBT -- Continued

     A second and subordinated credit facility in the amount of $10,150,000 was entered into by and between the Company and a bank pursuant to a Credit Agreement by and between the Company and a bank also dated September 27, 1995 (the "Subordinated Credit Agreement"). To secure these obligations, the Company granted a security interest in substantially all of its assets in favor of the bank. HealthVISION, Inc., the parent of the Company, granted a security interest to the bank in its shares of capital stock in its subsidiaries and affiliates to secure the obligations of the Company under the Subordinated Credit Agreement. HealthVISION, Inc. also provided an unlimited guaranty of the Company's obligations under the Subordinated Credit Agreement and major stockholders of HealthVISION, Inc. provided limited guaranties in favor of the bank with respect to the Company's obligations under the Subordinated Credit Agreement similar to those provided for the senior bank. In addition, the bank received a $9,239,000 letter of credit bearing an interest rate of 1.5%, due quarterly, if the letter of credit is outstanding, naming the bank as beneficiary.

     The agreements contain certain restrictive covenants, including the maintenance of certain financial ratios and limitations on additional borrowings, mergers, acquisitions, dispositions and the payment of dividends. The agreements also provide for additional payments of principal from excess cash flow.

6. COMMITMENTS AND CONTINGENCIES

     The Company leases substantially all of its office facilities under noncancelable operating leases having initial terms greater than one year. Future minimum lease payments under noncancelable operating leases are as follows for the periods ended December 31:

           1996................................................      $511,404
           1997................................................       527,856
           1998................................................       404,728
                                                                    ----------
                                                                   $1,443,988
                                                                   ==========

     Rent expense was $97,423 for the period from September 28, 1995 through December 31, 1995 ($232,789 for the period from January 1, 1995 through September 27, 1995 and $261,246 and $195,632 for the years ended December 31, 1994 and 1993, respectively).

     The Predecessor Business maintained a $350,000 line of credit with a bank that expires on January 20, 1996. There were no advances on the line of credit as of December 31, 1995.

7. EMPLOYEE RETIREMENT AND SAVINGS PLAN

     The Company has a qualified 401(k) savings plan (the "Plan"). Under the Plan, full time employees with one year of service may defer a portion of their salary. At the discretion of the Board of Directors, the Company may also make a matching contribution for all eligible employees. Contributions by the Company to the Plan were $18,842, $82,866, $86,512 and $81,070 for the period from September 28, 1995 through December 31, 1995, the period from January, 1995 through September 27, 1995 and the years ended December 31, 1994 and 1993, respectively.

8. SUBSEQUENT EVENT

     On July 19, 1996, HealthVISION, Inc. entered into a definitive agreement to sell the Company.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
        AND HEALTHCARE DATA SOURCE, INC. (HDS) -- PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED


8. SUBSEQUENT EVENT -- Continued

LEGAL PROCEEDINGS

The Company is currently a defendant to a civil complaint filed April 26, 1996, in the United States District Court of Colorado, by a former employee. The complaint alleges that the former employee was unlawfully discharged from the the Company. The Company believes that the suit is without merit and intends to defend its position vigorously. While the ultimate outcome of this lawsuit can not be determined at this time, management does not believe that this matter will have a material adverse effect on the financial position, cash flows or results of operations of the Company.


A current minority stockholder of HealthVISION has threatened suit in connection with the purchase by HealthVISION in September 1995 of the assets of the Predecessor of LBA. The outcome of this matter cannot be predicted with certainty at this time. In connection with the distribution by HealthVISION of its assets and liabilities not associated with LBA, the assignee of such assets and liabilities has agreed to indemnify and hold HealthVISION, LBA and HCIA harmless from and against any liability associated with the potential claim. Certain current stockholders of HealthVISION have guaranteed such indemnity.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
          AND HEALTHCARE DATA SOURCE, INC. (HDS)-PREDECESSOR BUSINESS)

                                 BALANCE SHEET



                                                                                   DECEMBER 31,      MARCH 31, 1996
                                                                                      1995             (unaudited)
                                                                                ----------------    ----------------
ASSETS
Current assets:
  Cash and cash equivalents..................................................     $  1,824,734        $     35,672
  Accounts receivable........................................................        2,018,297           3,619,575
  Prepaid expenses and other current assets..................................          197,643             284,602
                                                                                  ------------        ------------
       Total current assets..................................................        4,040,674           3,939,849
Deferred tax asset...........................................................        2,150,823           3,556,385
Equipment and furniture, net.................................................        1,012,501           1,454,369
Loan fees and closing costs, net.............................................          841,875             785,625
Intangibles, net.............................................................       44,033,921          39,810,539
                                                                                  ------------        ------------
       Total assets..........................................................     $ 52,079,794        $ 49,546,767
                                                                                  ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...........................................................     $    329,581        $     58,772
  Accrued compensation and related liabilities...............................          210,165                 584
  Other accrued liabilities..................................................          200,000             163,661
  Accrued interest...........................................................          789,011            --
  Deferred revenue...........................................................         --                    70,073
  Income taxes payable.......................................................          837,309           2,025,031
  Current portion of long-term debt..........................................        5,121,369           4,296,542
                                                                                  ------------        ------------
       Total current liabilities.............................................        7,487,435           6,614,663
Long-term debt, less current portion.........................................       30,984,065          29,769,389
Parent company payable.......................................................       15,978,181          15,978,181

Commitments

Stockholders' equity:
  LBA Health Care Management, Inc. common stock, $.01 par value; 100 shares
     authorized, 100 shares issued and outstanding in 1995 and 1996..........                1                   1
  Accumulated deficit........................................................       (2,369,888)          2,815,467
                                                                                   -----------        ------------
       Total stockholders' equity............................................       (2,369,887)         (2,815,466)
                                                                                   -----------        ------------
       Total liabilities and stockholders' equity............................       52,079,794        $ 49,546,767
                                                                                   ===========        ============

                            See accompanying notes.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
          AND HEALTHCARE DATA SOURCE, INC. (HDS)-PREDECESSOR BUSINESS)

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
  PREDECESSOR BUSINESS COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                  (UNAUDITED)

                                                                                                  LBA HEALTH CARE
                                                                      PREDECESSOR BUSINESS        MANAGEMENT, INC.
                                                                      --------------------        ----------------
                                                                          PERIOD FROM               PERIOD FROM
                                                                        JANUARY 1, 1995           JANUARY 1, 1996
                                                                     THROUGH MARCH 31, 1995    THROUGH MARCH 31, 1996
                                                                     ----------------------    ----------------------
Revenue...........................................................         $3,241,991               $  7,471,511
Cost of revenue...................................................          1,091,371                  4,021,099
                                                                           ----------
Gross profit......................................................          2,150,620                  3,450,412
Operating expenses:
  Product development.............................................             79,500                     49,670
  Sales and marketing.............................................            980,348                    650,385
  General and administrative......................................            257,522                  2,681,197
                                                                           ----------                 ----------
       Total operating expenses...................................          1,317,370                  3,381,252
                                                                           ----------                 ----------
Operating income..................................................            833,250                     69,160
Other income (expense):
  Interest expense................................................             (5,279)                  (743,720)
  Interest income.................................................          --                            11,141
                                                                           ----------                 ----------
       Total other income (expense)...............................             (5,279)                  (732,579)
                                                                           ----------                 ----------
Income (loss) before income taxes.................................            827,971                   (663,419)
Benefit for income taxes..........................................          --                          (217,840)
                                                                           ----------                 ----------
Net income (loss).................................................            827,971                   (445,579)
Beginning retained earnings (accumulated deficit).................          1,587,764                 (2,369,888)
                                                                           ----------               ------------
Ending retained earnings (accumulated deficit)....................         $2,415,735               $ (2,815,467)
                                                                           ==========               ============

                            See accompanying notes.

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
          AND HEALTHCARE DATA SOURCE, INC. (HDS)-PREDECESSOR BUSINESS)

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                                  LBA HEALTH CARE
                                                                      PREDECESSOR BUSINESS        MANAGEMENT, INC.
                                                                      --------------------        ----------------
                                                                          PERIOD FROM               PERIOD FROM
                                                                        JANUARY 1, 1995           JANUARY 1, 1996
                                                                     THROUGH MARCH 31, 1995    THROUGH MARCH 31, 1996
                                                                     ----------------------    ----------------------
Operating activities
Net income (loss).................................................          $827,971                $   (445,579)
Adjustments to reconcilie net income (loss) to net cash provided by operating activities:
     Depreciation and amortization................................            75,001                     140,630
     Amortization of intangibles..................................         --                          4,279,632
     Gain on sale of equipment....................................         --                            (23,492)
     Deferred tax assets..........................................         --                         (1,405,562)
     Changes in operating assets and liabilities:
       Accounts receivable........................................           (18,094)                 (1,601,278)
       Prepaid expenses and other assets..........................           (43,666)                    (86,959)
       Accounts payable...........................................            16,137                    (270,809)
       Accrued compensation and related liabilities...............          (852,809)                   (209,581)
       Other accrued liabilities..................................         --                            (36,339)
       Customer advances..........................................           (79,172)                 --
       Accrued interest...........................................         --                           (789,011)
       Deferred revenue...........................................           541,166                      70,073
       Income taxes payable.......................................         --                          1,187,722
                                                                           ---------                   ----------
Net cash provided by operating activities.........................           466,534                     809,447

Investing activities
Purchases of equipment and furniture..............................           (35,171)                   (585,006)
Proceeds from sale of equipment...................................         --                             26,000
                                                                           ---------                   ----------
Net cash used in investing activities.............................           (35,171)                   (559,006)

Financing activities
Principal payments on debt........................................           (38,539)                 (2,039,503)
                                                                           ---------                  -----------
Net cash used in financing activities.............................           (38,539)                 (2,039,503)
                                                                           ---------                  -----------
Net (decrease) increase in cash...................................           392,824                  (1,789,062)
                                                                           ---------                  -----------
Cash at beginning of period.......................................           232,181                   1,824,734
                                                                           ---------                  -----------
Cash at end of period.............................................          $625,005                $     35,672
                                                                           =========                 ============
Supplemental schedule of non-cash investing and financing
  activities:
     Cash paid for interest.......................................          $  5,279                $  1,532,731
                                                                            ========                 ============
     Equipment and furniture obtained through capital lease
       financing..................................................          $ 28,880                $ --
                                                                            ========                 ============

                        LBA HEALTH CARE MANAGEMENT, INC.
                (FORMERLY LBA HEALTH CARE MANAGEMENT, INC. (LBA)
          AND HEALTHCARE DATA SOURCE, INC. (HDS)-PREDECESSOR BUSINESS)

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
                            MARCH 31, 1995 AND 1996

1. THE COMPANY, ORGANIZATION AND BASIS OF PRESENTATION

     On September 27, 1995, LBA Health Care Management, Inc. (the "Company") acquired substantially all of the business, assets, and liabilities of LBA Health Care Management, Inc. and Heathcare Data Source (collectively, the "Predecessor Business") pursuant to the terms of the Purchase Agreement dated September 25, 1995 between HealthVISION, Inc., the parent of the Company and the Predecessor Business. The Company is now a wholly owned subsidiary of HealthVISION, Inc. The Company provides consulting and marketing services to health care providers.

     The aggregate purchase price (including closing costs) of the Predecessor Business was $51,178,182. The acquisition was financed through $5,000,000 in cash, the issuance of debt aggregating $35,000,000, and the issuance of $10,978,182 of HealthVISION, Inc.'s stock. The business acquisition was accounted for by the purchase method and the results of operations of the Predecessor Business are included in the Company's financial statements for the three months ended March 31, 1996. The allocation of the purchase price was as follows:

         Total purchase price...........................................................   $51,178,182
         Fair market value of net tangible assets acquired..............................      (808,389)
                                                                                           -----------
         Excess purchase price over fair market value of net tangible assets
           acquired ("excess purchase price")...........................................   $50,369,793
                                                                                           ===========

         Allocation of excess purchase price:

         Goodwill.......................................................................   $19,079,793
         Covenant-not-to-complete.......................................................    13,700,000
         Value enhancements.............................................................     9,310,000
         Assembled work force...........................................................     3,000,000
         Backlog........................................................................     3,700,000
         In-process technology..........................................................     1,580,000
                                                                                           -----------
                                                                                           $50,369,793
                                                                                           ===========

INTERIM FINANCIAL INFORMATION

The financial information at March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and of the operating results and cash flows for such periods. The results for the interim periods are not necessarily indicative of results expected for the entire year ended December 31, 1996.

These interim financial statements should be read in conjunction with the summary of significant accounting policies and notes to the financial statements included in the Company's December 31, 1995 financial statements included elsewhere in this Registration Statement.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma consolidated balance sheets and statements of operations have been derived from the Company's balance sheets as of December 31, 1995 and March 31, 1996 and the statement of operations for the year ended December 31, 1995 and the three months ended March 31, 1996. Adjustments have been made to such information to give effect to (i) the April 28, 1995 acquisition of all of the outstanding capital stock of Datis, (ii) the December 15, 1995 acquisition of the CHAMP unit of Mercer, (iii) the November 29, 1995 acquisition of the minority interest in CHKS, (iv) the May 14, 1996 acquisition of all of the capital stock of Response, and (v) the pending acquisition of LBA, as if such acquisitions had occurred immediately before the beginning of the periods presented. Adjustments have also been made to give effect to the Offering and the application of the estimated net proceeds to the Company therefrom.

     The following unaudited pro forma statement of operations is not necessarily indicative of future results of operations of the Company or the results which would have resulted had the operations and management of the Company, Datis, the CHAMP unit of Mercer, the minority interest in CHKS, Response and LBA been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results. The unaudited consolidated pro forma statement of operations should be read in conjunction with the financial statements of Datis, the CHAMP unit of Mercer and LBA, including the notes thereto, and the consolidated financial statements of the Company, including the notes thereto, included elsewhere herein.

                           HCIA INC. AND SUBSIDIARIES

                            PRO FORMA BALANCE SHEET

                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              RESPONSE        LBA
                                                              PRO FORMA    PRO FORMA                   OFFERING    PRO FORMA,
                        HCIA    RESPONSE    LBA    COMBINED  ADJUSTMENTS  ADJUSTMENTS      PRO FORMA  ADJUSTMENTS  AS ADJUSTED
                        ------  --------  ------   --------  -----------  -----------     ----------  -----------  -----------
ASSETS
Current Assets:
  Cash and cash
    equivalents....... $  3,190  $  517   $ 1,824  $ 5,531     $--         $  --             $  5,531    $  --        $   5,531
  Short-term
  investments.........   23,280   --        --      23,280      (6,200)(11)  (10,600)(17)       6,480       36,276(22)   42,756
  Trade accounts
  receivable..........   16,623     482     2,018   19,123         (35)(12)   --               19,088       --           19,088
  Prepaid expenses....    2,236     354       198    2,788      --            --                2,788       --            2,788
                       --------  ------   -------  -------     ------------ ------------     --------    -------------  -------
      Total current
      assets..........   45,329   1,353     4,040   50,722      (6,235)      (10,600)          33,887       36,276       70,163

Furniture and
equipment, net........    6,576     319     1,013    7,908      --            --                7,908       --            7,908
Computer software
costs, net............   11,012   --        --      11,012         182(10)    --               11,194       --           11,194
Other intangible
assets................   42,338      81    44,034   86,453         463(10)    24,684(16)(19)  111,000       --          111,600
Net deferred tax
asset.................    3,090     221     2,151    5,462      --            18,183(18)       23,645       --           23,645
Other.................       56     170       842    1,068        (170)(12)   --                  898       --              898
                       --------  -------  ------- --------     ----------- ---------         --------   ----------    ---------
      Total assets.... $108,401  $2,144   $52,080 $162,625     $(5,760)    $  32,267         $189,132    $  36,276    $ 225,408
                       ========  =======  ======= ========     =========== =========         ========   ==========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.... $    732  $   82   $   330  $ 1,144     $--         $  --             $  1,144    $  --        $   1,144
  Accrued salaries,
    benefits and other
    liabilities.......    4,222      39     1,199    5,460         584(12)    --                6,044       --            6,044
  Capital lease
  obligations.........      174      26     --         200      --            --                  200       --              200
  Notes payable.......    2,265   --        5,122    7,387      --            (5,300)(17)      12,687      (10,000)       2,687
  Income taxes
  payable.............    1,098   --          837    1,935      --            --                1,935       --            1,935
  Deferred revenue....    1,167      25     --       1,192      --            --                1,192       --            1,192
                         ------  --------  -------- -------    ---------   -------------     ---------    ----------   -----------
      Total current
        liabilities...    9,658     172     7,488   17,318         584        (5,300)          23,202      (10,000)      13,202

Notes payable.........      699     250    46,962   47,911        (250)(12)   33,038 (17)      80,699      (80,000)(22)     699
                         ------  --------  -------- -------    ---------   -------------     ---------    ----------   -----------
      Total
      liabilities.....   10,357     422    54,450   65,229         334        38,338          103,901      (90,000)      13,901
                         ------  --------  -------- -------    ---------   -------------     ---------    ----------   -----------
Stockholders' equity:
  Common stock -- $.01
    par value;
    15,000,000 shares
    authorized;
    8,955,932 shares
    outstanding as of
    December 31,
    1995..............       90      10      1         101        (10)(14)         4 (21)       95           20(22)        115
  Additional paid in
  capital.............  102,882   3,119     --     106,001     (3,119)(14)    32,715 (21)  135,597      126,256(22)    261,853
  Accumulated
  deficit.............   (4,953)   (638)  (2,371)   (7,962)    (3,734)(14)   (38,790)(21)  (50,486)      --            (50,486)
  Treasury stock......    --       (769)    --        (769)       769 (14)    --             --          --             --
  Cumulative
    unrealized
    depreciation......       44   --        --          44      --            --                44       --                44
  Cumulative effect of
    currency
    translation
    adjustment........      (19)   --       --         (19)    --            --                (19)      --               (19)
                         ------  --------  -------- -------    ---------   -------------     ---------    ----------   -----------
      Total
      stockholders'
      equity..........   98,044   1,722    (2,370)  97,396     (6,094)        (6,071)        85,231      126,276      211,507
                         ------  ------    -------- -------    -------     ----------       -------      --------     --------
      Total
        liabilities
        and
        stockholders'
        equity........ $108,401  $2,144   $52,080  $162,625   $(5,760)     $  32,267       $189,132    $  36,276    $ 225,408
                       ========  ======   =======  ========   ========     =========       ========    =========    =========

                           HCIA INC. AND SUBSIDIARIES

                            PRO FORMA BALANCE SHEET

                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                   RESPONSE        LBA
                                                                   PRO FORMA    PRO FORMA                   OFFERING    PRO FORMA,
                             HCIA    RESPONSE    LBA    COMBINED  ADJUSTMENTS  ADJUSTMENTS      PRO FORMA  ADJUSTMENTS  AS ADJUSTED
                            ------   --------   -----   --------  -----------  -----------      ---------  -----------  -----------
ASSETS
Current Assets:
 Cash and cash
   equivalents............. $  4,359  $  678   $    36  $ 5,073     $--          $--            $  5,073    $  --        $   5,073
 Short-term investments....   20,582   --        --      20,582      (6,200)(11)   (10,600)(17)    3,782       36,276(22)   40,058
 Trade accounts
 receivable................   18,222     462     3,620   22,304         (35)(12)    --            22,269       --           22,269
 Prepaid expenses..........    2,858     362       284    3,504      --           --               3,504       --            3,504
                            -------- --------   -----   --------  -----------  -----------      ---------  -----------  -----------
     Total current
     assets................   46,021   1,502     3,940   51,463      (6,235)     (10,600)         34,628       36,276       70,904

Furniture and equipment,
net........................    6,356     326     1,454    8,136      --           --               8,136       --            8,136
Computer software costs,
net........................   12,297   --        --      12,297         182(10)    --             12,479       --           12,479
Other intangible assets....   42,813      78    39,811   82,702         456(10)   28,962(16)(19) 112,120       --          112,120
Net deferred tax asset.....    2,940     221     3,556    6,717      --           16,778(18)      23,495       --           23,495
Other......................      777     177       785    1,739        (170)(12)    --             1,569       --            1,569
                            --------  ------   ------- --------     --------     -------         --------    ---------    ---------
     Total assets.......... $111,204  $2,304   $49,546 $163,054     $(5,767)     $35,140         $192,427    $  36,276    $ 228,703
                            ========  ======   ======= ========     ========     =======         ========    =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......... $  1,222  $   94   $    59  $ 1,375     $--          $--            $  1,375    $  --        $   1,375
 Accrued salaries, benefits
   and other liabilities...    4,121   --          164    4,285         584(12)    --              4,869       --            4,869
 Capital lease
 obligations...............      125      24     --         149      --           --                 149       --              149
 Notes payable.............    1,529   --        4,297    5,826      --            6,512(17)      12,338      (10,000)       2,338
 Income taxes payable......    1,694   --        2,025    3,719      --           --               3,719       --            3,719
 Deferred revenue..........    2,281     207        70    2,558      --           --               2,558       --            2,558
                            --------  ------   ------- --------     --------     -------         --------    ---------    ---------
     Total current
     liabilities...........   10,972     325     6,615   17,912         584        6,512          25,008      (10,000)      15,008

Notes payable..............      699     250    45,747   46,696        (250)(12)  34,253(17)      80,699      (80,000)(22)     699
                            --------  ------   ------- --------     --------     -------         --------    ---------    ---------
     Total liabilities.....   11,671     575    52,362   64,608         334       40,765         105,707      (90,000)      15,707
                            --------  ------   ------- --------     --------     -------         --------    ---------    ---------
Stockholders' equity:
 Common stock -- $.01 par
   value; 15,000,000 shares
   authorized; 11,482,567
   shares outstanding as of
   March 31, 1996..........       90      10      1         101         (10)(14)         4(21)        95           20(22)        115
 Additional paid in
 capital...................  103,147   3,119     --     106,266      (3,119)(14)    32,715(21)   135,862      126,256(22)    262,118
 Accumulated deficit.......   (3,662)   (632)  (2,817)   (7,111)    (3,740)(14)   (38,344)(21)   (49,195)     --            (49,195)
 Treasury stock............    --       (768)    --        (768)       768(14)    --              --          --           --
 Cumulative unrealized
 depreciation..............      (22)   --       --         (22)    --           --                  (22)     --              (22)
 Cumulative effect of
   currency translation
   adjustment..............      (20)   --       --         (20)    --           --                  (20)     --              (20)
                            --------  ------   ------- --------     --------     -------         --------    ---------    ---------
     Total stockholders'
     equity................   99,533   1,729    (2,816)  98,446      (6,101)      (5,625)         86,720      126,276      212,996
                            --------  ------   ------- --------     --------     -------         --------    ---------    ---------
     Total liabilities and
       stockholders'
       equity.............. $111,204  $2,304   $49,546  $163,054    $(5,767)     $35,140        $192,427    $  36,276    $ 228,703
                            ========  ======   ======= ========     ========     =======         ========    =========    =========

                           HCIA INC. AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS

                               DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          LBA                            DATIS        CHAMP
                                                                      PREDECESSOR                      PRO FORMA    PRO FORMA
                                   HCIA     DATIS   CHAMP   RESPONSE   BUSINESS      LBA    COMBINED  ADJUSTMENTS  ADJUSTMENTS
                                  -------  ------   -----   --------   ----------   ------  --------  -----------  -----------
Revenue.......................... $48,015  $ 1,864  $7,189   $2,537     $10,164    $ 6,454  $76,223      $--        $  --
Salaries, wages and benefits.....  21,932    1,389  4,555     1,692       4,396      2,083   36,047      --            --
Other operating expenses.........  12,055    1,301  2,270     1,483       5,933        648   23,690      --            --
Depreciation.....................   1,619      222   --          67         256        167    2,331      --            --
Amortization.....................   5,245    --        70        10      --          4,814   10,139        265(1)         523(3)
Write-off of acquired in-process
 research and development
 costs...........................  12,152    --      --       --         --          1,580   13,732      --           (12,152)(4)
                                   -------  ------  ------  --------     -------    ------   --------    -------      ---------
Operating income (loss)..........  (4,988)  (1,048)   294      (715)       (421)    (2,838)  (9,716 )     (265)        11,629

Interest income..................   1,290    --      --          65          11          9    1,375      --            --
Interest expense.................    (187)     (27)  --       --            (16)      (854)  (1,084 )    --            --
                                   -------  ------  ------  --------     -------    ------   --------    -------      ---------
Income (loss) before income taxes
 and minority interest in income
 of consolidated subsidiaries....  (3,885)  (1,075)   294      (650)       (426)    (3,683)  (9,425 )     (265)        11,629

Benefit (provision) for income
 taxes...........................   1,554    --      --         225      --          1,313    3,092        430(2)      (4,769)(5)
Minority interest in income of
 consolidated subsidiaries.......     (74)   --      --       --         --          --         (74 )    --            --
                                   -------  ------  ------  --------     -------    ------   --------    -------      ---------
Net income (loss)................ $(2,405) $(1,075) $ 294    $ (425)    $  (426)   $(2,370) $(6,407 )    $ 165      $   6,860
                                   =======  ======  =====    =======    ========   ======== =========     =====      ==========
Net income (loss) per share...... $ (0.31)
                                  ========
Shares used in per share
 calculation.....................   7,733
                                  ========
                                      CHKS        RESPONSE        LBA
                                    PRO FORMA     PRO FORMA    PRO FORMA         PRO     OFFERING    PRO FORMA,
                                   ADJUSTMENTS   ADJUSTMENTS  ADJUSTMENTS       FORMA   ADJUSTMENTS  AS ADJUSTED
                                   -----------   -----------  -----------      ------   -----------  -----------
Revenue..........................     $--          $--          $--            $76,223    $--          $76,223
Salaries, wages and benefits.....     --            --           (4,100)(15)    31,947     --           31,947
Other operating expenses.........     --            --           --             23,690     --           23,690
Depreciation.....................     --            --           --              2,331     --            2,331
Amortization.....................       181(6)          94(10)       330(16)    11,532     --           11,532
Write-off of acquired in-process
 research and development
 costs...........................     --            --           (1,580)(16)     --        --           --
                                     ---------    ---------      ---------      -------   -------      -------
Operating income (loss)..........      (181)           (94)       5,350          6,723     --            6,723
Interest income..................     --              (116)(11)      (188)(17)   1,071        188(23)     1,259
Interest expense.................      (200)(7)     --           (7,027)(17)    (8,311)     7,875(23)      (436)
                                     ---------    ---------      ---------      -------   -------      -------
Income (loss) before income taxes
 and minority interest in income
 of consolidated subsidiaries....      (381)          (210)      (1,865)          (517)     8,063        7,546
Benefit (provision) for income
 taxes...........................        80(8)          46(13)       406(20)      (715)    (3,225)(24)    (3,940)
Minority interest in income of
 consolidated subsidiaries.......        74(9)      --           --              --        --           --
                                     ---------    ---------      ---------      -------   -------      -------
Net income (loss)................     $(227)       $  (164)     $(1,459)        (1,232)     4,838      $ 3,606
                                     =========    =========      =========      =======   =======      =======
Net income (loss) per share......                                                                      $  0.34
                                                                                                       =======
Shares used in per share
 calculation.....................                                                                       10,572
                                                                                                       =======


           See accompanying notes to pro forma financial statements.

                           HCIA INC. AND SUBSIDIARIES

                       PRO FORMA STATEMENT OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                               RESPONSE        LBA
                                                               PRO FORMA    PRO FORMA               OFFERING    PRO FORMA,
                          HCIA    RESPONSE   LBA    COMBINED  ADJUSTMENTS  ADJUSTMENTS  PRO FORMA  ADJUSTMENTS  AS ADJUSTED
                         -------  --------  -----   --------  -----------  -----------  ---------  -----------  -----------
Revenue................. $14,229    $698    $7,472  $22,399      $--         $--         $22,399    $ --          $22,399

Salaries, wages and
  benefits..............   6,686     393     2,201    9,280      --           --           9,280      --            9,280
Other operating
  expenses..............   3,303     285       781    4,369      --           --           4,369      --            4,369
Depreciation............     518      22       141      681      --           --             681      --              681
Amortization............   1,792       3     4,280    6,075         23(10)    (2,995)(16)  3,103      --            3,103
Write-off of acquired
  in-process research
  and development
  costs.................   --       --        --      --         --           --           --         --           --
                         -------  --------  -----   --------  -----------  -----------  ---------  -----------  -----------
Operating income
  (loss)................   1,930      (5)       69    1,994        (23)        2,995       4,966      --            4,966

Interest income.........     282      13        11      306        (78)(11)     (125)(17)    103       125(23)        228
Interest expense........     (83)     (1)     (744)    (828)     --           (1,230)(17) (2,058)    1,969(23)        (89)
                         -------  --------  -----   --------  -----------  -----------  ---------  -----------  -----------
Income (loss) before
  income taxes and
  minority interest in
  income of consolidated
  subsidiaries..........   2,129       7      (664)   1,472       (101)        1,640       3,011     2,094          5,105
Benefit (provision) for
  income taxes..........    (838)     (1)      218     (621 )       31(13)    (1,026)(20) (1,616)     (837)(24)    (2,453)
Minority interest in
  income of consolidated
  subsidiaries..........   --       --        --      --         --           --           --         --           --

Net income (loss)...... $ 1,291  $     6   $  (446) $   851     $   (70)     $   614     $ 1,395     $ 1,257      $ 2,652
Net income per share... $  0.14                                                                                   $  0.22
Shares used in per
  share calculation....   9,460                                                                                    11,953

           See accompanying notes to pro forma financial statements.

                           HCIA INC. AND SUBSIDIARIES

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                      DECEMBER 31, 1995 AND MARCH 31, 1996
                                  (UNAUDITED)

(1)  PRO FORMA ADJUSTMENTS

     In preparing the accompanying pro forma financial statements, the following adjustments have been made:

  DATIS ACQUISITION

          (1) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the purchase price. These intangible assets and their lives are as follows:

     Software.................................................   $    233,000     5 years
     Databases................................................   $     17,000     5 years
     Goodwill.................................................   $ 16,485,000    20 years

          (2) Reflects the benefit of the Datis tax losses which are offset by the taxable income of the Company.

  CHAMP ACQUISITION

          (3) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the purchase price. These intangible assets and their lives are as follows:

     Software.................................................   $    859,000     5 years
     Trade Name...............................................   $  1,266,000    12 years
     Assembled Work Force.....................................   $  1,102,000    12 years
     Customer Base............................................   $    595,000    12 years
     Goodwill.................................................   $  1,526,000    12 years

          (4) Reflects the reversal of the non-recurring write-off of acquired in-process research and development costs.

          (5) Reflects the tax provision related to CHAMP operations and the tax effects of pro forma adjustments described in notes 3 and 4 above.

  CHKS ACQUISITION

          (6) Reflects the additional amortization of goodwill recorded as a result of the allocation of the purchase price over a period of 15 years.

          (7) Reflects the interest expense related to the notes payable issued in connection with the purchase.

          (8) Reflects the tax benefit of the pro forma adjustment described in note 7 above.

          (9) Reflects the reversal of the minority interest.

  RESPONSE ACQUISITION

          (10) Reflects the impact of the allocation of the purchase price to intangible assets and the additional amortization expense recorded as a result of the allocation.
     These assets and their lives are as follows:

     Software                                                          $182,000       5 years
     Assembled Work Force                                              $133,000      12 years
     Customer Base                                                     $393,000      12 years
     Goodwill                                                          $205,039      15 years

          (11) Reflects the reduction of short-term investments and the related interest income which would have occurred had the Response acquisition been funded out of the Company's existing short-term investments.

          (12) Reflects the reduction of certain assets to their estimated realizable value and the recording of certain liabilities related to the acquisition and the repayment of certain debt in accordance with the acquisition agreement.

          (13) Reflects the tax benefits of the pro forma adjustments described in note 11 above.

          (14) Reflects the elimination of historical stockholder equity.

  LBA ACQUISITION

          (15) To record the salaries, wages and benefits payable to certain executives of LBA as if the compensation arrangements to be in effect with these employees subsequent to the acquisition were in place at the beginning of the period presented.

          (16) Reflects the reversal of intangible assets and amortization expense recorded on the prior basis of accounting, the write-off of acquired in process research and development costs and the recording of intangible assets and additional amortization of intangible assets as a result of the allocation of the purchase price. These assets and their lives are as follows:

    Software and technology                                        $13,435,000      6 years

    Assembled Work Force                                           $ 4,080,000      10 years

    Customer Base                                                  $ 5,178,000      10 years

     Goodwill                                                      $37,170,000      20 years

          (17) Reflects the reduction of short-term investments, additional debt and additional interest expense which would have resulted had the acquisition occurred at the beginning of the period.

          (18) Reflects the debt acquisition costs incurred in connection with the debt.

          (19) Reflects the value of acquired tax net operating loss carryforwards.

          (20) Reflects the tax benefits of the pro forma adjustments described in notes 15, 16 and 17 above.

          (21) Reflects the elimination of historical stockholder equity including a one-time charge related to acquired in-process research and development costs of approximately $41.2 million.

  OFFERING ADJUSTMENTS

          (22) Reflects the receipt and application of the net proceeds of the offering to the Company at an assumed offering price of $66 3/8 per share.

          (23) Reflects the reversal of interest expense and additional interest income which would have occurred had the offering occurred at the beginning of the periods presented.

          (24) Reflects the tax benefits of the pro forma adjustments described in note 23 above.

(2)  NET INCOME PER SHARE

     The number of shares used to calculate net income per share is determined based on the weighted average number of shares outstanding using the treasury stock method for outstanding stock options. In the columns of the statement reflecting net income for the period, the weighted average number of shares includes the impact of using the treasury stock method for outstanding stock options as such stock options are dilutive to earnings per share. In the columns reflecting a loss for the period, the impact of the outstanding stock options is not included in the calculation of weighted average shares outstanding as such options are antidilutive.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                  PAGE
Prospectus Summary.............................       3
Risk Factors...................................       6
Price Range of Common Stock....................       9
Dividend Policy................................       9
Use of Proceeds................................      10
Capitalization.................................      10
Selected Consolidated Financial Data...........      11
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................      13
Business.......................................      20
Management.....................................      28
Principal and Selling Stockholders.............      32
Underwriting...................................      34
Legal Matters..................................      35
Experts........................................      35
Additional Information.........................      36
Incorporation of Certain Information by
  Reference....................................      37
Index to Financial Statements..................     F-1

                                2,216,696 SHARES
                            (HCIA logo appears here)

                                  COMMON STOCK

                                   PROSPECTUS

                              MERRILL LYNCH & CO.
                               ALEX. BROWN & SONS
                                  INCORPORATED
                               HAMBRECHT & QUIST
                             MONTGOMERY SECURITIES
                         ROBERTSON, STEPHENS & COMPANY

                                             , 1996

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     The following table sets forth a statement of all expenses payable by the Registrant in connection with the registration of the Common Stock covered hereby.

     SEC Registration Fee........................................................................   $  44,611
     NASD Fee....................................................................................      13,437
     Accounting Fees and Expenses................................................................      **
     Legal Fees and Expenses.....................................................................      **
     Blue Sky Fees and Expenses..................................................................       7,000
     NASDAQ Listing Fee..........................................................................      17,500
     Miscellaneous Fees and Expenses.............................................................      **
                                                                                                    ---------
            Total................................................................................   $  **
                                                                                                    =========

 * Except for the SEC Registration Fee and NASD Fee, all expenses are estimated.

** To be supplied by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Registrant may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Registrant, or while a director, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Registrant, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Registrant. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Registrant's Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by Section 2-418; and (ii) the Registrant shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Registrant or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Registrant may only indemnify the director for any expenses (including, attorneys' fees) incurred in connection with such action, suit or proceeding.

     Section 2-418 of the MGCL further provides that unless limited by the Registrant's Charter, the Registrant: (i) shall (a) indemnify an officer of the Registrant if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Registrant if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Registrant to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Registrant's Board of Directors or contract.

     The Registrant's Bylaws provide that the Registrant shall indemnify: (i) any individual who is a present or former director or officer of the Registrant; or (ii) any individual who serves or has served in another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director or officer, or as a partner or trustee of such partnership or employee benefit plan, at the request of the Registrant and who by reason of service in that capacity was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted under the MGCL. The Registrant may, with the approval of its Board of Directors, provide such indemnification for a person who formerly served a predecessor of the Registrant in any of the capacities described in (i) or (ii) above and for any employee or agent of the Registrant or a predecessor of the Registrant.

     The Registrant's Bylaws also provide that the reasonable expenses incurred by a director or officer who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid or reimbursed by the Registrant in advance of the final disposition of the proceeding upon receipt by the Registrant of: (i) a written affirmation by the party seeking indemnification that he has a good faith belief that the standard of conduct necessary for indemnification by the Registrant has been met; and (ii) a written undertaking by or on behalf of the party seeking indemnification to repay the amount if it shall ultimately be determined that such standard of conduct has not been met.

     The Registrant's Charter provides that, to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages. The Registrant's Charter also provides that except as the Bylaws of the Registrant may otherwise provide, no indemnification shall be provided for any director or officer or for any employee or agent of the Registrant or any predecessor of the Registrant or any other entity.

     The provisions in the Charter and Bylaws do not eliminate the duty of care. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Maryland law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the MGCL. These provisions also do not affect a director's or officer's responsibilities under any other law, such as the federal or state securities laws or state or federal environmental laws.

     The Underwriting Agreement (a form of which is filed as Exhibit 1.1 hereto) will provide that the Underwriters shall indemnify and hold harmless the Selling Stockholders, the Registrant and each director, officer or controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement or Prospectus based upon certain information furnished to the Registrant by the Underwriters for use in the preparation thereof.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS

EXHIBIT
NUMBER                                                 DESCRIPTION

 1.1     * Proposed form of Underwriting Agreement by and among the Registrant, the Selling Stockholders and the
         Underwriters.

 2.1     ++ Agreement and Plan of Reorganization by and among the Registrant, HCIA Sub Inc. and HealthVISION, Inc.

EXHIBIT
NUMBER                                                 DESCRIPTION
 3.1     ** Articles of Amendment and Restatement of the Registrant.

 3.2     *** Amended and Restated Bylaws of the Registrant.

 5.1     * Opinion of Whiteford, Taylor & Preston L.L.P. (including the consent of such firm).

10.1     ** Employment Agreement dated as of January 1, 1995 by and between the Registrant and George D. Pillari.

10.2     *** Agreement dated October 13, 1992 by and among the Registrant, AMBAC Inc. and George D. Pillari.

10.3     *** Agreement dated September 20, 1994 by and among the Registrant, AMBAC Inc., AMBAC Indemnity
         Corporation and George D. Pillari.

10.4     ** HCIA Inc. 1994 Stock and Incentive Plan.

10.5.1   *** Agreement dated June 11, 1990 by and among Voluntary Hospitals of America, Inc., the Commission on
         Professional and Hospital Activities and the Registrant ("VHA Agreement").

10.5.2   *** Addendum to VHA Agreement dated January 11, 1995.

10.6.1   *** Agreement for Development and Implementation of EPO Utilization Data Audit dated January 1, 1992 by and between Amgen Inc. and the Registrant, as amended.

10.6.2   * Fifth Amendment to Agreement for Development and Implementation of EPO Utilization Data Audit dated
         June 12, 1996.

10.7     *** Asset Purchase Agreement dated March 10, 1994 by and between HCIA Software Systems, Inc. and the
         Registrant.

10.8     *** Agreement dated December 4, 1992 by and among Healthcare Knowledge Resources, Inc., the Registrant and the Commission on Professional and Hospital Activities.

10.9     ** Non-Employee Directors Stock Option Plan.

10.10    *** Maryland Full-Service Office Lease dated November 22, 1991 by and between FBC&G Limited Partnership and AMBAC Inc., as amended.

10.11    *** Lease dated March 2, 1992 by and between Domino's Pizza, Inc. and the Registrant, as amended.

10.12    *** Incentive Compensation Plan.

10.13    *** Tax Sharing Agreement by and among AMBAC Inc., AMBAC Indemnity Corporation, American Municipal Bond
         Holding Company and the Registrant dated as of July 18, 1991.

10.14    ** Registration Rights Agreement dated August 10, 1995 by and among the Registrant, George D. Pillari,
         AMBAC Inc. and AMBAC Indemnity Corporation.

11.1     Statement regarding Computation of Per Share Earnings.

21.1     + Subsidiaries of the Registrant.

23.1.1   Consent of KPMG Peat Marwick LLP.

23.1.2   Consent of KPMG Peat Marwick LLP.

23.1.3   Consent of KPMG Peat Marwick LLP.

23.2     Consent of Price Waterhouse LLP.

23.3   Consent of Ernst & Young LLP.


EXHIBIT
NUMBER                                                 DESCRIPTION
23.4     *Consent of Whiteford, Taylor & Preston L.L.P. (included in Exhibit 5.1).

24.1     Power of Attorney (included as part of the signature page of this Registration Statement).

  * To be filed by amendment.

 ** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-94946).

*** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-88226).

  + Incorporated by reference to the Registrant's Annual Report on Form 10-K for the Year ended December 31, 1995.

 ++ Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 22, 1996.

(B) FINANCIAL STATEMENT SCHEDULES

Schedule II -- Valuation and Qualifying Accounts

- ------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on July 23, 1996.

                                          HCIA INC.

                                          By: /s/ George D. Pillari
                                          George D. Pillari, Chairman of the
                                          Board
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each director whose signature appears below constitutes and appoints Barry C. Offutt and Charles A. Berardesco, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign for the undersigned any and all amendments or post-effective amendments to this Registration Statement on Form S-3 relating to the issuance of Common Stock of the Registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. We hereby confirm all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                          DATE

                        /s/ George D. Pillari           Chairman of the Board, President        July 23, 1996
                                                          and Chief Executive Officer
                  GEORGE D. PILLARI                       (principal executive officer)

                         /s/ Barry C. Offutt            Senior Vice President and Chief         July 23, 1996
                                                          Financial Officer (principal
                   BARRY C. OFFUTT                        financial and accounting
                                                          officer)

                      /s/ Phillip B. Lassiter           Director                                July 23, 1996
                 PHILLIP B. LASSITER

                         /s/ Richard Dulude             Director                                July 23, 1996
                    RICHARD DULUDE

                         /s/ Richard Berman             Director                                July 23, 1996
                    RICHARD BERMAN

                        /s/ W. Grant Gregory            Director                                July 23, 1996
                   W. GRANT GREGORY

                         /s/ Mark C. Rogers             Director                                July 23, 1996
                    MARK C. ROGERS

                         /s/ Carl J. Schramm            Director                                July 23, 1996
                   CARL J. SCHRAMM

                                 EXHIBIT INDEX

EXHIBIT                                                                                                 SEQUENTIAL
NUMBER                                           DESCRIPTION                                             PAGE NO.

 1.1     * Proposed form of Underwriting Agreement by and among the Registrant, the Selling
         Stockholders and the Underwriters.

 2.1     ++ Agreement and Plan of Reorganization by and among the Registrant, HCIA Sub Inc. and HealthVISION, Inc.

 3.1     ** Articles of Amendment and Restatement of the Registrant.

 3.2     *** Amended and Restated Bylaws of the Registrant.

 5.1     * Opinion of Whiteford, Taylor & Preston L.L.P. (including the consent of such firm).

10.1     ** Employment Agreement dated as of January 1, 1995 by and between the Registrant and George
         D. Pillari.

10.2     *** Agreement dated October 13, 1992 by and among the Registrant, AMBAC Inc. and George D.
         Pillari.

10.3     *** Agreement dated September 20, 1994 by and among the Registrant, AMBAC Inc., AMBAC
         Indemnity Corporation and George D. Pillari.

10.4     ** HCIA Inc. 1994 Stock and Incentive Plan.

10.5.1   *** Agreement dated June 11, 1990 by and among Voluntary Hospitals of America, Inc., the
         Commission on Professional and Hospital Activities and the Registrant ("VHA Agreement").

10.5.2   *** Addendum to VHA Agreement dated January 11, 1995.

10.6.1   *** Agreement for Development and Implementation of EPO Utilization Data Audit dated January
         1, 1992 by and between Amgen Inc. and the Registrant, as amended.

10.6.2   * Fifth Amendment to Agreement for Development and Implementation of EPO Utilization Data
         Audit dated June 12, 1996.

10.7     *** Asset Purchase Agreement dated March 10, 1994 by and between HCIA Software Systems, Inc.
         and the Registrant.

10.8     *** Agreement dated December 4, 1992 by and among Healthcare Knowledge Resources, Inc., the
         Registrant and the Commission on Professional and Hospital Activities.

10.9     ** Non-Employee Directors Stock Option Plan.

10.10    *** Maryland Full-Service Office Lease dated November 22, 1991 by and between FBC&G Limited
         Partnership and AMBAC Inc., as amended.

10.11    *** Lease dated March 2, 1992 by and between Domino's Pizza, Inc. and the Registrant, as amended.

10.12    *** Incentive Compensation Plan.

10.13    *** Tax Sharing Agreement by and among AMBAC Inc., AMBAC Indemnity Corporation, American
         Municipal Bond Holding Company and the Registrant dated as of July 18, 1991.

10.14    ** Registration Rights Agreement dated August 10, 1995 by and among the Registrant, George
         D. Pillari, AMBAC Inc. and AMBAC Indemnity Corporation.

11.1     Statement regarding Computation of Per Share Earnings.

21.1     + Subsidiaries of the Registrant.

23.1.1   Consent of KPMG Peat Marwick LLP.

EXHIBIT                                                                                                 SEQUENTIAL
NUMBER                                           DESCRIPTION                                             PAGE NO.
23.1.2   Consent of KPMG Peat Marwick LLP.

23.1.3   Consent of KPMG Peat Marwick LLP.

23.2     Consent of Price Waterhouse LLP.

23.3     Consent of Ernst & Young LLP.

23.4     *Consent of Whiteford, Taylor & Preston L.L.P. (included in Exhibit 5.1).

24.1     Power of Attorney (included as part of the signature page of this Registration Statement).

  * To be filed by amendment.

 ** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-94946).

*** Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-88226).

  + Incorporated by reference to the Registrant's Annual Report on Form 10-K for the Year ended December 31, 1995.

 ++ Incorporated by reference to the Registrant's Current Report on Form 8-K dated July 22, 1996.